Exhibit 10.4

AMENDED AND RESTATED LOAN AGREEMENT

Dated as of May 22, 2008

Between

HARRAH’S LAS VEGAS PROPCO, LLC, HARRAH’S ATLANTIC CITY PROPCO,

LLC, RIO PROPCO, LLC, FLAMINGO LAS VEGAS PROPCO, LLC, HARRAH’S

LAUGHLIN PROPCO, LLC, AND PARIS LAS VEGAS PROPCO, LLC,

collectively, as Borrower

and

JPMORGAN CHASE BANK, N.A.,

as Lender

-i-

-ii-

SCHEDULES

Schedule I	–	List, Addresses and Tax Identification Numbers of Borrowers
Schedule II	–	Properties – Allocated Loan Amounts
Schedule III	–	Tax Identification Numbers of Operating Companies
Schedule IV	–	Collection Account Agreements
Schedule V	–	Off-Shore Accounts
Schedule VI	–	Operating Leases
Schedule VIA	–	Operating Lease Guaranty
Schedule VII	–	Permitted Fund Managers
Schedule VIII	–	Organizational Chart
Schedule IX	–	Gaming Licenses
Schedule X	–	Rent Roll/Space Leases
Schedule XI	–	Intellectual Property
Schedule XII	–	Recognition Agreement
Schedule XIII	–	First Mezzanine Borrower
Schedule XIV	–	Second Mezzanine Borrower
Schedule XV	–	Third Mezzanine Borrower
Schedule XVI	–	Fourth Mezzanine Borrower
Schedule XVII	–	Fifth Mezzanine Borrower
Schedule XVIII	–	Sixth Mezzanine Borrower
Schedule XIX	–	Seventh Mezzanine Borrower
Schedule XX	–	Eighth Mezzanine Borrower
Schedule XXI	–	Ninth Mezzanine Borrower
Schedule XXII	–	Convention Center Parcel
Schedule XXIII	–	Exception Report
Schedule XXIV	–	Litigation
Schedule XXV	–	Description of O’Shea’s

Exhibit A	–	Form of Opinion of Interest Rate Cap Provider
Exhibit B	–	Form of Completion Guaranty

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AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT, dated as of May 22, 2008 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between JPMORGAN CHASE BANK, N.A., a banking association chartered under the laws of the United States of America, having an address at 270 Park Avenue, New York, New York 10017 (“Lender”) and HARRAH’S LAS VEGAS PROPCO, LLC, a Delaware limited liability company (together, with its successors and permitted assigns, “Harrah’s LV Individual Borrower”), HARRAH’S ATLANTIC CITY PROPCO, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Harrah’s AC Individual Borrower”), RIO PROPCO, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Rio Individual Borrower”), FLAMINGO LAS VEGAS PROPCO, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Flamingo Individual Borrower”), PARIS LAS VEGAS PROPCO, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Paris Individual Borrower”), and HARRAH’S LAUGHLIN PROPCO, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Laughlin Individual Borrower”; Harrah’s LV Individual Borrower, Harrah’s AC Individual Borrower, Rio Individual Borrower, Flamingo Individual Borrower, Paris Individual Borrower and Laughlin Individual Borrower, collectively, the “Borrower”), each having its principal place of business at the addresses set forth on Schedule I attached hereto.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Loan Agreement, dated as of January 28, 2008 (the “Original Agreement”), by and between Lender, Harrah’s LV Individual Borrower, Harrah’s AC Individual Borrower, Rio Individual Borrower, Flamingo Individual Borrower, Tahoe Propco, LLC, a Delaware limited liability company (“Original Tahoe Borrower”), and Showboat Atlantic City Propco, LLC, a Delaware limited liability company (“Original Showboat Borrower”; Original Tahoe Borrower and Original Showboat Borrower; each an “Original Released Borrower”; Harrah’s LV Individual Borrower, Harrah’s AC Individual Borrower, Rio Individual Borrower, Flamingo Individual Borrower, Original Tahoe Borrower and Original Showboat Borrower, collectively, the “Original Borrower”), Lender made a loan to Original Borrower in the original principal amount of Four Billion and No/100 Dollars ($4,000,000,000.00) (the “Original Loan”) as of January 28, 2008 (the “Original Closing Date”);

WHEREAS, pursuant to Section 2.5.2 of the Original Agreement, Original Borrower agreed to promptly use all reasonable best efforts to substitute, and Lender agreed (subject to the terms set forth in Section 2.5.2 of the Original Agreement) that it shall accept the substitution of, the Paris Las Vegas (as defined below) and Harrah’s Laughlin (as defined below) for the Individual Properties (as such term is defined in the Original Loan Agreement) referred to as “Harrah’s Lake Tahoe”, “Harvey’s Lake Tahoe”, “Bill’s Lake Tahoe” and “Showboat Atlantic

City” and the portion of the Flamingo Las Vegas (as defined below) known as “O’Shea’s”, as more particularly described as “Parcel 2” on Schedule XXV hereto (“O’Shea’s”) in a reasonably satisfactory manner, provided that certain conditions precedent to Lender’s obligation to accept such substitution were satisfied;

WHEREAS, the conditions precedent set forth in Section 2.5.2 of the Original Agreement (except for those conditions precedent with respect to the release of “O’Shea’s”) were satisfied to the satisfaction of (or otherwise waived by) Lender, and notwithstanding that the “O’Shea’s” will not be released as of the date hereof, Borrower and Lender hereby agree to substitute the Paris Las Vegas and Harrah’s Laughlin for the Individual Properties (as such term is defined in the Original Agreement) referred to as “Harrah’s Lake Tahoe”, “Harvey’s Lake Tahoe”, “Bill’s Lake Tahoe” and “Showboat Atlantic City”;

WHEREAS, in connection with the aforementioned, Lender and Borrower have agreed to amend and restate the Original Agreement in its entirety pursuant to, and in accordance with, this Agreement, in order to evidence such changes to the Original Loan (the Original Loan as so amended, the “Loan”), including, without limitation, (i) the substitution of the Paris Las Vegas and Harrah’s Laughlin for “Harrah’s Lake Tahoe”, “Harvey’s Lake Tahoe”, “Bill’s Lake Tahoe” and “Showboat Atlantic City”, and (ii) the substitution of the Original Tahoe Borrower and Original Showboat Borrower with Paris Individual Borrower and Laughlin Individual Borrower as “Borrowers” with respect to the Loan;

WHEREAS, Borrower and Lender have agreed to execute this Agreement and this Agreement shall supersede the Original Agreement as to Borrower and Lender with regard to the Loan.

NOW THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, as well as the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1. Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Counterparty” shall mean any counterparty to the Interest Rate Cap Agreement that has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, a long-term unsecured debt rating of at least “A+” by S&P and “Aa3” from Moody’s, which rating shall not include a “t” or otherwise reflect a termination risk and is otherwise reasonably acceptable to Lender.

“Additional Insolvency Opinion” shall have the meaning set forth in Section 4.1.30(c) hereof.

“Additional True Lease Opinion” shall have the meaning set forth in Section 4.1.30(d) hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Aggregate Material Adverse Effect” shall mean any event or condition that, either singly or in the aggregate, could reasonably be expected to have or result in a material adverse effect upon (a) the business, operations, economic performance, prospects, assets or condition (financial or otherwise) of (i) Borrower (taken as a whole), (ii) Guarantor, (iii) Operating Company (taken as a whole), (iv) the Operating Lease or the Operating Lease Guaranty (taken as a whole) or (v) the Properties (taken as a whole), the Hotel Components (taken as a whole) or the Casino Components (taken as a whole); (b) the ability of Borrower (taken as a whole) or Guarantor to perform, in all material respects, its obligations under the Loan Documents (taken as a whole) to which it is a party; (c) the ability of Operating Company (taken as a whole) to perform, in all material respects, the obligations under the Operating Leases (taken as a whole) or the ability of Guarantor (Operating Lease) (taken as a whole) to perform, in all material respects, the obligations under the Operating Lease Guaranty (taken as a whole); (d) the enforceability or validity of (i) the Operating Lease or the Operating Lease Guaranty (taken as a whole), (ii) the Loan Documents (taken as a whole) or the perfection or priority of the Liens created under the Loan Documents (taken as a whole); (e) the value of, or cash flow from, the Properties or the operations thereof (taken as a whole); or (f) the material rights, interests and remedies of Lender under the Loan Documents (taken as a whole).

“Allocated Loan Amount” shall mean, for an Individual Property, the amount set forth on Schedule II attached hereto.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration” shall mean, with respect to any Individual Property, any alteration, improvement, demolition, construction or removal of all or any portion of the Improvements at such Individual Property.

“Annual Budget” shall mean, individually and collectively as the context requires, (a) the Borrower Annual Budget and (b) the Operating Company Annual Budget.

“Applicable Interest Rate” shall mean the rate or rates at which the outstanding principal amount of the Loan bears interest from time to time in accordance with the provisions of Section 2.2.3 hereof.

“Approved Guarantor” means (x) Holdings, for so long Holdings meets the Minimum Value Test, or (y) any other guarantor that meets the Minimum Value Test and is otherwise reasonably satisfactory to Lender.

“Assignee” shall have the meaning set forth in Section 9.5 hereof.

“Assignment and Acceptance” shall have the meaning set forth in Section 9.8. hereof.

“Assignment of Leases” shall mean (a) with respect to each Individual Property (other than a Swap Property), that certain first priority Assignment of Leases and Rents, dated as of the Original Closing Date, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s interest in and to the Leases and Rents affecting such Individual Property as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, and (b) with respect to each Swap Property, that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s interest in and to the Leases and Rents affecting such Individual Property as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation with respect to all or any part of any Individual Property.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of its property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Basic Carrying Costs” shall mean, for any period, with respect to each Individual Property, the sum of the following costs associated with such Individual Property for such period: (a) Taxes and (b) Insurance Premiums.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns. As used herein, the term “Borrower” shall mean one of the Borrowers individually, or the Borrowers collectively, as the context shall require.

“Borrower Agent” shall have the meaning set forth in Section 10.6 hereof.

“Borrower Annual Budget” shall mean the operating budget of Borrower, prepared by Borrower for the applicable Fiscal Year or other period.

“Borrower Entity” shall have the meaning set forth in Section 11.1 hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions, tenant improvements and Fixtures).

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in accordance with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person.

“Captive Insurance Company” shall have the meaning set forth in Section 6.1(c) hereof.

“Cash Management Account” shall have the meaning set forth in Section 2.6.3 hereof.

“Casino Components” shall mean, collectively, those portions of each Individual Property devoted to the operation of casino gaming operations, including (without limitation) those areas devoted to the conduct of games of chance, facilities associated directly with gaming operations including, without limitation, casino support areas such as surveillance and security areas, cash cages, counting and accounting areas and gaming back-of-the-house areas in each case, to the extent the operation thereof requires a Gaming License under applicable Gaming Laws. The Casino Components are more particularly described and set forth in each Operating Lease, as appropriate.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii)(A) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Central Bank Pledge” shall have the meaning set forth in Section 9.5 hereof.

“Change in Control” shall mean (1) a “Change in Control” as defined in the Credit Agreement, dated as of the Original Closing Date, among Hamlet Merger Inc., a Delaware corporation, Harrah’s Operating Company, Inc., a Delaware corporation, the Lenders party thereto from time to time, Bank of America, N.A., as administrative agent and collateral agent for the Lenders, and certain other parties thereto, or (2) a Change in Control as defined in clause (b) of said definition except that references therein to Borrower shall be deemed to refer to Holdings.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall have the meaning set forth in the First Mezzanine Loan Agreement, the Second Mezzanine Loan Agreement, the Third Mezzanine Loan Agreement, the Fourth Mezzanine Loan Agreement, the Fifth Mezzanine Loan Agreement, the Sixth Mezzanine Loan Agreement, the Seventh Mezzanine Loan Agreement, the Eighth Mezzanine Loan Agreement or the Ninth Mezzanine Loan Agreement, as the context shall require.

“Collateral Assignment of Interest Rate Cap Agreement” shall mean that certain Amended and Restated Collateral Assignment of Interest Rate Cap Agreement, dated as of the date hereof, executed by Borrower and Lender in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Collection Account” shall mean, individually or collectively as the context indicates, (a) those certain segregated Eligible Accounts established by each Operating Company with Collection Bank into which Operating Company shall cause all credit card receipts and all Revenues to be deposited pursuant to the terms hereof, and (b) subject to the terms hereof, such replacement collection account or accounts established by Operating Company at any successor Collection Bank designated from time to time in accordance with the terms hereof.

“Collection Account Agreement” shall mean, collectively, (i) each of the agreements entered into among Lender, Borrower and each Collection Bank set forth on Schedule IV attached hereto and (ii) any agreement entered into by Lender, Borrower and any replacement Collection Bank, in each case as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Collection Banks” shall mean (a) any Eligible Institution(s) designated by Borrower as Collection Bank and reasonably approved by Lender from time to time in accordance with the terms hereof, or (b) any other financial institution otherwise reasonably approved by Lender and, if a Securitization has occurred, with respect to which a Rating Agency Confirmation has been obtained.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income of such Person for such period, on a consolidated basis; provided, however, that, without duplication,

(i) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto), including, without limitation, any severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to new product lines, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, shall be excluded,

(ii) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(iii) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the management of the Borrower) shall be excluded,

(iv) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(v) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(vi) any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, shall be excluded,

(vii) any non-cash compensation charge or expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded,

(viii) accruals and reserves that are established or adjusted within twelve months after the Original Closing Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded,

(ix) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded,

(x) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included,

(xi) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded, and

(xii) non-cash charges for deferred tax asset valuation allowances shall be excluded.

“Contribution Agreement” shall mean that certain Amended and Restated Contribution Agreement, dated as of the date hereof, between Borrower and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Convention Center Parcel” shall mean the parcel shown on Schedule XXII and comprising a part of the Harrah’s Atlantic City Property.

“Convention Center Project” shall mean that certain conference center currently contemplated to be constructed on the Convention Center Parcel by the Borrower and/or the Operating Company owning the Harrah’s Atlantic City Property, and more fully described in the schematic designs for the Convention Center Project provided by Borrower to Lender. The Convention Center Project will not be funded with the proceeds of the Loan (but will be funded by Borrower, including with capital contributions).

“Counterparty” shall mean, with respect to the Interest Rate Cap Agreement and any Replacement Interest Rate Cap Agreement, any Acceptable Counterparty.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.2(b) hereof.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Notes together with all interest accrued and unpaid thereon (including any interest that would accrue on the outstanding principal amount of the Loan through and including the end of any applicable Interest Period, even if such Interest Period extends beyond any applicable Payment Date, prepayment date or the Maturity Date) and all other sums due to Lender in respect of the Loan under the Notes, this Agreement, the Mortgages and the other Loan Documents.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under this Agreement and the Notes.

“Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:

(a) the numerator is EBITDAR of the Operating Company for the four (4) quarter period preceding the date of determination, as set forth in the financial statements required hereunder; and

(b) the denominator is the sum of (i) the aggregate amount of Debt Service which was due and payable for such preceding four (4) quarter period calculated, for these purposes, assuming that (A) the spread is the Spread and (B) LIBOR is equal to the lesser of (y) LIBOR on the date of determination, or (z) the applicable Strike Price, (ii) the aggregate amount of Mezzanine Debt Service which was due and payable for such preceding four (4) quarter period calculated, for these purposes, assuming that (A) the spread on the Mezzanine Loans is the “Spread” as defined in each Mezzanine Loan Agreement and (B) LIBOR is equal to the lesser of (y) LIBOR on the date of determination, or (z) the applicable Strike Price, and (iii) the aggregate amount of the Permitted Mezzanine Debt Service which was due and payable for such preceding four (4) quarter period (or the annualized amount, if the Permitted Mezzanine Loan were outstanding for less than 12 calendar months) calculated, for these purposes, assuming that (A) the spread on the Permitted Mezzanine Loan is the “Spread” as defined in the documents evidencing the Permitted Mezzanine Loan Documents and (B) LIBOR is equal to the lesser of (y) LIBOR on the date of determination, or (z) the strike price under the related interest rate cap purchased in connection with the Permitted Mezzanine Loan;

provided, however, that, solely for the purpose of Section 2.5, the Debt Service Coverage Ratio shall be determined as described in Section 2.5.1(c).

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) two percent (2%) above the Applicable Interest Rate.

“Delinquency” shall mean, with respect to each Individual Property, the latest date on which Taxes or Other Charges may be paid (with respect to such Individual Property) without the payment of a premium, penalty or interest.

“Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) London Business Days prior to the fifteenth (15th) day of the calendar month in which such Interest Period commences.

“Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents or marketing materials, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.

“EBITDAR” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person plus the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (vi) below reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDAR is being determined):

(i) provision for Taxes based on income, profits or capital for such period, including, without limitation, state, franchise and similar taxes and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examinations),

(ii) Interest Expense for such period (net of interest income for such period),

(iii) depreciation and amortization expenses for such period including, but not exclusively, the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits,

(iv) any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to any acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (y) any amendment or other modification of such Indebtedness, and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any such Indebtedness,

(v) restructuring charges or reserves (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges), to the extent that such expenses, charges or reserves are considered to be extraordinary expenses under GAAP,

(vi) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of such Person,

(vii) with respect to the Operating Company, the Fixed Rent payable under the Operating Lease, and

(viii) if the Captive Insurance Company shall be utilized to provide terrorism coverage hereunder, the amount of the premiums expended by Borrower to obtain such terrorism coverage to the extent such amount exceeds the Terrorism Premium Limit and such excess is retained by the Captive Insurance Company;

provided that EBITDAR shall be reduced by the sum of the following for the respective period for which EBITDAR is being determined:

(A) management fees equal to the greater of (x) 3 percent per annum of gross revenues at the Properties and (y) the actual management fees payable under any management agreement (provided the foregoing shall not be construed as Lender’s approval of any management agreement except in accordance with the terms hereof), without double counting actual amounts incurred and otherwise reflected in the calculation of EBITDAR, and

(B) FF&E reserves equal to 3 percent per annum of gross hotel and casino revenues at the Properties without double counting actual amounts incurred and otherwise reflected in the calculation of EBITDAR.

“EBITDAR (Closing Date)” shall mean Six Hundred Twenty-Six Million Five Hundred Thousand and No/100 Dollars ($626,500,000.00).

“Eighth Mezzanine Borrower” shall mean, collectively, the entities set forth on Schedule XX hereto, each a Delaware limited liability company, together with their respective successors and permitted assigns. As used herein, the term “Eighth Mezzanine Borrower” shall mean one of the Eighth Mezzanine Borrowers individually, or the Eighth Mezzanine Borrowers collectively, as the context shall require.

“Eighth Mezzanine Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under the Eighth Mezzanine Notes.

“Eighth Mezzanine Lender” shall mean JPMorgan Chase Bank, N.A., in its capacity as the holder of the Eighth Mezzanine Loan, together with its successors and assigns.

“Eighth Mezzanine Loan” shall mean that certain loan in the original principal amount of Two Hundred Seventy Five Million and No/100 Dollars ($275,000,000) made by Eighth Mezzanine Lender to Eighth Mezzanine Borrower as of the Original Closing Date.

“Eighth Mezzanine Loan Agreement” shall mean that certain Amended and Restated Eighth Mezzanine Loan Agreement, dated as of the date hereof, between Eighth Mezzanine Borrower and Eighth Mezzanine Lender, as the same may hereafter be amended, supplemented, or otherwise modified from time to time.

“Eighth Mezzanine Loan Documents” shall mean the Eighth Mezzanine Loan Agreement, the Eighth Mezzanine Notes and all other documents and instruments executed and delivered in connection with the Eighth Mezzanine Loan, as such documents may be amended, modified and restated in accordance with their respective terms.

“Eighth Mezzanine Notes” shall mean the “Notes” as defined in the Eighth Mezzanine Loan Agreement.

“Eligibility Requirements” means, with respect to any Person, that such Person (a) has total assets (in name or under management) in excess of $4,000,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $1,000,000,000, (b) is regularly engaged in the business of owning and operating commercial real estate properties, (c) is not currently, and its principals are not currently, subject to a Bankruptcy Action and for the immediately preceding 10 years, neither it nor any material subsidiary has been subject to a Bankruptcy Action, and (d) has not been, and its principals have not been, convicted and is not under current indictment for a felony or crime involving moral turpitude, has not been found by a court of competent jurisdiction to have violated federal or state securities laws, and is not an organized crime figure.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s and “F-1” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “A” by Fitch and S&P and “A2” by Moody’s). After a Securitization of all or any portion of the Loan, only the ratings of those Rating Agencies rating the Securities shall be taken into account in determining whether institutions or trust companies constitute Eligible Institutions.

“Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.

“Environmental Indemnity” shall mean, collectively (i) that certain Environmental Indemnity Agreement, dated as of January 28, 2008, executed by Original Borrower and Guarantor in connection with the Loan for the benefit of Lender and the Noteholders, as acknowledged and confirmed by Original Borrower and Guarantor herein, and as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time (the “Original Environmental Indemnity”), and (ii) that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Paris Individual Borrower, Laughlin Individual Borrower and Guarantor in connection with the Loan for the benefit of Lender and the Noteholders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Equipment” shall mean, with respect to each Individual Property, any equipment now owned or hereafter acquired by Borrower or Operating Company, which is used at or in connection with the Improvements or such Individual Property or is located thereon or therein, including (without limitation) all Gaming Equipment, all machinery, equipment, furnishings, and electronic data-processing and other office equipment now owned or hereafter acquired by or on behalf of Borrower or Operating Company and any and all additions, substitutions and replacements of any of the foregoing), together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Exchange Act Filing” shall have the meaning set forth in Section 5.1.11(f) hereof.

“FF&E” shall mean, with respect to each Individual Property, collectively, furnishings, fixtures (other than Fixtures) and Equipment located in the guest rooms, hallways, lobbies, restaurants, lounges, meeting and banquet rooms, parking facilities, public areas or otherwise in any portion of such Individual Property, including (without limitation) all fixed asset supplies (including, but not limited to, linen, china, glassware, tableware, uniforms, other hotel inventory and similar items, whether used in connection with public space or guest rooms), beds, chairs, bookcases, tables, carpeting, drapes, couches, luggage carts, luggage racks, bars, bar fixtures, radios, television sets, intercom and paging equipment, electric and electronic equipment, heating, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, cooling and air-conditioning systems, elevators, escalators, stoves, ranges, refrigerators, laundry machines, tools, machinery, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, cabinets, lockers, shelving, dishwashers, garbage disposals, washer and dryers, gaming equipment and other casino equipment and all other customary hotel and casino resort equipment and other tangible property owned by Borrower or Operating Company, or in which Borrower or Operating Company has or shall have an interest, now or hereafter located at such Individual Property and useable in connection with the present or future operation and occupancy of such Individual Property; provided, however, that FF&E shall not include items owned by tenants under space Leases (other than the Operating Lease) or by third party operators (other than Operating Company).

“FF&E Reserve Account” shall have the meaning set forth in Section 7.3 hereof.

“FF&E Reserve Fund” shall have the meaning set forth in Section 7.3 hereof.

“Fifth Mezzanine Borrower” shall mean, collectively, the entities set forth on Schedule XVII hereto, each a Delaware limited liability company, together with their respective successors and permitted assigns. As used herein, the term “Fifth Mezzanine Borrower” shall mean one of the Fifth Mezzanine Borrowers individually, or the Fifth Mezzanine Borrowers collectively, as the context shall require.

“Fifth Mezzanine Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under the Fifth Mezzanine Notes.

“Fifth Mezzanine Lender” shall mean JPMorgan Chase Bank, N.A., in its capacity as the holder of the Fifth Mezzanine Loan, together with its successors and assigns.

“Fifth Mezzanine Loan” shall mean that certain loan in the original principal amount of Two Hundred Seventy Five Million and No/100 Dollars ($275,000,000) made by Fifth Mezzanine Lender to Fifth Mezzanine Borrower as of the Original Closing Date.

“Fifth Mezzanine Loan Agreement” shall mean that certain Amended and Restated Fifth Mezzanine Loan Agreement, dated as of the date hereof, between Fifth Mezzanine Borrower and Fifth Mezzanine Lender, as the same may hereafter be amended, supplemented, or otherwise modified from time to time.

“Fifth Mezzanine Loan Documents” shall mean the Fifth Mezzanine Loan Agreement, the Fifth Mezzanine Notes and all other documents and instruments executed and delivered in connection with the Fifth Mezzanine Loan, as such documents may be amended, modified and restated in accordance with their respective terms.

“Fifth Mezzanine Notes” shall mean the “Notes” as defined in the Fifth Mezzanine Loan Agreement.

“First Mezzanine Borrower” shall mean, collectively, the entities set forth on Schedule XIII hereto, each a Delaware limited liability company, together with their respective successors and permitted assigns. As used herein, the term “First Mezzanine Borrower” shall mean one of the First Mezzanine Borrowers individually, or the First Mezzanine Borrowers collectively, as the context shall require.

“First Mezzanine Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under the First Mezzanine Notes.

“First Mezzanine Lender” shall mean JPMorgan Chase Bank, N.A., in its capacity as the holder of the First Mezzanine Loan, together with its successors and assigns.

“First Mezzanine Loan” shall mean that certain loan in the original principal amount of Three Hundred Million and No/100 Dollars ($300,000,000) made by First Mezzanine Lender to First Mezzanine Borrower as of the Original Closing Date.

“First Mezzanine Loan Agreement” shall mean that certain Amended and Restated First Mezzanine Loan Agreement, dated as of the date hereof, between First Mezzanine Borrower and First Mezzanine Lender, as the same may hereafter be amended, supplemented, or otherwise modified from time to time.

“First Mezzanine Loan Documents” shall mean the First Mezzanine Loan Agreement, the First Mezzanine Notes and all other documents and instruments executed and delivered in connection with the First Mezzanine Loan, as such documents may be amended, modified and restated in accordance with their respective terms.

“First Mezzanine Notes” shall mean the “Notes” as defined in the First Mezzanine Loan Agreement.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Fixed Rent” shall mean the Base Rent (as defined in the Operating Lease) payable under the Operating Lease.

“Fixtures” shall mean, with respect to each Individual Property, all Equipment now owned, or the ownership of which is hereafter acquired, by Borrower which is so related to the Land and the Improvements forming part of the Individual Property in question that it is deemed fixtures or real property under applicable Legal Requirements, including, without limitation, all building or construction materials intended for construction, reconstruction, alteration, decoration or repair of or installation on the applicable Individual Property, construction equipment, appliances, machinery, plant equipment, fittings, apparatuses, fixtures and other items now or hereafter attached to, installed in or used in connection with (temporarily or permanently) any of the Improvements or the Land, including, but not limited to, engines, devices for the operation of pumps, pipes, plumbing, call and sprinkler systems, fire extinguishing apparatuses and equipment, heating, ventilating, incinerating, electrical, air conditioning and air cooling equipment and systems, gas and electric machinery, appurtenances and equipment, pollution control equipment, security systems, disposals, dishwashers, refrigerators and ranges, recreational equipment and facilities of all kinds, and water, electrical, storm and sanitary sewer facilities, utility lines and equipment (whether owned individually or jointly with others, and, if owned jointly, to the extent of Borrower’s interest therein) and all other utilities whether or not situated in easements, all water tanks, water supply, water power sites, fuel stations, fuel tanks, fuel supply, and all other structures, together with all accessions, appurtenances, additions, replacements, betterments and substitutions or any of the foregoing and the proceeds thereof.

“Flamingo Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Flamingo Las Vegas” shall mean that certain Individual Property identified on Schedule II as the “Flamingo Las Vegas” and having a street address of 3555 Las Vegas Boulevard South, Las Vegas, Nevada.

“Force Majeure” shall mean any delay caused by reason of strike, lock-out or other labor trouble, casualty, governmental preemption of priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies or labor resulting therefrom or other causes beyond Borrower’s reasonable control.

“Foreign Taxes” shall have the meaning set forth in Section 2.2.3(e) hereof.

“Fourth Mezzanine Borrower” shall mean, collectively, the entities set forth on Schedule XVI hereto, each a Delaware limited liability company, together with their respective successors and permitted assigns. As used herein, the term “Fourth Mezzanine Borrower” shall mean one of the Fourth Mezzanine Borrowers individually, or the Fourth Mezzanine Borrowers collectively, as the context shall require.

“Fourth Mezzanine Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under the Fourth Mezzanine Notes.

“Fourth Mezzanine Lender” shall mean JPMorgan Chase Bank, N.A., in its capacity as the holder of the Fourth Mezzanine Loan, together with its successors and assigns.

“Fourth Mezzanine Loan” shall mean that certain loan in the original principal amount of Two Hundred Seventy Five Million and No/100 Dollars ($275,000,000) made by Fourth Mezzanine Lender to Fourth Mezzanine Borrower as of the Original Closing Date.

“Fourth Mezzanine Loan Agreement” shall mean that certain Amended and Restated Fourth Mezzanine Loan Agreement, dated as of the date hereof, between Fourth Mezzanine Borrower and Fourth Mezzanine Lender, as the same may hereafter be amended, supplemented, or otherwise modified from time to time.

“Fourth Mezzanine Loan Documents” shall mean the Fourth Mezzanine Loan Agreement, the Fourth Mezzanine Notes and all other documents and instruments executed and delivered in connection with the Fourth Mezzanine Loan, as such documents may be amended, modified and restated in accordance with their respective terms.

“Fourth Mezzanine Notes” shall mean the “Notes” as defined in the Fourth Mezzanine Loan Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Gaming Authorities” shall mean, in any jurisdiction in which Borrower, Operating Company or any of their respective subsidiaries manages or conducts any casino, gaming business or activities, the applicable gaming board, commission, or other governmental gaming regulatory authority, body or agency which (a) has, or may at any time after the Original Closing Date have, jurisdiction over the gaming activities at any of the Properties or any successor to such authority or (b) is, or may at any time after the Original Closing Date be, responsible for interpreting, administering and enforcing the Gaming Laws.

“Gaming Equipment” shall mean any and all gaming devices, gaming device parts inventory and other related gaming equipment and supplies used in connection with the operation of a casino, including (without limitation), slot machines, gaming tables, cards, dice, chips, tokens, player tracking systems, cashless wagering systems, electronic betting systems, mobile gaming systems and associated equipment which are located at the Casino Components, owned or leased by Operating Company or Borrower and used or useable exclusively in the present or future operation of slot machines and live games at the Casino Component, together with all improvements and/or additions thereto.

“Gaming Equipment Facility Agreements” means, collectively, the Loan Agreements entered into as of (a) with respect to each Individual Property (other than the Individual Property located in the State of New Jersey and each Swap Property), the Original Closing Date, (b) with respect to the Individual Property located in the State of New Jersey, February 20, 2008, and (c) with respect to each Swap Property, as of the date hereof, in each case by and between each Borrower and its corresponding Operating Company, as each of the same may hereafter be amended, supplemented, or otherwise modified from time to time.

“Gaming Laws” or “Gaming Regulations” shall mean all applicable constitutions, treaties, laws, statutes and municipal ordinances pursuant to which any Gaming Authority possesses regulatory, licensing or permitting authority over gaming, gambling or casino or casino-related activities and all rules, rulings, orders, ordinances and regulations of any Gaming Authority applicable to the gambling, casino, gaming businesses or casino or casino-related activities of Borrower, Operating Company or any of their respective subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“Gaming License” shall mean, in any jurisdiction in which Borrower, Operating Company or any of their respective subsidiaries conducts any casino and gaming business or activities, any license, qualification, franchise, accreditation, approval, registration, permit, finding of suitability or other authorization relating to gaming, the gaming business or the operation of a casino under the Gaming Laws or required by the Gaming Authorities or otherwise necessary for the operation of gaming, the gaming business or a resort casino.

“Gaming Liquidity Requirement” shall mean the minimum bankroll requirements for cash and cash equivalents required to be maintained by each Operating Company pursuant to Gaming Laws in an amount no greater than is mandated by applicable law, which requirements may be subject to (a) adjustment in an amount equal to any incremental increase or decrease in the amount of the Gaming Liquidity Requirement that is required to be maintained by Operating Company under applicable Gaming Laws as a result of any increase or decrease in gaming business at the applicable Casino Component, or (b) subject to increase or decrease due to any change in the applicable requirements under Gaming Laws generally.

“Gaming Operating Reserve” shall mean, with respect to the Casino Component, such cash funds and reserves that are held and maintained on-site at each Individual Property by Operating Company, in its capacity as the duly licensed operator of the Casino Component, including (without limitation) casino chips, tokens, checks and markers; provided, however, that all such Gaming Operating Reserves (a) are established and maintained in compliance with all applicable Gaming Liquidity Requirements, (b) are solely for use in the day-to-day operation and management of each Casino Component in the ordinary course of business, and (c) in the case of each Individual Property, are in amounts customary and generally comparable for casinos comparable to the Individual Property in question.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence, including, without limitation, all Gaming Authorities having jurisdiction over the Properties (and any operations conducted thereat), Borrower and Operating Company. For the avoidance of doubt, the term “Governmental Authority” shall include, and be deemed to include, all Gaming Authorities.

“Guarantor” shall mean, collectively, Guarantor (FF&E), Guarantor (Recourse Carveouts), Guarantor (Operating Lease) and any guarantor under any completion guaranty provided under Section 5.1.21.

“Guarantor (FF&E)” shall mean any Approved Guarantor. Initially, Guarantor (FF&E) shall mean Holdings, and its successors. If Holdings (or any replacement Guarantor (FF&E)) fails to meet the Minimum Value Test, then Borrower shall replace Holdings (or such replacement Guarantor (FF&E)), as the guarantor under the Guaranty (FF&E), with an Approved Guarantor.

“Guarantor (Operating Lease)” shall mean Holdings, and its successors.

“Guarantor (Recourse Carveouts)” shall mean Holdings, and its successors.

“Guaranty” shall mean, collectively, the Guaranty (FF&E), the Guaranty (Recourse Carveouts), the Operating Lease Guaranty and any completion guaranty provided under Section 5.1.21.

“Guaranty (FF&E)” shall mean that certain Guaranty (FF&E), dated as of the Original Closing Date, from Guarantor (FF&E) to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Guaranty (Recourse Carveouts)” shall mean that certain Guaranty (Recourse Carveouts), dated as of the Original Closing Date, from Guarantor (Recourse Carveouts) to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Harrah’s AC Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Harrah’s Atlantic City Property” shall mean that certain Individual Property identified on Schedule II as “Harrah’s Atlantic City” and having a street address of 777 Harrah’s Boulevard, Atlantic City, New Jersey.

“Harrah’s LV Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Harrah’s Laughlin” shall mean that certain Individual Property identified on Schedule II as “Harrah’s Laughlin” and having a street address of 2900 South Casino Drive, Laughlin, Nevada.

“Holdings” shall mean Harrah’s Entertainment, Inc., and its successors.

“Hotel Components” shall mean, collectively, those portions of each Individual Property devoted to the operation of a hotel and related facilities, excluding the Casino Component, but including (without limitation) (a) all guest rooms and suites, hotel amenities, restaurants, conference centers, meeting, banquet and other public rooms, spa, parking spaces and other facilities of the hotel portion of such Individual Property, and (b) any theaters or performing arts spaces in the Individual Property in question. The Hotel Components are more particularly described and set forth in each Operating Lease, as applicable.

“Improvements” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13 hereof.

“Indemnified Person” shall have the meaning set forth in Section 9.2(b) hereof.

“Independent Director” or “Independent Manager” shall mean a natural person who is not and will not be while serving and has not been during the five years preceding his or her initial appointment to such position any of the following: (a) a stockholder (other than a stockholder who owns a de minimis amount of shares and receive de minimis income therefrom, or who indirectly owns stock through its interest in one or more mutual funds), member (other than as a Special Member or Springing Member of Borrower), director, manager (except in his or her capacity as an Independent Manager on the Board of Managers of Borrower), officer, employee, partner, attorney, trustee or counsel of Borrower or any Affiliate of Borrower or any direct or indirect parent of either of them, including Holdings, (b) a creditor, customer (other than a retail customer of an Individual Property), supplier or other Person who derives any of its purchases or revenues from its activities with Borrower or any Affiliate of Borrower, including Holdings, (c) a Person or other entity controlling or under common control with any such stockholder, partner, member, director, manager or officer, customer, supplier or other Person excluded from serving as Independent Director or Independent Manager described in the foregoing subclause (a) or subclause (b), or (d) a member of the immediate family by blood or marriage of any such stockholder, member, manager, director, officer, employee, partner, attorney, customer, supplier or other Person excluded from serving as Independent Director or Independent Manager in subclause (a) or subclause (b). A natural person who satisfies the foregoing definition other than subclause (b) above shall not be disqualified from serving as an Independent Manager, if such individual is an independent director provided by a nationally recognized company that provides professional independent directors and managers, it being hereby acknowledged and agreed that Corporation Service Company satisfies such criteria. Further, a natural person who otherwise satisfies the foregoing definition except for subclause (a) by reason of being the independent director of a “special purpose entity” affiliated with the Borrower shall not be disqualified from serving as an Independent Director of the Borrower if such individual is either (i) a Professional Independent Director or (ii) the fees and other income that such individual earns from serving as independent director of affiliates of the Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. Notwithstanding the immediately preceding sentence, an Independent Director may not simultaneously serve as Independent Director of the Borrower and independent director of a special purpose entity that owns a direct or indirect equity interest in the Borrower or a direct or indirect interest in any co-borrower with the Borrower. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the “special purpose entity” provisions of this Agreement. Notwithstanding anything herein to the contrary, an Independent Director may not simultaneously serve as Independent Director of a Borrower and an independent director of a special purpose entity that owns a direct or indirect equity interest in any Borrower; provided, however, that one Independent Director of Borrower (but not both Independent Directors simultaneously) may serve as an independent director of each Mezzanine Borrower.

“Individual Material Adverse Effect” shall mean any event or condition that, either singly or in the aggregate, could reasonably be expected to have or result in a material adverse effect upon (a) the business, operations, economic performance, prospects, assets or condition (financial or otherwise) of (i) any Borrower, (ii) Guarantor, (iii) any Operating Company, (iv) any Operating Lease or Operating Lease Guaranty or (v) any Individual Property or any Hotel Component or Casino Component thereon; (b) the ability of any Borrower or Guarantor to perform, in all material respects, its obligations under each of the Loan Documents to which it is a party; (c) the ability of any Operating Company to perform, in all material respects, its obligations under its Lease; (d) the enforceability or validity of (i) any Operating Lease or Operating Lease Guaranty, or (ii) any Loan Document or the perfection or priority of any Lien created under any Loan Document; (e) the value of, or cash flow from, any Individual Property or the operations thereof; or (f) the material rights, interests and remedies of Lender under any of the Loan Documents.

“Individual Property” shall mean, individually, any one of the properties identified on Schedule II (it being, the Improvements thereon and all Fixtures and all Equipment, FF&E and personal property owned by Borrower and encumbered by a Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the Granting Clauses of each Mortgage and referred to therein as the “Property”).

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Cleary Gottlieb Steen & Hamilton LLP in connection with the Loan.

“Institutional Lender” shall mean any Person reasonably acceptable to Lender in all respects that is either (a) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (a) satisfies the Eligibility Requirements; (b) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such Person referred to in this clause (b) satisfies the Eligibility Requirements; (c) an institution substantially similar to any of the foregoing entities described in clauses (a) or (b) that satisfies the Eligibility Requirements; (d) any entity controlled by any of the entities described in clauses (a) or (c) above; or (e) an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager or an entity that is otherwise an Institutional Lender under clauses (a), (b), (c) or (d) of this definition acts as the general partner, managing member or fund manager and at least fifty percent (50%) of the equity interests in such investment fund are owned, directly or indirectly, by one or more entities that are otherwise Institutional Lenders under clauses (a), (b), (c) or (d) of this definition.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Insured Personal Property” shall include, collectively, (i) “Personal Property” as defined in the granting clauses of the Mortgage with respect to each Individual Property, (ii) “Equipment” as defined in the granting clauses of the Mortgage with respect to each Individual Property, (iii) FF&E, and (iv) Equipment.

“Interest Expense” shall mean, with respect to any Person for any period, the sum of (a) gross interest expense of such Person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to equipment financing and equipment leases allocable to interest expense, (b) capitalized interest of such Person, and (c) commissions, discounts, yield and other fees and charges incurred in connection with any indebtedness which are payable to any Person other than Borrower. For purposes of the foregoing, interest on equipment financing or equipment leases shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such equipment financing or equipment lease in accordance with GAAP.

“Interest Period” shall mean (a) for the first interest period hereunder, the period commencing on the Original Closing Date and ending on (and including) February 14, 2008, and (b) for each interest period thereafter (commencing with the interest period beginning on February 15, 2008), the period commencing on the fifteenth (15th) day of each calendar month and ending on (and including) the fourteenth (14th) day of the following calendar month. Each Interest Period above shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period. Notwithstanding the foregoing, Lender shall have the right, in connection with a Securitization, to change the Interest Period and

Payment Date, provided that in doing so, Lender shall not increase Borrower’s costs hereunder (other than the direct costs of implementing such change, such as legal fees, which Borrower hereby agrees to pay).

“Interest Rate Cap Agreement” shall mean, as applicable, an Interest Rate Cap Agreement (together with the confirmation and schedules relating thereto) in form and substance reasonably satisfactory to Lender between Borrower and an Acceptable Counterparty or a Replacement Interest Rate Cap Agreement.

“IP License” shall mean, collectively, those certain License Agreements, dated as of the Original Closing Date (or, with respect to each Swap Property, as of the date hereof), by and between IP Licensor and Borrower.

“IP Licensor” shall mean Harrah’s License Company, LLC, a Nevada limited liability company.

“JPM” shall mean JPMorgan Chase Bank, N.A. and its successors in interest.

“Laughlin Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Lease” shall mean any lease (including the Operating Lease), sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property (other than short term arrangements with transient hotel guests entered into in the usual course of business), and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto (including the Operating Lease Guaranty).

“Legal Requirements” shall mean, with respect to each Individual Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Individual Property or any part thereof (including, without limitation, all Gaming Laws), or affecting the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto (including, without limitation, all Gaming Licenses and Operating Permits), and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower or Operating Company, at any time in force affecting such Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof. Legal Requirements shall include any (x) judicial, administrative or other governmental or quasi governmental order, injunction, writ, judgment, decree, ruling, interpretation, finding or other directive, whether domestic or foreign; (y) arbitrator’s, mediator’s or referee’s decision, finding, award or recommendation; or

(z) charter, rule, regulation or other organizational or governance document of any self-regulatory or governing body or organization. For the avoidance of doubt, the term “Legal Requirements” shall include, and be deemed to include, all applicable Gaming Laws and Gaming Regulations.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Lender’s Share” shall mean a fraction, the numerator of which is the outstanding principal amount of the Loan and the denominator of which is the sum of the outstanding principal amounts of the Loan and the Mezzanine Loans (in each case, as of the date of determination).

“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“LIBOR” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded to the next nearest 1/100 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined conclusively by Lender or its agent. Notwithstanding the foregoing, for the Interest Period ending February 14, 2008, LIBOR was 3.31%.

“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.

“Lien” shall mean, with respect to each Individual Property and the Collateral, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or restriction on transfer of, on or affecting Borrower, any Individual Property or any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances, in each case whether arising by contract, operation of law, or otherwise.

“Loan” shall have the meaning set forth in the recitals hereto.

“Loan Adjustment” shall have the meaning set forth in Section 2.1.6 hereof.

“Loan Amount” shall mean, as determined from time to time, the outstanding principal amount of the Loan.

“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Mortgages, the Assignments of Leases, the Environmental Indemnity, the O&M Agreement, the Guaranty (Recourse Carveouts), the Guaranty (FF&E), the Pledge of Gaming Equipment Facility Agreements, the Collateral Assignment of Interest Rate Cap Agreement, the Contribution Agreement and all other documents executed and/or delivered in connection with the Loan.

“Loan Party” shall mean, collectively, Borrower, Principal and Guarantor.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

“Major Lease” shall mean any of the following: (a) with respect to any Individual Property, any Lease (i) covering in excess of forty thousand (40,000) net rentable square feet at such Individual Property or (ii) made with a tenant that is a tenant under another Lease at such Individual Property (or with a tenant that is an Affiliate of a tenant under another Lease at such Individual Property) if any such Leases, together, cover in excess of forty thousand (40,000) net rentable square feet or more at such Individual Property, (b) any Lease of space at any Individual Property with an Affiliate of Borrower, or (c) any Lease that is not the result of arm’s length negotiations; provided, however, that the Operating Lease shall not constitute a Major Lease for purposes of this Agreement.

“Material Alteration” shall mean any Alteration with respect to all or a portion of any Individual Property that (i) when aggregated with all other Alterations at such Individual Property then being conducted involve an estimated total cost in excess of an amount equal to ten percent (10%) of the sum of the Allocated Loan Amount for such Individual Property and the “Allocated Loan Amounts” under (and as defined in each of) the Mezzanine Loan Agreements for such Individual Property or (ii) when aggregated with all other Alterations at the Properties, including such Individual Property, then being conducted, involve an estimated total cost in excess of an amount equal to five percent (5%) of the sum of the Loan Amount and the Mezzanine Loan Amount (and, as used herein, “Threshold Amount” shall mean whichever of said 5% or 10% amount shall have been exceeded, provided that if both shall have been exceeded, then the lower of such two amounts shall be the “Threshold Amount”); provided, that, in determining whether one or more Alterations comprise a Material Alteration, there shall not be included (a) merely decorative work such as painting, wall papering, carpeting and replacement of FF&E to the extent the same are of a routine and recurring nature and performed in the ordinary course of business; (b) tenant improvement work performed by a tenant pursuant to the terms of any Lease (other than the Operating Lease) entered into in accordance with the terms hereof, so long as such work does not adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, (c) any Alterations which are performed in connection with the Restoration of any portion of any Individual Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement, or (d) the Tower Project or the Convention Center Project.

“Maturity Date” shall mean the Scheduled Maturity Date or such other date on which the final payment of principal of the Notes becomes due and payable as therein or herein provided, whether at such Scheduled Maturity, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Borrowers” shall mean, collectively, First Mezzanine Borrower, Second Mezzanine Borrower, Third Mezzanine Borrower, Fourth Mezzanine Borrower, Fifth Mezzanine Borrower, Sixth Mezzanine Borrower, Seventh Mezzanine Borrower, Eighth Mezzanine Borrower, Ninth Mezzanine Borrower and any New Mezzanine Borrower.

“Mezzanine Debt Service” shall mean, with respect to any particular period of time, the sum of (a) the First Mezzanine Debt Service, (b) the Second Mezzanine Debt Service, (c) the Third Mezzanine Debt Service, (d) the Fourth Mezzanine Debt Service, (e) the Fifth Mezzanine Debt Service, (f) the Sixth Mezzanine Debt Service, (g) the Seventh Mezzanine Debt Service, (h) the Eighth Mezzanine Debt Service, (i) the Ninth Mezzanine Debt Service, and (j) debt service on any New Mezzanine Loan.

“Mezzanine Lenders” shall mean, collectively, First Mezzanine Lender, Second Mezzanine Lender, Third Mezzanine Lender, Fourth Mezzanine Lender, Fifth Mezzanine Lender, Sixth Mezzanine Lender, Seventh Mezzanine Lender, Eighth Mezzanine Lender, Ninth Mezzanine Lender and Lender, as lender under any New Mezzanine Loan.

“Mezzanine Loan Agreements” shall mean collectively, the First Mezzanine Loan Agreement, the Second Mezzanine Loan Agreement, the Third Mezzanine Loan Agreement, the Fourth Mezzanine Loan Agreement, the Fifth Mezzanine Loan Agreement, the Sixth Mezzanine Loan Agreement, the Seventh Mezzanine Loan Agreement, the Eighth Mezzanine Loan Agreement, the Ninth Mezzanine Loan Agreement and any New Mezzanine Loan Agreement.

“Mezzanine Loan Amount” shall mean, as determined from time to time, the outstanding principal amount of the Mezzanine Loans.

“Mezzanine Loan Documents” shall mean, collectively, the First Mezzanine Loan Documents, the Second Mezzanine Loan Documents, the Third Mezzanine Loan Documents, the Fourth Mezzanine Loan Documents, the Fifth Mezzanine Loan Documents, the Sixth Mezzanine Loan Documents, the Seventh Mezzanine Loan Documents, the Eighth Mezzanine Loan Documents, the Ninth Mezzanine Loan Documents and any loan documents entered into in connection with any New Mezzanine Loan.

“Mezzanine Loans” shall mean, collectively, the First Mezzanine Loan, the Second Mezzanine Loan, the Third Mezzanine Loan, the Fourth Mezzanine Loan, the Fifth Mezzanine Loan, the Sixth Mezzanine Loan, the Seventh Mezzanine Loan, the Eighth Mezzanine Loan, the Ninth Mezzanine Loan and any New Mezzanine Loan.

“Mezzanine Notes” shall mean collectively, the First Mezzanine Notes, the Second Mezzanine Notes, the Third Mezzanine Notes, the Fourth Mezzanine Notes, the Fifth Mezzanine Notes, the Sixth Mezzanine Notes, the Seventh Mezzanine Notes, the Eighth Mezzanine Notes, the Ninth Mezzanine Notes and any notes issued pursuant to any New Mezzanine Loan Agreement.

“Minimum Value Test” shall mean, with respect to any Person, that the greater of the book value or the fair market value of the assets of such Person (excluding, for purposes of making such determination, the value of the Properties) exceeds Five Billion and no/100 Dollars ($5,000,000,000.00) in the aggregate, as certified to Lender in an Officer’s Certificate prepared in good faith based on the most recent financial statements of such Person.

“Monthly Disbursements” shall have the meaning provided in Section 2.6.2.

“Monthly FF&E Reserve Amount” means the monthly deposit for FF&E required pursuant to Section 7.3 of this Agreement.

“Monthly Tax and Insurance Amount” means the monthly deposit for Taxes and Insurance required pursuant to Section 7.2 of this Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean (a) with respect to each Individual Property (other than a Swap Property), that certain first priority Mortgage (or Deed of Trust or Deed to Secure Debt) and Security Agreement, dated as of the Original Closing Date, executed and delivered by Borrower as security for the Loan and encumbering such Individual Property, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, and (b) with respect to each Swap Property, that certain first priority Mortgage (or Deed of Trust or Deed to Secure Debt) and Security Agreement, dated as of the date hereof, executed and delivered by Borrower as security for the Loan and encumbering such Swap Property, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“New Mezzanine Borrower” shall have the meaning set forth in Section 2.1.7.

“New Mezzanine Loan” shall have the meaning set forth in Section 2.1.7.

“Ninth Mezzanine Borrower” shall mean, collectively, the entities set forth on Schedule XXI hereto, each a Delaware limited liability company, together with their respective successors and permitted assigns. As used herein, the term “Ninth Mezzanine Borrower” shall mean one of the Ninth Mezzanine Borrowers individually, or the Ninth Mezzanine Borrowers collectively, as the context shall require.

“Ninth Mezzanine Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under the Ninth Mezzanine Notes.

“Ninth Mezzanine Lender” shall mean JPMorgan Chase Bank, N.A., in its capacity as the holder of the Ninth Mezzanine Loan, together with its successors and assigns.

“Ninth Mezzanine Loan” shall mean that certain loan in the original principal amount of Two Hundred Seventy Five Million and No/100 Dollars ($275,000,000) made by Ninth Mezzanine Lender to Ninth Mezzanine Borrower as of the Original Closing Date.

“Ninth Mezzanine Loan Agreement” shall mean that certain Amended and Restated Ninth Mezzanine Loan Agreement, dated as of the date hereof, between Ninth Mezzanine Borrower and Ninth Mezzanine Lender, as the same may hereafter be amended, supplemented, or otherwise modified from time to time.

“Ninth Mezzanine Loan Documents” shall mean the Ninth Mezzanine Loan Agreement, the Ninth Mezzanine Notes and all other documents and instruments executed and delivered in connection with the Ninth Mezzanine Loan, as such documents may be amended, modified and restated in accordance with their respective terms.

“Ninth Mezzanine Notes” shall mean the “Notes” as defined in the Ninth Mezzanine Loan Agreement.

“Note” or “Notes” shall mean, collectively, Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8 and Note A-9.

“Note A-1” shall mean that certain Amended and Restated Promissory Note A-1, dated the date hereof, executed by Borrower and Lender and payable to the order of Lender in the amount of Six Hundred Million Sixty Six Thousand Six Hundred Sixty Six and 67/100 Dollars ($600,066,666.67), as the same may hereafter be amended, supplemented, or otherwise modified from time to time.

“Note A-2” shall mean that certain Amended and Restated Promissory Note A-2, dated the date hereof, executed by Borrower and Lender and payable to the order of Lender in the amount of Six Hundred Million Sixty Six Thousand Six Hundred Sixty Six and 67/100 Dollars ($600,066,666.67), as the same may hereafter be amended, supplemented, or otherwise modified from time to time.

“Note A-3” shall mean that certain Amended and Restated Promissory Note A-3, dated the date hereof, executed by Borrower and Lender and payable to the order of Lender in the amount of Six Hundred Million Sixty Six Thousand Six Hundred Sixty Six and 67/100 Dollars ($600,066,666.67), as the same may hereafter be amended, supplemented, or otherwise modified from time to time.

“Note A-4” shall mean that certain Amended and Restated Promissory Note A-4, dated the date hereof, executed by Borrower and Lender and payable to the order of Lender in the amount of Six Hundred Million Sixty Six Thousand Six Hundred Sixty Six and 67/100 Dollars ($600,066,666.67), as the same may hereafter be amended, supplemented, or otherwise modified from time to time.

“Note A-5” shall mean that certain Amended and Restated Promissory Note A-5, dated the date hereof, executed by Borrower and Lender and payable to the order of Lender in the amount of Six Hundred Million Sixty Six Thousand Six Hundred Sixty Six and 66/100 Dollars ($600,066,666.66), as the same may hereafter be amended, supplemented, or otherwise modified from time to time.

“Note A-6” shall mean that certain Amended and Restated Promissory Note A-6, dated the date hereof, executed by Borrower and Lender and payable to the order of Lender in the amount of Six Hundred Million Sixty Six Thousand Six Hundred Sixty Six and 66/100 Dollars ($600,066,667.66), as the same may hereafter be amended, supplemented, or otherwise modified from time to time.

“Note A-7” shall mean that certain Amended and Restated Promissory Note A-7, dated the date hereof, executed by Borrower and Lender and payable to the order of Lender in the amount of One Hundred Thirty Three Million Two Hundred Thousand and No/100 Dollars ($133,200,000), as the same may hereafter be amended, supplemented, or otherwise modified from time to time.

“Note A-8” shall mean that certain Amended and Restated Promissory Note A-8, dated the date hereof, executed by Borrower and Lender and payable to the order of Lender in the amount of One Hundred Thirty Three Million Two Hundred Thousand and No/100 Dollars ($133,200,000), as the same may hereafter be amended, supplemented, or otherwise modified from time to time.

“Note A-9” shall mean that certain Amended and Restated Promissory Note A-9, dated the date hereof, executed by Borrower and Lender and payable to the order of Lender in the amount of One Hundred Thirty Three Million Two Hundred Thousand and No/100 Dollars ($133,200,000), as the same may hereafter be amended, supplemented, or otherwise modified from time to time.

“Noteholders” shall mean, collectively, the holders of the Notes from time to time and a “Noteholder” shall mean any holder of a Note from time to time (provided that the transfer of a Note shall not result in any prior Noteholder’s loss of any indemnification provided for hereunder to a Noteholder).

“OC Accounts” shall have the meaning set forth in Section 2.6.1(c).

“O&M Agreement” shall mean, with respect to each Individual Property (to the extent required by the environmental reports referenced in Section 3.1.3(e) hereof), that certain Amended and Restated Operations and Maintenance Agreement, dated as of the date hereof, between Borrower and Lender given in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of Borrower or the general partner or managing member of Borrower, as applicable.

“Off-Shore Accounts” shall mean the accounts more particularly described on Schedule V.

“Operating Company” shall mean, collectively, the tenants under the Operating Leases, and their successors and permitted assigns.

“Operating Company Annual Budget” shall mean, individually and collectively as the context requires, with respect to each Operating Company, the operating budget of such Operating Company, including all planned Capital Expenditures, prepared by such Operating Company for the applicable Fiscal Year or other period.

“Operating Lease” shall mean, individually and collectively, as the context may require, those certain Lease Agreements listed on Schedule VI, having a term of fifteen (15) years commencing on the Original Closing Date (or, with respect to those Operating Leases relating to a Swap Property, as of the date hereof), as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with the provisions hereof. Each Operating Lease dated as of the Original Closing Date only shall be referred to herein as an “Original Operating Lease”.

“Operating Lease Guaranty” shall mean, individually and collectively, as the context may require, those certain Lease Guaranty Agreements listed on Schedule VIA, executed and delivered by Guarantor (Operating Lease), dated as of the Original Closing Date (or, with respect to each Operating Lease Guaranty relating to a Swap Property, as of the date hereof), unconditionally guaranteeing the payment and performance by the Operating Company of all of its obligations under the Operating Lease, as such Lease Guaranty Agreements may be amended, supplemented, replaced or otherwise modified from time to time in accordance with the provisions hereof. Each Operating Lease Guaranty dated as of the Original Closing Date only shall be referred to herein as an “Original Operating Lease Guaranty”.

“Operating Permits” shall have the meaning set forth in Section 4.1.22 hereof.

“Original Agreement” shall have the meaning set forth in the recitals hereto.

“Original Borrower” shall have the meaning set forth in the recitals hereto.

“Original Closing Date” shall have the meaning set forth in the recitals hereto.

“Original Loan” shall have the meaning set forth in the recitals hereto.

“Original Showboat Borrower” shall have the meaning set forth in the recitals hereto.

“Original Tahoe Borrower” shall have the meaning set forth in the recitals hereto.

“O’Shea’s” shall have the meaning set forth in the recitals hereto.

“Other Borrower Collateral” shall have the meaning set forth in Section 11.2.1 hereof.

“Other Borrowers” shall have the meaning set forth in Section 11.1 hereof.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Paris Las Vegas” shall mean that certain property identified in Schedule II as Paris-Las Vegas, having a street address of 3655 South Las Vegas Boulevard, Las Vegas, Nevada.

“Paris Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Participant” shall have the meaning set forth in Section 9.6 hereof.

“Participant Register” shall have the meaning set forth in Section 9.6 hereof.

“Payment Date” shall mean the ninth (9th) calendar day of each calendar month during the term of the Loan, and if such day is not a Business Day, then the Business Day immediately preceding such day, commencing on March 9, 2008 and continuing to and including the Maturity Date. Notwithstanding the foregoing, the Payment Date in the final Interest Period shall be the Maturity Date (i.e., the second to last Business Day in such Interest Period rather than the ninth calendar day of such month).

“Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively (a) the Liens and security interests created by the Loan Documents; (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policies relating to such Individual Property or any part thereof; (c) Liens, if any, for Taxes and Other Charges imposed by any Governmental Authority not yet due or delinquent; (d) the Operating Lease; (e) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion; (f) any Lien being contested by Borrower in good faith by appropriate proceedings, provided that (i) no Default or Event of Default has occurred and remains uncured, (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any applicable material instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances, (iii) no Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost, (iv) such proceeding shall suspend the enforcement of the contested Lien against Borrower and any Individual Property, and (v) Borrower shall furnish such security as may be required by GAAP or as may be reasonably requested by Lender; (g) statutory Liens for amounts not yet due and payable, provided that no Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (h) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (i) any Lien securing the financing of FF&E (including equipment leases) entered into by Borrower or Operating Company in the ordinary course of business, subject to the limitations specified in the definitions of “Permitted Indebtedness” and “Permitted Indebtedness (Operating Company)”, as applicable; (j) rights of tenants under Leases, as tenants only; (k) rights of hotel guests at the Hotel Components of the Properties; (l) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred or entered into in the ordinary course of business which do not, in each case, have an Individual Material Adverse Effect, and (m) liens securing equipment financing leases and/or equipment acquisition financings permitted hereunder as “Permitted Indebtedness (Operating Company),” subject to the final sentence of said definition, or as “Permitted Indebtedness”.

“Permitted Fund Manager” means any Person that on the date of determination (a) is one of the entities listed on Schedule VII or any other nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (b) is investing through a fund with committed capital of at least $1,000,000,000, (c) is not subject to a Bankruptcy Action, (d) has not been, and none of its material subsidiaries has been, subject to a Bankruptcy Action for the preceding 5 years, (e) has not been convicted and is not under current indictment for a felony or crime involving moral turpitude, (f) has not been found by a court of competent jurisdiction to have violated federal or state securities laws, and (g) is not an organized crime figure (as determined by Lender in its reasonable discretion).

“Permitted Indebtedness” shall mean debt incurred by Borrower which, if incurred by Operating Company, would constitute Permitted Indebtedness (Operating Company) (other than indebtedness described in clause (c) of the definition of Permitted Indebtedness (Operating Company)), and shall include ordinary administrative costs of Borrower.

“Permitted Indebtedness (Operating Company)” shall mean, collectively, (a) trade and operational debt (including equipment financing leases, such as leases with providers of Gaming Equipment) relating to the operation of the Properties and the routine administration of Operating Company incurred in the ordinary course of business with trade creditors and in amounts as are normal and reasonable under the circumstances, are not evidenced by a note, are required to be paid within ninety (90) days after same are incurred (except in the case of equipment leases) and are paid when due, (b) accrued and unpaid payroll, benefits and payroll taxes with respect to employees of Operating Company or its Affiliates engaged with respect to the Properties incurred in the ordinary course of business and paid when due, (c) debt owed to affiliates, provided such debt is made subject to an intercreditor and standstill agreement in favor of Lender in form and substance reasonably satisfactory to Lender, and (d) such other Indebtedness specifically permitted pursuant to the Operating Lease. In no event shall the Permitted Indebtedness (Operating Company) and Permitted Indebtedness of each Operating Company and Borrower on an aggregate basis, excluding for purposes of this sentence the Indebtedness described in subclause (b) of the preceding sentence, exceed five percent (5%) of the sum of the Loan Amount and the Mezzanine Loan Amount in the aggregate (each as determined from time to time).

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by any Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause (i) must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) not be subject to liquidation prior to their maturity;

(ii) Federal Housing Administration debentures;

(iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Student Loan Marketing Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause (iii) must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) not be subject to liquidation prior to their maturity;

(iv) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to the certificates); provided, however, that the investments described in this clause (iv) must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) not be subject to liquidation prior to their maturity;

(v) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to the certificates); provided, however, that the investments described in this clause (v) must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have a “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) not be subject to liquidation prior to their maturity;

(vi) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investments would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to the certificates) in its highest long-term unsecured debt rating category; provided, however, that the investments described in this clause (vi) must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) not be subject to liquidation prior to their maturity;

(vii) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to the certificates) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause (vii) must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have a “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) not be subject to liquidation prior to their maturity;

(viii) units of taxable money market funds or mutual funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and have the highest rating from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to the certificates) for money market funds or mutual funds; and

(ix) any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to the certificates by such Rating Agency;

provided, however, that such instrument continues to qualify as a “cash flow investment” pursuant to Code Section 860G(a)(6) earning a passive return in the nature of interest and no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Permitted Mezzanine Debt Loan-to-Value Ratio” shall mean the ratio, as of a particular date, in which (a) the numerator is equal to the sum of (i) the outstanding principal amount of the Loan, (ii) the outstanding principal amount of the Mezzanine Loans, and any New Mezzanine Loan, plus (iii) the amount of the Permitted Mezzanine Loan, and (b) the denominator is equal to the appraised value of the Properties subject to the Lien of the Mortgage as determined by Lender based on Appraisals obtained by Lender (at Borrower’s sole cost and expense) and satisfactory to Lender and dated no earlier than ninety (90) days prior to the date of determination or such other Appraisals as are approved by Lender in its sole discretion.

“Permitted Mezzanine Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under the Permitted Mezzanine Loan Documents.

“Permitted Mezzanine DSCR” shall mean, for the applicable period, the ratio of (a) EBITDAR for such period from the Properties to (b) the sum of (i) the Debt Service and Mezzanine Debt Service for such period, plus (ii) principal and/or interest due and payable (or, for purposes of the calculation to be made pursuant to Section 2.8(d), that would have been due and payable had the Permitted Mezzanine Loan then been in place) for such period on the Permitted Mezzanine Loan at the interest rate set forth in the Permitted Mezzanine Loan Documents or, if the Permitted Mezzanine Loan is a floating rate loan, assuming that (A) the spread on the Permitted Mezzanine Loan is the “Spread” as defined in the documents evidencing the Permitted Mezzanine Loan and (B) LIBOR is equal to the lesser of (y) LIBOR on the date of determination, or (z) the strike price under the related interest rate cap purchased in connection with the Permitted Mezzanine Loan.

“Permitted Mezzanine Loan” shall have the meaning set forth in Section 2.8 hereof.

“Permitted Mezzanine Loan Documents” shall have the meaning set forth in Section 2.8(g) hereof.

“Permitted Mezzanine Loan Election” shall have the meaning set forth in Section 2.8 hereof.

“Permitted Mezzanine Loan Lender” shall have the meaning set forth in Section 2.8 hereof.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Physical Conditions Report” shall mean, with respect to each Individual Property, a report prepared by a company satisfactory to Lender regarding the physical condition of such Individual Property, satisfactory in form and substance to Lender in its sole discretion.

“Pledge Agreement” shall have the meaning set forth in the First Mezzanine Loan Agreement, the Second Mezzanine Loan Agreement, the Third Mezzanine Loan Agreement, the Fourth Mezzanine Loan Agreement, the Fifth Mezzanine Loan Agreement, the Sixth Mezzanine Loan Agreement, the Seventh Mezzanine Loan Agreement, the Eighth Mezzanine Loan Agreement or the Ninth Mezzanine Loan Agreement, as the context shall require.

“Pledge of Gaming Equipment Facility Agreements” means each of the Security Agreements, entered into as of (a) with respect to each Individual Property (other than the Individual Property located in the State of New Jersey and each Swap Property), the Original Closing Date, (b) with respect to the Individual Property located in the State of New Jersey,

February 20, 2008, and (c) with respect to each Swap Property, as of the date hereof, by each Borrower in favor of Lender, as the same may hereafter be amended, supplemented, or otherwise modified from time to time.

“Policies” shall have the meaning specified in Section 6.1(b) hereof.

“Prepayment Date” shall have the meaning specified in Section 2.4.1 hereof.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), as amended, (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. § 1701 et. seq. and (d) all other Legal Requirements relating to money laundering or terrorism.

“Prime Rate” shall mean the annual rate of interest publicly announced by Citibank, N.A. in New York, New York, as its base rate, as such rate shall change from time to time. If Citibank, N.A. ceases to announce a base rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest one-eighth of one percent (0.125%). If The Wall Street Journal ceases to publish the “Prime Rate,” Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.

“Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) LIBOR plus the Spread on the date LIBOR was last applicable to the Loan and (b) the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.

“Principal” shall mean First Mezzanine Borrower.

“Projections” shall have the meaning set forth in Section 9.10 hereof.

“Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement. For the avoidance of doubt, “Properties” shall not include those real properties commonly known as “Harrah’s Lake Tahoe”, “Harvey’s Lake Tahoe”, “Bill’s Lake Tahoe” and/or “Showboat Atlantic City”.

“Provided Information” shall mean any and all financial and other information provided at any time by, or on behalf of, Borrower with respect to the Properties, Borrower, any Affiliates of Borrower, including Holdings, Guarantor and/or Operating Company.

“Qualified Transferee” means (a) any of the Mezzanine Lenders, (b) Apollo Management, L.P., TPG Capital, L.P. f/k/a Texas Pacific Group, their respective Affiliates and senior or executive principals of Apollo Management, L.P. or TPG Capital, L.P. who are the holders from time to time of voting interests in Holdings, and investment funds Controlled by either of them (but excluding for purposes of this clause (b) “portfolio companies” of the foregoing), or (c) one or more of the following:

(i) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (i) satisfies the Eligibility Requirements;

(ii) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such Person referred to in this clause (ii) satisfies the Eligibility Requirements;

(iii) an institution substantially similar to any of the foregoing entities described in clauses (c)(i) or (c)(ii) that satisfies the Eligibility Requirements;

(iv) any entity Controlled by any of the entities described in clause (a), (b) or clauses (c)(i) or (c)(iii) above, or Holdings or any entity Controlled by Holdings (provided in each case there shall have occurred no Change in Control);

(v) a Qualified Trustee in connection with a securitization of, the creation of collateralized debt obligations (“CDO”) secured by or financing through an “owner trust” of, any Mezzanine Loan (collectively, “Securitization Vehicles”), so long as (A) the special servicer or manager of such Securitization Vehicle has the Required Special Servicer Rating and (B) the entire “controlling class” of such Securitization Vehicle, other than with respect to a CDO Securitization Vehicle, is held by one or more entities that are otherwise Qualified Transferees under clauses (c)(i), (ii), (iii) or (iv) of this definition; provided that the operative documents of the related Securitization Vehicle require that (1) in the case of a CDO Securitization Vehicle, the “equity interest” in such Securitization Vehicle is owned by one or more entities that are Qualified Transferees under clauses (c)(i), (ii), (iii) or (iv) of this definition and (2) if any of the relevant trustee, special servicer, manager fails to meet the requirements of this clause (v), such Person must be replaced by a Person meeting the requirements of this clause (v) within thirty (30) days; or

(vi) an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager or an entity that is otherwise a Qualified Transferee under clauses (c)(i), (ii), (iii) or (iv) of this definition acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clauses (c)(i), (ii), (iii) or (iv) of this definition;

provided, however, that no Transferee shall be a Qualified Transferee if (and for so long as) such Transferee is, or is Controlled by, an Embargoed Person or a Person that has been found “unsuitable,” for any reason, by a Gaming Authority.

“Qualified Trustee” means (a) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (b) an institution insured by the Federal Deposit Insurance Corporation or (c) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of each of the Rating Agencies.

“Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been approved by Lender and that rates a Securitization of the Loan (or any component thereof).

“Rating Agency Confirmation” means, collectively, a written affirmation from each of the Rating Agencies that the credit rating of the Securities given by such Rating Agency of such Securities immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion. In the event that, at any given time, no such Securities shall have been issued and are then outstanding, then the term Rating Agency Confirmation shall be deemed instead to require the written approval of Lender based on its good faith determination of whether the Rating Agencies would issue a Rating Agency Confirmation if any such Securities were outstanding.

“Regulation AB” shall have the meaning set forth in Section 5.1.11(f) hereof.

“Regulation S-K” shall mean Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended.

“Regulation S-X” shall mean Regulation S-X under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended.

“Related Loan” shall have the meaning set forth in Section 5.1.11(f) hereof.

“Related Property” shall have the meaning set forth in Section 5.1.11(f) hereof.

“Release Price” shall mean, in connection with a release of an Individual Property from the Lien of a Mortgage as provided in Section 2.5, an amount equal to (a) one hundred ten percent (110%) of the applicable Allocated Loan Amount with respect to each Individual Property (other than the Paris Las Vegas), and (b) one hundred twenty percent (120%) of the applicable Allocated Loan Amount for the Paris Las Vegas.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” (within the meaning of Section 860D of the Code) that holds the Note.

“Rents” shall mean, with respect to each Individual Property, and without duplication, all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas-or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or the Operating Company (or employees of Borrower or the Operating Company) from any and all sources arising from or attributable to such Individual Property, and proceeds, if any, from business interruption or other loss of income or insurance, including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or any operator or manager of the Hotel Components or the commercial spaces located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Interest Rate Cap Agreement” means an interest rate cap agreement from an Acceptable Counterparty with terms identical to the Interest Rate Cap Agreement except that the same shall be effective in connection with replacement of the Interest Rate Cap Agreement following a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate cap agreement approved in writing by each of the Rating Agencies and Lender with respect thereto.

“Reserve Account” shall mean any one of the Tax and Insurance Escrow Account, the FF&E Reserve Account and any other escrow fund or reserve account established pursuant to the Loan Documents.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the FF&E Reserve Fund and any other escrow fund established pursuant to the Loan Documents.

“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Revenue” shall mean all Rents and items of income or revenue (of any kind) collected by Borrower or Operating Company.

“Rio Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance or pledge of a legal or beneficial interest.

“Scheduled Maturity Date” shall mean February 13, 2013.

“Second Mezzanine Borrower” shall mean, collectively, the entities set forth on Schedule XIV hereto, each a Delaware limited liability company, together with their respective successors and permitted assigns. As used herein, the term “Second Mezzanine Borrower” shall mean one of the Second Mezzanine Borrowers individually, or the Second Mezzanine Borrowers collectively, as the context shall require.

“Second Mezzanine Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under the Second Mezzanine Notes.

“Second Mezzanine Lender” shall mean JPMorgan Chase Bank, N.A., in its capacity as the holder of the Second Mezzanine Loan, together with its successors and assigns.

“Second Mezzanine Loan” shall mean that certain loan in the original principal amount of Two Hundred Seventy Five Million and No/100 Dollars ($275,000,000) made by Second Mezzanine Lender to Second Mezzanine Borrower as of the Original Closing Date.

“Second Mezzanine Loan Agreement” shall mean that certain Amended and Restated Second Mezzanine Loan Agreement, dated as of the date hereof, between Second Mezzanine Borrower and Second Mezzanine Lender, as the same may hereafter be amended, supplemented, or otherwise modified from time to time.

“Second Mezzanine Loan Documents” shall mean the Second Mezzanine Loan Agreement, the Second Mezzanine Notes and all other documents and instruments executed and delivered in connection with the Second Mezzanine Loan, as such documents may be amended, modified and restated in accordance with their respective terms.

“Second Mezzanine Notes” shall mean the “Notes” as defined in the Second Mezzanine Loan Agreement.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Servicer” shall have the meaning set forth in Section 9.4 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.4 hereof.

“Seventh Mezzanine Borrower” shall mean, collectively, the entities set forth on Schedule XIX hereto, each a Delaware limited liability company, together with their respective successors and permitted assigns. As used herein, the term “Seventh Mezzanine Borrower” shall mean one of the Seventh Mezzanine Borrowers individually, or the Seventh Mezzanine Borrowers collectively, as the context shall require.

“Seventh Mezzanine Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under the Seventh Mezzanine Notes.

“Seventh Mezzanine Lender” shall mean JPMorgan Chase Bank, N.A., in its capacity as the holder of the Seventh Mezzanine Loan, together with its successors and assigns.

“Seventh Mezzanine Loan” shall mean that certain loan in the original principal amount of Two Hundred Seventy Five Million and No/100 Dollars ($275,000,000) made by Seventh Mezzanine Lender to Seventh Mezzanine Borrower as of the Original Closing Date.

“Seventh Mezzanine Loan Agreement” shall mean that certain Amended and Restated Seventh Mezzanine Loan Agreement, dated as of the date hereof, between Seventh Mezzanine Borrower and Seventh Mezzanine Lender, as the same may hereafter be amended, supplemented, or otherwise modified from time to time.

“Seventh Mezzanine Loan Documents” shall mean the Seventh Mezzanine Loan Agreement, the Seventh Mezzanine Notes and all other documents and instruments executed and delivered in connection with the Seventh Mezzanine Loan, as such documents may be amended, modified and restated in accordance with their respective terms.

“Seventh Mezzanine Notes” shall mean the “Notes” as defined in the Seventh Mezzanine Loan Agreement.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Significant Obligor” shall have the meaning set forth in Section 5.1.11(f) hereof.

“Sixth Mezzanine Borrower” shall mean, collectively, the entities set forth on Schedule XVIII hereto, each a Delaware limited liability company, together with their respective successors and permitted assigns. As used herein, the term “Sixth Mezzanine Borrower” shall mean one of the Sixth Mezzanine Borrowers individually, or the Sixth Mezzanine Borrowers collectively, as the context shall require.

“Sixth Mezzanine Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under the Sixth Mezzanine Notes.

“Sixth Mezzanine Lender” shall mean JPMorgan Chase Bank, N.A., in its capacity as the holder of the Sixth Mezzanine Loan, together with its successors and assigns.

“Sixth Mezzanine Loan” shall mean that certain loan in the original principal amount of Two Hundred Seventy Five Million and No/100 Dollars ($275,000,000) made by Sixth Mezzanine Lender to Sixth Mezzanine Borrower as of the Original Closing Date.

“Sixth Mezzanine Loan Agreement” shall mean that certain Amended and Restated Sixth Mezzanine Loan Agreement, dated as of the date hereof, between Sixth Mezzanine Borrower and Sixth Mezzanine Lender, as the same may hereafter be amended, supplemented, or otherwise modified from time to time.

“Sixth Mezzanine Loan Documents” shall mean the Sixth Mezzanine Loan Agreement, the Sixth Mezzanine Notes and all other documents and instruments executed and delivered in connection with the Sixth Mezzanine Loan, as such documents may be amended, modified and restated in accordance with their respective terms.

“Sixth Mezzanine Notes” shall mean the “Notes” as defined in the Sixth Mezzanine Loan Agreement.

“Special Member” shall mean a Springing Member in a given Delaware limited liability company who has become a member in such limited liability company to the extent so provided in such limited liability company’s operating agreement.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company which at all times on and after the Original Closing Date (or, with respect to each of the Paris Individual Borrower and the Laughlin Individual Borrower, the date hereof):

(a) is organized solely for the purpose of (i) acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Properties, entering into this Agreement with the Lender, refinancing the Properties in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (ii) acting as a general partner of the limited partnership that owns the Properties or member of the limited liability company that owns the Properties;

(b) is not engaged and will not engage in any business unrelated to (i) the acquisition, development, ownership, management or operation of the Properties, (ii) acting as general partner of the limited partnership that owns the Properties or (iii) acting as a member of the limited liability company that owns the Properties, as applicable;

(c) does not have and will not have any assets other than those related to the Properties or its partnership interest in the limited partnership or the member interest in the limited liability company that owns the Properties or acts as the general partner or managing member thereof, as applicable;

(d) has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of partnership or membership interests (if such entity is a general partner in a limited partnership or a member in a limited liability company) or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition;

(e) if such entity is a limited partnership, has, as its only general partners, Special Purpose Entities that are corporations, limited partnerships or limited liability companies;

(f) if such entity is a corporation, has at least two (2) Independent Directors, and has not caused or allowed and will not cause or allow the board of directors of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless two Independent Directors shall have participated in such vote;

(g) if such entity is a limited liability company with more than one member, has at least one member that is a Special Purpose Entity that is a Delaware corporation or limited liability company that has at least two Independent Directors;

(h) if such entity is a limited liability company with only one member, is a limited liability company organized in the State of Delaware that has (i) as its only member a non-managing member, (ii) at least two Independent Managers and has not caused or allowed and will not cause or allow the board of managers of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the managers unless two Independent Managers shall have participated in such vote and (iii) at least one springing member that will become the non-managing member of such entity upon the dissolution of the existing non-managing member;

(i) if such entity is (i) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has a limited partnership agreement, or (iii) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity will not, while any obligations remain outstanding under the Loan Documents: (A) dissolve, merge, liquidate, consolidate; (B) sell all or substantially all of its assets or the assets of the Borrower (as applicable), except as permitted in connection with the release of an Individual Property as provided in Section 2.5.1; (C) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this definition without the consent of the Lender; or (D) without the affirmative vote of two Independent Directors and of all other directors of the corporation (that is such entity or the general partner or managing or co-managing member of such entity), file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest;

(j) is and will remain solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from and to the extent of its assets as the same shall become due, and is maintaining and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that the foregoing shall not require the Member to make additional capital contributions to the company;

(k) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(l) has maintained and will maintain its bank accounts, books and records separate from any other Person and will file its own tax returns separate from those of any other Person, except to the extent the company is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law;

(m) has maintained and will maintain its own records, books, resolutions and agreements;

(n) has not commingled and will not commingle its funds or assets with assets of any other Person;

(o) has held and will hold its assets in its own name;

(p) has conducted and will conduct its business in its own name;

(q) has maintained and will maintain its financial statements, accounting records and other entity documents separate and apart from any other Person and will have its assets listed on the financial statement of any other Person; provided, however, that the company’s assets may be included in a consolidated financial statement of its Affiliate, provided, that, (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the company from such Affiliate and to indicate the company’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on the company’s own separate balance sheet;

(r) has paid and will pay its own liabilities and expenses, including the salaries of its own employees (if any), out of its own funds and assets, and has maintained and will maintain a sufficient number of employees (if any) in light of its contemplated business operations;

(s) has observed and will observe all partnership, corporate or limited liability company formalities necessary to maintain its separate existence;

(t) has and will not incur, create, or assume any Indebtedness other than (i) the Loan, (ii) Permitted Indebtedness and (iii) certain Indebtedness to Affiliates that was incurred in connection with the formation of Borrower and Operating Company and the transfer of the Properties to Borrower and was satisfied and/or released in full prior to the funding of the Loan hereunder;

(u) has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except as co-borrowers of the Loan;

(v) has not and will not acquire obligations or securities of its partners, members or shareholders or any Affiliate (other than the Gaming Equipment Facility Agreements);

(w) has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(x) maintains and uses and will maintain and use separate stationery, invoices and checks, if any, bearing its name. The stationery, invoices, and checks, if any, utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(y) has not pledged and will not pledge its assets for the benefit of any Person except as co-borrowers of the Loan;

(z) has held itself out and identified itself and will hold itself out to the public and all other Persons and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person;

(aa) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(bb) has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity and other than the Gaming Equipment Facility Agreements);

(cc) correct any known misunderstanding regarding its separate identity and has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(dd) except for capital contributions or capital distributions permitted under the terms and conditions of this Agreement and properly reflected on the books and records of this company, has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party (including an appropriate shared services agreement with Affiliates);

(ee) has not and will not have any obligation to, and will not, indemnify its partners, officers, directors or members, as the case may be, unless such an obligation is fully subordinated to the Debt and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation;

(ff) if such entity is a corporation, it shall consider the interests of its creditors in connection with all corporate actions;

(gg) does not and will not have any of its obligations guaranteed by any Affiliate (except each Borrower as a co-borrower under the Loan);

(hh) has complied and will comply with all of the terms and provisions contained in its organizational documents. The statement of facts contained in its organizational documents are true and correct and will remain true and correct; and

(ii) form, acquire, or hold any subsidiary (whether corporate, partnership, limited liability company, or other) or own any equity interest in any other entity.

For the purposes of this definition as well as Section 4.1.30, all references to co-borrower shall include the Harrah’s LV Individual Borrower, the Harrah’s AC Individual Borrower, the Rio Individual Borrower and the Flamingo Individual Borrower as well as (i) the Original Tahoe Borrower and the Original Showboat Borrower from the Original Closing Date to the date hereof, (ii) the Paris Individual Borrower and the Laughlin Individual Borrower from and after the date hereof and (iii) Holdings, Paris Holding, Inc. and Harrah’s Laughlin, Inc. for the limited time that such entities assumed the obligations of the Original Loan in connection with the substitution of the Swap Property pursuant to Section 2.5.2 of the Original Loan Agreement.

“SPE Party” shall mean Borrower and any other Person that is required to be a “Special Purpose Entity” under applicable Rating Agency criteria so as to make Borrower a Special Purpose Entity.

“Spread” shall mean 3.00%.

“Spread Maintenance Outside Date” shall mean February 10, 2009.

“Spread Maintenance Premium” shall mean, in connection with any repayment of any of the outstanding principal amount of the Loan prior to and including the Spread Maintenance Outside Date (whether a voluntary or mandatory prepayment), an amount equal to the product of (a) the principal amount of such prepayment, (b) the Spread and (c) a fraction, the numerator of which shall be the actual number of days from (but excluding) the date of such prepayment (or, if later, the last date of the Interest Period during which interest on the amount of such payment shall have been paid by Borrower, as required in this Agreement) through (and including) the Spread Maintenance Outside Date and the denominator of which is three hundred sixty (360).

“Springing Member” shall mean a Person who has signed the limited liability company agreement of a given Delaware limited liability company, which agreement provides that, upon the withdrawal, dissolution or disassociation of the last remaining member of such limited liability company (subject to applicable Gaming Laws), such Person shall become a member of such limited liability company having no economic interest therein.

“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“Strike Price” shall mean four and one-half percent (4.5%).

“Survey” shall mean a survey of the Individual Property in question prepared pursuant to the requirements contained in Section 4.1.27 hereof.

“Swap Property” means, individually and collectively, as the context may require, each of the Paris Las Vegas and Harrah’s Laughlin.

“Syndication” shall have the meaning set forth in Section 9.5 hereof.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.

“Termination Date” shall have the meaning set forth in Section 11.6 hereof.

“Terrorism Premium Limit” with respect to all Properties in the aggregate shall mean $8 million. If the Captive Insurance Company shall be utilized to provide terrorism coverage hereunder, then the Terrorism Premium Limit shall be applicable, but the only amounts taken into account in determining whether more than the Terrorism Premium Limit is expended shall be reinsurance premiums paid to third parties.

“Third Mezzanine Borrower” shall mean, collectively, the entities set forth on Schedule XV hereto, each a Delaware limited liability company, together with their respective successors and permitted assigns. As used herein, the term “Third Mezzanine Borrower” shall mean one of the Third Mezzanine Borrowers individually, or the Third Mezzanine Borrowers collectively, as the context shall require.

“Third Mezzanine Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under the Third Mezzanine Notes.

“Third Mezzanine Lender” shall mean JPMorgan Chase Bank, N.A., in its capacity as the holder of the Third Mezzanine Loan, together with its successors and assigns.

“Third Mezzanine Loan” shall mean that certain loan in the original principal amount of Two Hundred Seventy Five Million and No/100 Dollars ($275,000,000) made by Third Mezzanine Lender to Third Mezzanine Borrower as of the Original Closing Date.

“Third Mezzanine Loan Agreement” shall mean that certain Amended and Restated Third Mezzanine Loan Agreement, dated as of the date hereof, between Third Mezzanine Borrower and Third Mezzanine Lender, as the same may hereafter be amended, supplemented, or otherwise modified from time to time.

“Third Mezzanine Loan Documents” shall mean the Third Mezzanine Loan Agreement, the Third Mezzanine Notes and all other documents and instruments executed and delivered in connection with the Third Mezzanine Loan, as such documents may be amended, modified and restated in accordance with their respective terms.

“Third Mezzanine Notes” shall mean the “Notes” as defined in the Third Mezzanine Loan Agreement.

“Threshold Amount” shall have the meaning set forth in the definition of Material Alteration.

“Title Insurance Policies” shall mean, with respect to each Individual Property, an ALTA mortgagee title insurance policy in a form acceptable to Lender (or, if an Individual Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to such Individual Property and insuring the lien of the Mortgage encumbering such Individual Property.

“Tower Project” shall mean that certain “New Atlantic City Tower Project” more fully described in (a) the Site, Design and Floor Plans, dated October 5, 2005, and prepared by Paul Steelman Design Group, and (b) Harrah’s Hotel/Podium/Garage Expansion: Summary of Project Costs, each delivered to Lender. The Tower Project will include a podium (of approximately 175,000 square feet) connecting the current Bayview Tower to a new approximately nine hundred (900) room tower to be built. The Tower Project will not be funded with the proceeds of the Loan (but will be funded by Borrower or Operating Company, including with capital contributions).

“Transfer” shall mean to, directly or indirectly, sell, assign, convey, mortgage, transfer, pledge, hypothecate, encumber, grant a security interest in, exchange or otherwise dispose of any beneficial interest or grant any option or warrant with respect to, or where used as a noun, a direct or indirect sale, assignment, conveyance, transfer, pledge or other disposition of any beneficial interest by any means whatsoever whether voluntary, involuntary, by operation of law or otherwise. A Transfer shall include, but not be limited to, (a) an installment sales agreement wherein Borrower agrees to sell an Individual Property or any part thereof for a price to be paid in installments; and (b) an agreement by Borrower leasing all or a substantial part of an Individual Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (c) if a Person restricted or affected by the provisions of this Agreement is a corporation, any merger, consolidation or sale or pledge of such corporation’s stock or the creation or issuance of new stock; (d) if a Person restricted or affected by the provisions of this Agreement is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the sale or pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the sale or pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (e) if a Person restricted or affected by the provisions of this Agreement is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the sale or pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the sale or pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; or (f) if a Person restricted or affected by the provisions of this Agreement is a trust or nominee trust, any merger, consolidation or the sale or pledge of the legal or beneficial interest in such Person or the creation or issuance of new legal or beneficial interests.

“Transferee” shall mean the Person to whom a Transfer is being effected.

“TRIA” shall mean the Terrorism Risk Insurance Act of 2002, as in effect as of the date hereof and, for purposes of this Agreement, without giving effect to any amendments that would impair in any respects the intended benefits to Lender under the terms hereof.

“Trigger Event” shall mean, as of the end of any calendar quarter, any period of time during which EBITDAR from the Properties, calculated for the trailing twelve (12) month period immediately prior to the applicable calculation date, is less than eighty-five percent (85%) of the EBITDAR (Closing Date), as determined by Lender.

“Trigger Event Cure” shall mean that EBITDAR (excluding, in making such calculation, any capital contributions made to or for the benefit of Borrower or Operating Company, or payments made on the account of Borrower or Operating Company by any Affiliate of Borrower or Operating Company) from the Properties, calculated for the trailing twelve (12) month period immediately prior to the applicable calculation date, is equal to or greater than eighty-five percent (85%) of the EBITDAR (Closing Date) for two (2) consecutive calendar quarters.

“True Lease Opinion” shall mean (a) with respect to each Operating Lease (other than those Operating Leases relating to a Swap Property) those certain true lease opinion letters dated as of the Original Closing Date and delivered by Cleary Gottlieb Steen & Hamilton LLP in connection with the Loan, and updated by Cleary Gottlieb Steen & Hamilton LLP as of the date hereof, and (b) with respect to each Operating Lease relating to a Swap Property, those certain true lease opinion letters dated as of the date hereof and delivered by Cleary Gottlieb Steen & Hamilton LLP in connection with the Loan.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the applicable State in which an Individual Property is located.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged or other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“Windstorm Insurance Intercreditor Agreement” means that certain Windstorm Insurance Intercreditor Agreement, dated as of the Original Closing Date, by and among Lender, the Mezzanine Lenders, each of the “Other Owners” named therein and made a party thereto, Holdings, Bank of America, N.A., and the “Other Secured Parties” named therein and made a party thereto, as supplemented by that certain Supplemental Agreement Regarding Windstorm Insurance Intercreditor Agreement dated as of the date hereof, by and among Original Showboat Borrower, Holdings and Lender, as the same may hereafter be further amended, supplemented, or otherwise modified from time to time.

Section 1.2. Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. With respect to cross-references contained herein to the Mezzanine Loan Documents or to any Mezzanine Loan Document (including with respect to any cross-references to defined terms therein), unless otherwise specifically provided herein, such cross-references shall be with respect to the Mezzanine Loan Documents or such Mezzanine Loan Document, as the case may be, in existence as of the date hereof, and no modification or amendment to such cross-referenced sections of the Mezzanine Loan Documents or any Mezzanine Loan Document shall be binding upon Lender unless Lender shall have expressly agreed in writing to be bound by such modification or amendment. All uses of the words “term of the Loan” or words of similar import when used in this Agreement shall refer to the “term of the Loan” commencing as of the Original Closing Date.

II.	GENERAL TERMS

Section 2.1. Loan Commitment; Disbursement to Borrower.

2.1.1. Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Original Closing Date.

2.1.2. Single Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3. The Note, Mortgages and Loan Documents. The Loan shall be evidenced by the Note (in the aggregate principal amount of Four Billion and no/100 Dollars ($4,000,000,000) and secured by the Mortgages, the Assignments of Leases and the other Loan Documents.

2.1.4. Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) acquire the Properties and/or repay and discharge any existing loans relating to the Properties, (b) pay all past-due Basic Carrying Costs, if any, with respect to the Properties, (c) make deposits into the Reserve Funds on the Original Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Properties and (f) distribute the balance, if any, to Borrower.

2.1.5. Component Notes. Lender shall have the right at any time to modify the Loan in order to create an additional note or additional notes, adjust the interest rate spread on the Notes or notes, reduce the number of notes, reallocate the principal balances of the Notes or notes or eliminate the component note structure of the Loan provided that (a) the aggregate stated principal amount of the Loan on the date of each such adjustment shall equal the aggregate stated principal amount of the Loan immediately prior to such adjustment, and (b) the weighted average spread of the Loan on the date of such adjustment shall equal the weighted average spread which was applicable to the Loan immediately prior to such adjustment (Borrower acknowledging that such new notes or modified notes may, in connection with the application of principal to such new notes or modified note following the occurrence of an Event of Default, but not otherwise, subsequently cause the weighted average spread of such new notes or modified notes to change). In connection with any such modification of the Note and notes, or the creation of additional note(s), (i) Borrower shall cooperate with all reasonable requests of Lender and shall execute and deliver such documents as shall reasonably be requested by Lender in connection therewith, all in form and substance reasonably satisfactory to Lender and, to the extent applicable, the Rating Agencies, including, without limitation, (y) revised title insurance policies and Interest Rate Protection Agreements, and (z) such amendments to the Loan Documents as are reasonably requested; (ii) Lender shall have received opinions of legal counsel with respect to due execution, authority and enforceability of the amended Loan Documents, and additional or updated nonconsolidation opinions for the Loan, each in form reasonably acceptable to Lender and prospective investors and in form acceptable to the Rating Agencies; and (iii) Lender shall pay the actual, reasonable out of pocket costs and expenses incurred by Borrower in connection with the foregoing, including, without limitation, the actual, reasonable out-of-pocket legal fees incurred by Borrower in connection with any of the foregoing matters. For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, such modifications and any modifications under Sections 2.1.6 and 2.1.7 below shall not, absent an Event of Default, adversely affect the overall economics to Borrower of the Loan, taken as a whole, or expose Borrower to any additional costs (other than as set forth above) or increased risk of any liability (beyond that or greater than that existing in the Loan Documents in effect on the date hereof), and Borrower shall not be required to execute any document or agreement which would materially decrease its rights or materially increase its obligations relative to those set forth herein and in the other Loan Documents.

2.1.6. Adjustment of Mortgage Loan and Mezzanine Loans. Lender shall have the right at any time to adjust the respective principal amounts of the Loan and the Mezzanine Loans (or either one of them) and/or to adjust the interest rate spread on the Loan and the Mezzanine Loans (or either one of them) (such adjustment, a “Loan Adjustment”), provided that (a) the aggregate stated principal amount of the Loan and the Mezzanine Loans on the date of each such Loan Adjustment shall equal the aggregate stated principal amount of the Loan and the Mezzanine Loans immediately prior to such Loan Adjustment, and (b) Lender shall have the right to adjust the interest rate spread on the Loan and the Mezzanine Loans, provided that the weighted average spread of the Loan and the Mezzanine Loans on the date of each such Loan Adjustment shall equal the weighted average spread which was applicable to the Loan and the Mezzanine Loans immediately prior to such Loan Adjustment (it being acknowledged that the weighted average spread will remain constant except in connection with the application of principal to such new notes or modified notes following the occurrence of an Event of Default). In connection with any Loan Adjustment, (i) Borrower and Mezzanine Borrowers shall cooperate with all reasonable requests of Lender and shall execute and deliver such documents as shall reasonably be requested by Lender in connection therewith, all in form and substance reasonably satisfactory to Lender and, to the extent applicable, the Rating Agencies, including, without limitation, (y) revised title insurance policies, mezzanine endorsements, UCC policies and Interest Rate Protection Agreements, and (z) such amendments to the Loan Documents and the Mezzanine Loan Documents as are reasonably requested in connection with the Loan Adjustment (provided that such amendments do not or would not (i) materially decrease the rights of the Borrower or Mezzanine Borrowers, or, absent an Event of Default, materially increase the obligations of the Borrower or the Mezzanine Borrowers, as the case may be, under the Loan Documents or the Mezzanine Loan Documents (as applicable) or (ii) absent an Event of Default, expose the Borrower or any of the Mezzanine Borrowers to additional costs or increased risk of any liability under the Loan Documents or the Mezzanine Loan Documents (as applicable) (beyond that or greater than that existing in the Loan Documents, or the Mezzanine Loan Documents, as applicable, on the date hereof); (ii) Lender shall have received opinions of legal counsel with respect to due execution, authority and enforceability of the amended Loan Documents or Mezzanine Loan Documents, as appropriate, and additional or updated nonconsolidation opinions for the Loan and the Mezzanine Loans, each in form reasonably acceptable to Lender and prospective investors and in form acceptable to the Rating Agencies; and (iii) Lender shall pay the actual, reasonable out-of-pocket costs and expenses incurred by Borrower in connection with the foregoing, including, without limitation, the actual, reasonable out-of-pocket legal fees incurred by Borrower in connection with any of the foregoing matters.

2.1.7. Creation of New Mezzanine Loans. Lender shall at all times have the right to create one or more additional mezzanine loans (each, a “New Mezzanine Loan”), adjust the respective principal amounts of the Loan and the Mezzanine Loans (or either one of them) upon the creation of the New Mezzanine Loan and/or to adjust the interest rate spread on the Loan and the Mezzanine Loans (or either one of them) upon the creation of the New Mezzanine Loan, and to reallocate the principal balance and the interest rate spreads of the Loan, the Mezzanine Loans and any New Mezzanine Loan amongst each other (or any one of them), provided that (a) the aggregate stated principal amount of the Loan, the Mezzanine Loans and the New Mezzanine Loans on the date of such adjustment (and the creation of the New Mezzanine Loan) shall equal the aggregate stated principal amount of the Loan, the Mezzanine Loans and the New Mezzanine Loan(s) immediately prior to such adjustment, (b) Lender shall have the right to adjust the interest rate spread on the Loan, the Mezzanine Loans and the New Mezzanine Loan(s), provided that the weighted average spread of the Loan, the Mezzanine Loans and the New Mezzanine Loan(s) on the date of such adjustment shall equal the weighted average spread which was applicable to the Loan and the Mezzanine Loans (and the New Mezzanine Loans, if applicable) immediately prior to such adjustment (it being acknowledged that the weighted average spread will remain constant except in connection with the application of principal to such new notes or modified notes following the occurrence of an Event of Default), and (c) the terms and provisions of each of the Loan and the Mezzanine Loans (and the New Mezzanine Loans, if applicable) shall otherwise remain unchanged. In connection with any New Mezzanine Loan, (i) Borrower shall cause the formation of one or more special purpose, bankruptcy remote entities as required by Lender in order to serve as the borrower under any New Mezzanine Loan (each, a “New Mezzanine Borrower”) and the applicable organizational documents of Borrower and each Mezzanine Borrower (and of each previously created New Mezzanine Borrower, if applicable) shall be amended and modified as necessary or required in the formation of any New Mezzanine Borrower; (ii) Borrower and Mezzanine Borrowers (and each previously created New Mezzanine Borrower, if applicable) shall cooperate with all reasonable requests of Lender and shall execute and deliver such documents as shall reasonably be requested by Lender in connection therewith, all in form and substance reasonably satisfactory to Lender and, to the extent applicable, the Rating Agencies, including, without limitation, (x) revised title insurance policies, mezzanine endorsements, UCC policies and Interest Rate Protection Agreements, (y) in connection with the creation of any New Mezzanine Loan, a promissory note and loan documents necessary to evidence such New Mezzanine Loan, and (z) such amendments to the Loan Documents and the Mezzanine Loan Documents (and the loan documents of any previously created New Mezzanine Borrower, if applicable) as are reasonably necessary in connection with the creation of such New Mezzanine Loan (provided that such amendments do not or would not (i) materially decrease the rights of the Borrower or Mezzanine Borrowers (and any previously created New Mezzanine Borrowers, if applicable), or, absent an Event of Default, materially increase the obligations of the Borrower or the Mezzanine Borrowers (and any previously created New Mezzanine Borrowers, if applicable), as the case may be, under such borrower’s applicable loan documents, or (ii) absent an Event of Default, expose the Borrower or any of the Mezzanine Borrowers (or any previously created New Mezzanine Borrowers, if applicable) to additional costs or increased risk of any liability under such borrower’s applicable loan documents (beyond that or greater than that existing in the existing loan documents on the date hereof)); (iii) Lender shall have received opinions of legal counsel with respect to due execution, authority and enforceability of the amended Loan Documents, the amended Mezzanine Loan Documents and the loan documents for the New Mezzanine Loan, as appropriate, and additional or updated nonconsolidation opinions for the Loan, the Mezzanine Loans and each such New Mezzanine Loan, as appropriate, each in form reasonably acceptable to Lender and prospective investors and in form acceptable to the Rating Agencies; and (iv) Lender shall pay the actual, reasonable out-of-pocket costs and expenses incurred by Borrower in connection with the foregoing, including, without limitation, the actual, reasonable out-of-pocket legal fees incurred by Borrower in connection with any of the foregoing matters.

Section 2.2. Interest Rate.

2.2.1. Interest Generally. Except as herein provided with respect to interest accruing at the Default Rate, interest on the principal balance of the Loan outstanding from time to time shall accrue from the Original Closing Date up to and including the Maturity Date (including, without limitation, all interest that would accrue on the outstanding principal balance of the Loan through the end of the Interest Period during which the Maturity Date occurs (even if such period extends beyond the Maturity Date)) at the Applicable Interest Rate. Interest on the outstanding principal balance of the Loan existing on the commencement of an Interest Period shall accrue for the entire Interest Period and shall be owed by Borrower for the entire Interest Period regardless of whether any principal portion of the Loan is repaid prior to the expiration of such Interest Period.

2.2.2. Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Applicable Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the outstanding principal balance.

2.2.3. Determination of Interest Rate. (a) The Applicable Interest Rate with respect to the Loan shall be: (i) LIBOR plus the Spread with respect to the applicable Interest Period for a LIBOR Loan or (ii) the Prime Rate plus the Prime Rate Spread for a Prime Rate Loan if the Loan is converted to a Prime Rate Loan pursuant to the provisions of Section 2.2.3(c) or Section 2.2.3(f).

(b) Subject to the terms and conditions of this Section 2.2.3, the Loan shall be a LIBOR Loan and Borrower shall pay interest on the outstanding principal amount of the Loan at LIBOR plus the Spread for the applicable Interest Period. Any change in the rate of interest hereunder due to a change in the Applicable Interest Rate shall become effective as of the opening of business on the first day on which such change in the Applicable Interest Rate shall become effective. Each determination by Lender of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error.

(c) In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) Business Day prior to the last day of the related Interest Period. If such notice is given, the related outstanding LIBOR Loan shall be converted, on the last day of the then current Interest Period, to a Prime Rate Loan.

(d) If, pursuant to the terms of this Agreement, any portion of the Loan has been converted to a Prime Rate Loan and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) Business Day prior to the last day of the related Interest Period. If such notice is given, the related outstanding Prime Rate Loan shall be converted to a LIBOR Loan on the last day of the then current Interest Period.

(e) With respect to a LIBOR Loan, all payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority and imposed on any non-U.S. Lender due to a change in U.S. law after the date such non-U.S. Lender acquired its interest in the Loan (such non-excluded taxes, levies, imports, duties, charges, fees, deductions, reserves or withholdings being referred to collectively as “Foreign Taxes”), excluding (i) income and franchise taxes, (ii) any Taxes imposed by reason of any connection between the non-U.S. Lender and the taxing jurisdiction other than entering into this Agreement and receiving payments hereunder, and (iii) any Taxes imposed by reason of the non-U.S. Lender’s failure to complete and deliver to the Borrower, prior to the date on which the first payment to such Lender is due hereunder and (so long as it remains eligible to do so) from time to time thereafter, (x) (i) an Internal Revenue Service Form W-9 (or successor form) establishing that the Lender is not subject to U.S. backup withholding tax, (ii) an Internal Revenue Service Form W-8BEN (or successor form) certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments of interest to zero, or (iii) an Internal Revenue Service Form W-8ECI certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, as appropriate; and (y) any successor or additional form required by the Internal Revenue Service or any taxing authority reasonably requested by the Borrower in order to secure an exemption from, or reduction in the rate of, Foreign Taxes. If any Foreign Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Foreign Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any Foreign Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such Foreign Tax. Borrower hereby indemnifies Lender for any incremental Foreign Taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such Foreign Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence thereof (provided such documents are reasonably available to the Borrower).

(f) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder and the events giving rise thereto affect similarly situated banks or financial institutions generally, (i) the obligation of Lender hereunder to make a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the next succeeding Payment Date or within such earlier period as required by law.

(g) In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority and the events giving rise thereto affect similarly situated banks or financial institutions generally:

(i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, the office of Lender that holds the Loan which is not otherwise included in the determination of LIBOR hereunder;

(ii) shall hereafter require the Lender to hold additional capital against the Loan in excess of that currently required by Governmental Authorities to be held against loans similar in nature to the Loan; or

(iii) shall hereafter impose on Lender any other condition affecting loans to borrowers subject to LIBOR-based interest rates and Lender determines that, by reason thereof, the cost to Lender of making or maintaining the Loan to Borrower is increased, or any amount received by Lender hereunder in respect of any portion of the Loan is reduced, in each case by an amount deemed by Lender in good faith to be material;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined in good faith by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(g), Lender shall provide Borrower with not less than ninety (90) days notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(h) Lender shall not be entitled to claim compensation pursuant to this Section 2.2.3 for any Foreign Taxes or other amounts incurred or which accrued more than ninety (90) days before the date Lender notified Borrower of the change in law or other circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.2.3, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(i) For purposes of this Section 2.2.3, the term “Lender” shall be deemed to include each Noteholder and Lender’s (as well as each Noteholder’s) present and future participants in the Loan to the extent of Foreign Taxes imposed by reason of such Noteholder or participant’s interest in the Loan and each such Noteholder’s or participant’s increased costs or reduction in amount received or receivable hereunder or any reduced rate of return, in each case payable by Borrower under this Section 2.2.3.

2.2.4. Additional Costs. Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the LIBOR Loan and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.3, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of

Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the LIBOR Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any material additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (b) would not be disadvantageous in any other material respect to Lender as determined by Lender in its sole but reasonable discretion.

2.2.5. Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.6. Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.7. Interest Rate Cap Agreement. (a) On or prior to 5:00 p.m. (New York time) on the Original Closing Date, Borrower shall enter into an Interest Rate Cap Agreement with a LIBOR strike price equal to the required Strike Price. The Interest Rate Cap Agreement (i) shall be in a form and substance reasonably acceptable to Lender, (ii) shall be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to pay directly to an account pledged to Lender any amounts due Borrower under such Interest Rate Cap Agreement unless and until otherwise instructed by Lender (it being agreed as between Lender and Borrower that Lender will so instruct the Counterparty at such time as the Debt shall no longer exist, provided that the Debt shall be deemed to exist if the Properties transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof), (iv) shall be for a period equal to the term of the Loan and (v) shall have an initial notional amount equal to the principal balance of the Loan. Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement, all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be paid directly into an account pledged to Lender as provided above in this Section 2.2.7). Provided no Event of Default has occurred and is continuing, amounts contained in the foregoing pledged account shall be released to Borrower on a monthly basis to the extent not applied toward debt service on the Loan.

(b) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into a Collection Account. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(c) In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty by S&P or Moody’s to below the ratings set forth in the definition of “Acceptable Counterparty”, Borrower (i) shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement (or cause the Counterparty or an Affiliate thereof to post collateral acceptable to Lender and the Rating Agencies) not more than fifteen (15) Business Days following receipt of notice of such downgrade, withdrawal or qualification (and meeting the requirements set forth in this Section 2.2.7) from an Acceptable Counterparty, (ii) if a new cap is provided to Lender, then if requested by Lender shall provide to Lender an opinion of counsel to such Acceptable Counterparty in the form and containing the substance of the form of opinion set forth in Exhibit A (which such changes as shall be reasonably approved by Lender), and (iii) shall collaterally assign to Lender, pursuant to an assignment in the form of the Collateral Assignment of Interest Rate Cap Agreement, all of its right, title and interest to receive any and all payments under the Replacement Interest Rate Cap Agreement.

(d) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e) In connection with any Interest Rate Cap Agreement provided to Lender as herein required, if requested by Lender, Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty (upon which Lender and its successors and assigns may rely) in the form and containing the substance of the form of opinion set forth in Exhibit A (which such changes as shall be reasonably approved by Lender).

(f) In connection with any prepayment of the Loan, provided no Event of Default shall have occurred and be continuing, Borrower may reduce the amount of any Interest Rate Cap Agreement (so that the same shall be in an initial notional amount equal to the principal balance of the Loan following such prepayment), provided that such reduction shall not affect any of the other terms of the Interest Rate Cap Agreement or the Collateral Assignment of Interest Rate Cap Agreement (or Lender’s rights in respect thereof).

Section 2.3. Loan Payment.

2.3.1. Payments Generally. On the Original Closing Date, Borrower made a payment to Lender of interest accruing hereunder during the period from the Original Closing Date up to and including February 14, 2008, calculated in the manner set forth herein, and on the Payment Date occurring in March 2008 and on each Payment Date thereafter to and including the Maturity Date, Borrower shall make a payment to Lender of interest accruing hereunder during the entire Interest Period in which such Payment Date occurs, calculated in the manner set forth herein. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever. Each payment shall be applied pro rata and pari passu (a) first to accrued and unpaid interest on all of the Notes and (b) the balance shall be applied to principal of all the Notes.

2.3.2. Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents, including, without limitation, all interest that would accrue on the outstanding principal balance of the Loan through and including the end of the Interest Period in which the Maturity Date occurs (even if such Interest Period extends beyond the Maturity Date).

2.3.3. Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower by the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of one percent (1%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment; provided, however that, except with respect to the payment of any monthly Debt Service payments with respect to which no notice or demand shall be required, no such late payment charge shall be due unless such payment of principal, interest or other sum shall be delinquent for more than five (5) Business Days following the date of demand therefor. Any such amount shall be secured by the Mortgages and the other Loan Documents to the extent permitted by applicable law.

2.3.4. Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 3:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4. Prepayments.

2.4.1. Voluntary Prepayments. Borrower may, at its option, prepay the Debt in whole or in part, provided, the following conditions are satisfied:

(a) No Event of Default shall have occurred and be continuing (unless, in the case of a prepayment upon the release of an Individual Property, the Event of Default relates solely to such Individual Property and therefore would be fully cured by the release of such Individual Property);

(b) Borrower shall provide prior written notice to Lender specifying the date upon which the prepayment is to be made (the “Prepayment Date”), which notice shall be delivered to Lender not less than ten (10) days prior to such Prepayment Date (or such shorter period of time as may be permitted by Lender in its sole discretion), and which notice shall be irrevocable; provided, that, notwithstanding the foregoing, Lender hereby agrees that Borrower may revoke any notice of prepayment up until the date that is one (1) Business Day prior to the proposed Prepayment Date (provided that Borrower shall be required to pay Lender, promptly upon demand, any actual, out-of-pocket expenses incurred by Lender resulting from any such revocation));

(c) each such prepayment, in the case of partial prepayments, shall be in an amount not less than Five Million and no/100 Dollars ($5,000,000.00), unless the outstanding principal balance of the Loan (prior to such prepayment) shall be less than Five Million and no/100 Dollars ($5,000,000.00), in which event the amount of the prepayment shall be in such amount as shall prepay the Debt and all other amounts due in connection therewith in full, as more fully provided herein;

(d) if such prepayment is made on or prior to the Payment Date occurring in the Interest Period in which such prepayment was made, then, in connection with such prepayment, Borrower shall pay to Lender, simultaneously with such prepayment, all interest on the principal balance of the Note then being prepaid which would have accrued through the end of the Interest Period then in effect notwithstanding that such Interest Period extends beyond the Prepayment Date;

(e) if such prepayment is made after a Payment Date occurring in the Interest Period in which such prepayment was made, but prior to the last two (2) Business Days in such Interest Period, Borrower shall make such prepayment without paying any interest thereon (Borrower having already paid interest on such amount on the Payment Date occurring in such Interest Period);

(f) if such prepayment is made on either of the last two (2) Business Days in an Interest Period, Borrower will pay to Lender, simultaneously with such prepayment, interest on the principal amount of the Loan prepaid through the last day of the Interest Period immediately following the Interest Period in which such prepayment occurs, calculated at the Applicable Interest Rate;

(g) if such prepayment is a prepayment of the Loan in full, Lender shall have received a written consent to the repayment from the lender under each Mezzanine Loan (and, if any, a Permitted Mezzanine Loan) or receipt by Lender of other evidence satisfactory to Lender that all conditions imposed under the terms of each Mezzanine Loan and Permitted Mezzanine Loan shall have been complied with by the borrower thereunder or otherwise waived by the applicable lender, including the simultaneous pro rata prepayment of each Mezzanine Loan if required thereunder; and

(h) if such prepayment is made on or prior to the Spread Maintenance Outside Date, then in connection with any such prepayment, Borrower shall pay to Lender, simultaneously with such prepayment, the Spread Maintenance Premium in respect of such prepayment.

Any prepayment received by Lender on a day other than a Payment Date (but not any amount received between a Payment Date and the second to last Business Day in an Interest Period) shall be held by Lender in an interest-bearing account as collateral security for the Loan and shall be applied to the Debt on the next occurring Payment Date (with all interest and other income earned on such amount being for the account of Borrower and being remitted by Lender to Borrower promptly following such next Payment Date). Any prepayment made pursuant to this Section 2.4.1 shall be applied pro rata and pari passu (a) first to accrued and unpaid interest on all of the Notes and (b) the balance shall be applied to principal of all the Notes.

2.4.2. Mandatory Prepayments from Net Proceeds. On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of any Individual Property, Borrower shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of, the outstanding principal balance of the Note in an amount equal to, (x) if no Event of Default shall have occurred and be continuing, the product of (i) a fraction, the numerator of which is outstanding principal amount of the Loan and the denominator is the outstanding principal amount of the Loan and the Mezzanine Loans times (ii) the Net Proceeds, together with interest accruing on such amount calculated through and including the end of the Interest Period in which such Payment Date occurs (with the balance of the Net Proceeds to be paid over to the First Mezzanine Lender, for application in accordance with the First Mezzanine Loan Agreement), and (y) if an Event of Default shall have occurred and be continuing, 100% of the Net Proceeds. No Spread Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2. Any prepayment received by Lender pursuant to this Section 2.4.2 on a date other than a Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing account, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Payment Date. Following the prepayment made as described in this Section 2.4.2, the Allocated Loan Amount for the affected Individual Property, as set forth in this Agreement, shall be reduced in an amount equal to such prepayment. Any prepayment of the Notes made pursuant to this Section 2.4.2 shall be applied pro rata and pari passu (a) first to accrued and unpaid interest on all of the Notes and (b) the balance shall be applied to principal of all the Notes.

2.4.3. Prepayments After Default. If, following the occurrence and during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower or any other Person and accepted by Lender or otherwise recovered by Lender (including through application of any Reserve Funds), Borrower shall pay to Lender, in addition to the outstanding principal balance, (a) all accrued and unpaid interest at the Default Rate (including, without limitation, (i) in the event that such prepayment is received on a Payment Date or on any date in any Interest Period prior to a Payment Date, interest accruing (at the Default Rate) on such amount calculated through and including the end of the Interest Period in which such payment occurs, or (ii) in the event that such prepayment is received on a date after a Payment Date up to (and including) the last day of the Interest Period in which such Payment

Date occurs, interest accruing (at the Default Rate) on such amount calculated through and including the end of the Interest Period in which the next Payment Date occurs, (b) the Spread Maintenance Premium, if such prepayment is made prior to the Spread Maintenance Outside Date, and (c) any and all other amounts payable under the Loan Documents. Any payment under this Section 2.4.3 shall be applied in such order, priority and proportions as Lender may direct in its sole and absolute discretion.

Section 2.5. Release of Properties. Except as set forth in this Section 2.5, no repayment or prepayment of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release or assignment in lieu of the release of any Lien of any Mortgage on any Individual Property.

2.5.1. Release of Individual Property. Borrower may obtain the release of an Individual Property from the Lien of the Mortgage thereon (and related Loan Documents) and the release of Borrower’s obligations under the Loan Documents with respect to such Individual Property (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:

(a) No Event of Default shall have occurred and be continuing (unless, in the case of a prepayment upon the release of an Individual Property, the Event of Default relates solely to such Individual Property and therefore would be fully cured by the release of such Individual Property);

(b) Borrower shall submit to Lender, not less than ten (10) Business Days prior to the date of such release, a release of Lien (and related Loan Documents) for such Individual Property for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which the Individual Property is located and that contains standard provisions, if any, protecting the rights of the releasing lender;

(c) After giving effect to such release, the Debt Service Coverage Ratio for the Properties then remaining subject to the Liens of the Mortgages (including giving pro forma effect to the payment of the Release Price and any additional prepayment(s) made by Borrower in connection with such release) shall be equal to or greater than the greatest of (i) the Debt Service Coverage Ratio for the twelve (12) full calendar months immediately preceding the release of the Individual Property (assuming the contemplated release had not occurred, i.e., for all Properties subject to the Liens of the Mortgage prior to the proposed release), (ii) 90% of the Debt Service Coverage Ratio as of the Closing Date, and (iii) 1.0;

(d) (i) The Individual Property to be released shall be conveyed to a Person other than a Borrower or Mezzanine Borrower, and other than to an Affiliate of Borrower unless, in the latter case, such Affiliate is refinancing the Loan with a construction or development loan (or repaying the Loan with equity contributions to such Affiliate) and (ii) it is such Affiliate’s immediate intention to materially redevelop such Individual Property, which loan (or equity contribution) and intention shall be described in reasonable detail and represented to in an Officer’s Certificate submitted to Lender concurrently with (or prior to) the materials described in clause (b) of this Section 2.5.1;

(e) Lender shall have received a wire transfer of immediately available federal funds in an amount equal to the Release Price for the applicable Individual Property, together with (i) all accrued and unpaid interest calculated at the Applicable Interest Rate on the amount of principal being prepaid as provided in Section 2.4.1(d) or (e), as applicable, (ii) the Spread Maintenance Premium, if applicable and (iii) all other sums due under this Agreement, the Note or the other Loan Documents in connection with a partial prepayment;

(f) Lender shall have received a written consent to the transfer from the lender under each Mezzanine Loan (and, if any, a Permitted Mezzanine Loan) or receipt by Lender of other evidence satisfactory to Lender that all conditions imposed under the terms of each Mezzanine Loan and Permitted Mezzanine Loan shall have been complied with by the borrower thereunder or otherwise waived by the applicable lender; and

(g) Lender shall have received payment of all Lender’s reasonable out-of-pocket costs and expenses, including reasonable counsel fees and disbursements incurred in connection with the release of the Individual Property from the lien of the related Mortgage and the review and approval of the documents and information required to be delivered in connection therewith. Lender acknowledges that it shall not charge any fee (other than costs and expenses, as provided in the preceding sentence) in connection with the release of an Individual Property.

2.5.2. Release of Convention Center Parcel. At any time after the Original Closing Date, Borrower may obtain the release of the Convention Center Parcel and the release of Borrower’s obligations under the Loan Documents with respect to such parcel of land (other than those expressly stated to survive), without the payment of a Release Price and upon the satisfaction of each of the following conditions:

(a) No Event of Default shall have occurred and be continuing (unless, in the case of a release of the Convention Center Parcel, the Event of Default relates solely to such parcel and therefore would be fully cured by the release of the Convention Center Parcel);

(b) Borrower shall submit to Lender, not less than ten (10) Business Days prior to the date of such release, a release of Lien (and related Loan Documents) for the Convention Center Parcel for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Convention Center Parcel is located and that contains standard provisions, if any, protecting the rights of the releasing lender;

(c) The Convention Center Parcel shall be conveyed to a Person other than a Borrower or any Mezzanine Borrower;

(d) Borrower will enter into a restrictive covenant agreement, restricting the use of the Convention Center Parcel to the development of a Convention Center and ancillary uses which agreement shall be in form and substance reasonably satisfactory to Lender;

(e) Prior to the transfer and release of the Convention Center Parcel, each applicable municipal authority exercising jurisdiction over the Convention Center Parcel shall have approved a lot-split ordinance or other applicable action under local law dividing the Convention Center Parcel from the remainder of the Harrah’s Atlantic City Property, and a separate tax identification number has been issued for the Convention Center Parcel (with the result that, upon the transfer and release of the Convention Center Parcel, no part of the remaining Harrah’s Atlantic City Property shall be part of a tax lot which includes any portion of the Convention Center Parcel);

(f) All requirements under all laws, statutes, rules and regulations (including, without limitation, all zoning and subdivision laws, setback requirements, sideline requirements, parking ratio requirements, use requirements, building and fire code requirements, environmental requirements and wetlands requirements) applicable to the Harrah’s Atlantic City Property necessary to accomplish the lot split shall have been fulfilled, and all necessary variances, if any, shall have been obtained, and Borrower shall have delivered to Lender either (1) letters or other evidence from the appropriate municipal authorities confirming such compliance with laws, or (2) a zoning report or legal opinion confirming such compliance with laws, in each case in substance reasonably satisfactory to Lender;

(g) As a result of the lot split, the remaining Harrah’s Atlantic City Property with all easements appurtenant and other Permitted Encumbrances thereto will not be in violation of any then applicable law, statute, rule or regulation (including, without limitation, all zoning and subdivision laws, setback requirements, sideline requirements, parking ratio requirements, use requirements, building and fire code requirements, environmental requirements and wetland requirements) and all necessary variances, if any, shall have been obtained and evidence thereof has been delivered to Lender which in form and substance is appropriate for the jurisdiction in which the Harrah’s Atlantic City Property is located;

(h) If reasonably necessary, appropriate reciprocal easement agreements for the benefit and burden of the remaining Harrah’s Atlantic City Property and the Convention Center Parcel requiring no cost or expense to Borrower regarding the use of common facilities of such parcels, including, but not limited to, roadways, parking areas, utilities and community facilities, in a form and substance that would be reasonably acceptable to an ordinary prudent lender and which easements will not materially adversely affect the remaining Harrah’s Atlantic City Property, shall be declared and recorded, and the remaining Harrah’s Atlantic City Property and the Convention Center Parcel shall be in compliance with all applicable covenants under all easements and property agreements contained in the Permitted Encumbrances for the Harrah’s Atlantic City Property;

(i) Borrower has delivered an Officer’s Certificate to the effect that, to such officer’s knowledge after diligent inquiry, the conditions in subsection (a)-(h) hereof have occurred or shall occur concurrently with the transfer and release of the Convention Center Parcel;

(j) Borrower shall execute such documents and instruments and obtain such opinions of counsel as are typical for similar transactions, including, if a Securitization shall have occurred, an opinion that the release of the Convention Center Parcel will not be a “significant modification” of the Loan within the meaning of Section 1.1001-3 of the regulations of the United States Department of the Treasury;

(k) Lender shall have received payment of all Lender’s reasonable out-of-pocket costs and expenses, including reasonable counsel fees and disbursements incurred in connection with the release of the Convention Center Parcel from the lien of the related Mortgage and the review and approval of the documents and information required to be delivered in connection therewith. Lender acknowledges that it shall not charge any fee (other than costs and expenses, as provided in the preceding sentence) in connection with the release of the Convention Center Parcel; and

(l) Lender shall have received evidence reasonably satisfactory to it that the Mezzanine Borrowers shall have satisfied all of the conditions to the proposed release set forth in and each of the Mezzanine Loan Agreements.

2.5.3. Release of O’Sheas. At any time after the date hereof, Borrower may obtain the release of the portion of the Flamingo Las Vegas known as O’Shea’s, without the payment of a Release Price, upon the satisfaction of each of the following conditions:

(a) No Event of Default shall have occurred and be continuing (unless the Event of Default relates solely to O’Shea’s and therefore would be fully cured by the release of O’Shea’s);

(b) Borrower shall submit to Lender, not less than ten (10) Business Days prior to the date of such release, a release of Lien (and related Loan Documents) for O’Shea’s for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which O’Shea’s is located and that contains standard provisions, if any, protecting the rights of the releasing lender;

(c) O’Shea’s shall be conveyed to a Person other than a Borrower or any Mezzanine Borrower;

(d) Prior to the transfer and release of O’Shea’s, each applicable municipal authority exercising jurisdiction over the Flamingo Las Vegas shall have approved a lot-split ordinance or other applicable action under local law dividing O’Shea’s from the remainder of Flamingo Las Vegas, and a separate tax identification number has been issued for O’Shea’s (with the result that, upon the transfer and release of O’Shea’s, no part of the remaining Flamingo Las Vegas shall be part of a tax lot which includes any portion of O’Shea’s);

(e) All requirements under all laws, statutes, rules and regulations (including, without limitation, all zoning and subdivision laws, setback requirements, sideline requirements, parking ratio requirements, use requirements, building and fire code requirements, environmental requirements and wetlands requirements) applicable to the Flamingo Las Vegas necessary to accomplish the lot split shall have been fulfilled, and after such lot split, the remaining Flamingo Las Vegas with all easements appurtenant and other Permitted Encumbrances thereto will not be in violation of any then applicable law, statute, rule or regulation (including, without limitation, all zoning and subdivision laws, setback requirements, sideline requirements, parking ratio requirements, use requirements, building and fire code requirements, environmental requirements and wetland requirements), and all necessary variances (in form and substance is appropriate for the jurisdiction in which the Flamingo Las Vegas is located), if any, shall have been obtained, as evidenced by (1) an Officer’s Certificate or (2) Borrower having delivered to Lender, at Borrower’s option, either (A) letters or other evidence from the appropriate municipal authorities confirming such compliance with laws in substance reasonably satisfactory to Lender, or (B) a zoning report confirming such compliance with laws in substance reasonably satisfactory to Lender, or (3) a legal opinion confirming such compliance with laws in substance reasonably satisfactory to Lender;

(f) If reasonably necessary, appropriate reciprocal easement (or condominium) agreements for the benefit and burden of the remaining Flamingo Las Vegas and O’Shea’s requiring no cost or expense to Borrower regarding the use of common facilities of such parcels, including, but not limited to, roadways, parking areas, utilities and community facilities, in a form and substance that would be reasonably acceptable to an ordinary prudent lender and which easements will not materially adversely affect the remaining Flamingo Las Vegas, shall be declared and recorded, and the remaining Flamingo Las Vegas and O’Shea’s shall be in compliance with all applicable covenants under all easements and property agreements contained in the Permitted Encumbrances for the Flamingo Las Vegas;

(g) Borrower has delivered an Officer’s Certificate to the effect that, to such officer’s knowledge after diligent inquiry, the conditions in subsection (a)-(f) hereof have occurred or shall occur concurrently with the transfer and release of O’Shea’s;

(h) Lender shall have received an appropriate title policy endorsement to the effect that the release of O’Shea’s will not have an adverse affect on the priority of the Lien of the related Mortgage on the balance of the Flamingo Las Vegas (following the release of O’Shea’s), provided, however, the Lien of the Mortgage on the balance of the Flamingo Las Vegas shall be subordinated to any easements created in connection with the release of O’Shea’s pursuant to this Section 2.5.3 (and Lender agrees to execute a subordination agreement in form reasonably requested by Borrower);

(i) Delivery of evidence reasonably satisfactory to Lender, which may be in the form of an Officer’s Certificate, that the release will not have either an Individual Material Adverse Effect on the remainder of the Flamingo Las Vegas or an Aggregate Material Adverse Effect (it being understood that, for purposes of such determinations, O’Shea’s shall be deemed to have closed as of the Original Closing Date and to have no value) and the representations and warranties set forth in Sections 4.1.4, 4.1.16, 4.1.22, 4.1.39 and 4.1.40 shall continue to be true and complete with respect to the remainder of the Flamingo Las Vegas;

(j) Borrower shall have delivered evidence reasonably satisfactory to Lender, which may be in the form of an Officer’s Certificate, that each Mezzanine Borrower has complied with all of the terms and conditions set forth in Section 2.5.1 of the applicable Mezzanine Loan Agreement with respect to such release;

(k) Flamingo Individual Borrower and the related Operator shall have executed and delivered to Lender a certified copy of an amendment to the applicable Operating Lease reflecting the release of O’Shea’s and the reduction in the “Initial Annual Rent” (as such term is defined in such Operating Lease relating to the Flamingo Las Vegas) by Fifteen Million and No/100 Dollars ($15,000,000.00);

(l) delivery of an Additional True Lease Opinion in form and substance similar to the related original True Lease Opinion but with such revisions to evidence the reduction in rent and the release of O’Shea’s; and

(m) The payment by Borrower of all Lender’s reasonable out-of-pocket costs and expenses in connection with the release contemplated by this paragraph, including reasonable counsel fees and disbursements.

Notwithstanding anything to the contrary contained herein, Lender acknowledges that it shall not charge any fee (other than costs and expenses, as provided in the preceding sentence) in connection with the release of O’Shea’s in accordance with this paragraph. Lender and Borrower acknowledge and agree that (i) pending the release of O’Shea’s, EBITDAR shall be computed without regard to O’Shea’s, and (ii) the Operating Company in respect of the Flamingo Las Vegas, both before and after the release contemplated by this paragraph, shall be permitted to provide management and other similar services for O’Shea’s and shall be reimbursed for the allocable share of expenses attributable to O’Shea’s.

2.5.4. Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Mortgage on each Individual Property not theretofore released.

Section 2.6. Cash Management.

2.6.1. Establishment of Collection Accounts. (a) In accordance with the provisions of the Operating Lease, (i) Operating Company will establish within thirty (30) days after the Original Closing Date and will maintain for the benefit of Borrower, as lessor under the Operating Lease, the Collection Accounts with Collection Banks throughout the term of the Loan and (ii) the rights of Borrower (as landlord) under the Operating Lease have been collaterally assigned to Lender or will be collaterally assigned to Lender within such 30 day period. All Revenues, other than amounts retained on-site by each Operating Company as a Gaming Operating Reserve and amounts collected and maintained in Off-Shore Accounts, shall be deposited in the Collection Accounts.

(b) Operating Company shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Collection Accounts (and Operating Company shall be entitled to all such interest and income). The Collection Accounts shall be assigned the federal tax identification numbers of each Operating Company which are as set forth in Schedule III attached hereto. Borrower shall cause Operating Company to provide Lender, at any time upon request of Lender, with a Form W-8 or W-9 to evidence that Operating Company is not subject to any back-up withholding under the Code. All costs and expenses for establishing and maintaining the Collection Accounts shall be at Borrower’s or Operating Company’s sole cost and expense.

(c) Borrower hereby represents and warrants as follows: when established, the Collection Accounts are the only accounts maintained by Operating Company or Borrower in any jurisdiction that include funds arising out of, or are otherwise attributable to, the Properties or relate to the operation and management of any of the Properties other than accounts (collectively, the “OC Accounts”) that contain amounts theretofore released from Collection Accounts in accordance herewith, and other than Off-Shore Accounts, which shall not be subject to this Agreement); and Borrower maintains no accounts that include funds arising out of, or are otherwise attributable to, any of the Properties or relate to the operation and management of any of the Properties or otherwise (except for accounts containing funds released from the Collection Accounts as herein provided and the Off-Shore Accounts). Borrower shall not (and Borrower shall not permit Operating Company to), without the prior consent of Lender (not to be unreasonably withheld, conditioned or delayed), open any accounts or new accounts or in any way alter the flow of funds and payment into such Collection Accounts, including, without limitation, changing the source, type or currency of any payments currently deposited and maintained in any such account (it being understood that the foregoing restriction shall not preclude Operating Company or Borrower from accepting and depositing in any Collection Accounts any capital contributions, or any disbursements from any Collection Accounts in accordance with the provisions of this Agreement). Borrower shall not (and Borrower shall not permit Operating Company to), without the prior consent of Lender (not to be unreasonably withheld, conditioned or delayed), establish and maintain any accounts with financial institutions outside of the United States of America, other than the Off-Shore Accounts.

(d) Borrower shall, or shall cause Operating Company to, deliver irrevocable written instructions to each tenant under any Lease at any of the Properties, in form and substance reasonably acceptable to Lender, directing each such tenant to deliver all Rents payable thereunder directly to the Collection Account. Borrower shall, or shall cause Operating Company to, deliver irrevocable written instructions to each of the credit card companies or credit card clearing banks delivering receipts to any of the Collection Accounts, in form and substance reasonably acceptable to Lender, directing each such credit card company or credit card clearing bank to deliver all receipts payable with respect to any of the Properties directly to the Collection Accounts.

(e) Borrower and its Affiliates shall deposit (and Borrower shall cause each Operating Company to deposit) all Revenue received by, paid or payable to or paid for the benefit of Borrower or Operating Company or in connection with any of the Properties (of whatever kind and nature), other than (x) each Gaming Operating Reserve and (y) amounts theretofore released from a Collection Account in accordance herewith, into the Collection Accounts within three (3) Business Days after receipt. Borrower shall diligently and continuously use all commercially reasonable efforts to cause (and shall cause each Operating Company to use all commercially reasonable efforts to cause) any other Person to deposit all Revenue received by, paid or payable to or paid for the benefit of Borrower or Operating Company or in connection with any of the Properties (of whatever kind and nature), other than (x) each Gaming Operating Reserve and (y) amounts theretofore released from a Collection Account in accordance herewith, into the Collection Accounts within three (3) Business Days after receipt.

2.6.2. Disbursements from, Security Interest in, Collection Accounts. The Operating Lease provides, among other things, that all Revenues shall be collaterally assigned by Operating Company to Borrower as additional security for Operating Company’s obligations under the Operating Lease and that Borrower shall have the right to collaterally assign and pledge such Revenues to Lender as additional security for the Loan. In furtherance thereof, Lender and Borrower agree as follows:

(a) Borrower hereby grants to Lender a first priority security interest in and to all right, title and interest of Borrower in the Collection Accounts and all deposits at any time contained therein and the proceeds thereof (whether now owned or existing or hereafter acquired or arising and regardless of where located). Except as otherwise provided in subparagraphs (b) and (c) hereof, all amounts collected in the Collection Accounts shall be transferred on each Business Day to (or as directed by) Operating Company for use or distribution by the Operating Company in its discretion free of any rights or encumbrances of Lender.

(b) Upon the occurrence and during the continuance of an Event of Default hereunder or under any of the Mezzanine Loan Documents, and provided no Event of Default (as such term is defined in the Operating Lease) shall have occurred and be continuing under any Operating Lease, Borrower shall direct and cause Collection Bank to deposit directly into the Cash Management Account, an amount not less than all Rent payable under the applicable Operating Lease for the next thirty (30) days (it being the intent and agreement that, during the continuance of an Event of Default, the Cash Management Account shall at all times contain such amounts sufficient to cover the ensuing 30-day period), including the Monthly Tax and Insurance Amount and the Monthly FF&E Reserve Amount (the amounts described in the preceding sentence, collectively, the “Monthly Disbursements”); provided that, notwithstanding the foregoing, Lender may not apply such Monthly Disbursements to the payment of amounts due hereunder in an amount in excess of the amounts owed by the Operating Company under the Operating Lease. In the event Borrower shall have failed to so instruct Collection Bank, Lender shall have the right to so direct the Collection Bank on behalf of Borrower. Any amounts not required to be so deposited into the Cash Management Account shall be transferred on each Business Day thereafter to (or as directed by) Operating Company for use or distribution by the Operating Company in its discretion free of any rights or encumbrances of Lender. If no Event of Default has occurred and is continuing hereunder but an Event of Default has occurred and is continuing under any of the Mezzanine Loan Documents, to the extent Monthly Disbursements are not applied to the payment of amounts due hereunder, such excess shall be remitted to First Mezzanine Lender (or to an account designated by First Mezzanine Lender); provided that, notwithstanding the foregoing, Lender shall not remit any such amounts in excess of the amounts owed by the Operating Company under the Operating Lease. If an Event of Default has occurred and is continuing hereunder, to the extent Monthly Disbursements are not applied to the payment of amounts due hereunder, Lender shall have the right to retain such excess as collateral for the Loan and/or apply such excess to the payment of the Debt. Notwithstanding anything to the contrary contained herein (including, without limitation, Section 9.4(a) hereof), Borrower acknowledges and agrees that any and all reasonable and customary costs and expenses (including, without limitation, any reasonable attorneys’ fees) incurred by Servicer in remitting to Operating Company pursuant to this Section 2.6.2(b) any amounts in excess of Monthly Disbursements shall be borne by, and be the responsibility of, Borrower. Lender and Servicer shall be entitled to rely on, and shall be held harmless in relying on, any instructions from Borrower and/or Operating Company in connection with the remittance of any funds from the Cash Management Account to Operating Company pursuant to this Section 2.6.2(b).

(c) Upon the occurrence and during the continuance of an Event of Default (as such term is defined in the Operating Lease) under any Operating Lease, Borrower shall notify Collection Bank to transfer to the Cash Management Account on each Business Day in immediately available funds by federal wire transfer all amounts on deposit in each Collection Account and, in the event Borrower shall have failed to do so, Lender shall have the right to so direct the Collection Bank on behalf of Borrower, to transfer to the Cash Management Account on each Business Day in immediately available funds by federal wire transfer, all amounts on deposit in each Collection Account up to the aggregate amount owed by Operating Company under the Operating Lease, including, without limitation, any damages pursuant to Section 12.2(a) thereof, and thereafter (as well as pending the determination of such damages) Operating Company shall not receive any monies from the Collection Account except to the extent they exceed the aggregate amount owed by Operating Company under the Operating Lease (or pending such determination, such aggregate amount estimated by Borrower and Lender), including, without limitation, any damages pursuant to Section 12.2(a) thereof. Lender shall have the right to retain all amounts to be paid into the Cash Management Account in accordance with the first sentence of this Section 2.6.2(c) as collateral for the Loan and/or apply such amounts to the payment of the Debt.

(d) Borrower and its Affiliates shall (and Borrower shall cause Operating Company to) execute and deliver such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect, maintain and perfect Lender’s security interest in the Collection Accounts.

2.6.3. Cash Management Account. (a) Lender or Servicer may establish and maintain (upon the occurrence of an Event of Default, or at such time as Lender or Servicer shall determine) a segregated Eligible Account (the “Cash Management Account”) to be held by Servicer in trust for the benefit of Lender. The Cash Management Account shall be under the sole dominion and control of Lender (which may be exercised through Servicer). Lender (and its agents, including Servicer) shall have the sole right to make withdrawals from the Cash Management Account in accordance with the terms and conditions of this Agreement and the other Loan Documents, except as otherwise expressly provided in this Agreement or the other Loan Documents.

(b) Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, executing and filing UCC 1 Financing Statements and continuations thereof upon Lender’s request therefor. All costs and expenses for establishing and maintaining the Cash Management Account (and any sub account thereof) shall be at Borrower’s sole cost and expense.

(c) Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Cash Management Account and any sub-account thereof. The Cash Management Account and any sub-account thereof shall be assigned the federal tax identification numbers of each Borrower set forth on Schedule I attached hereto. Borrower shall provide Lender, at any time upon request of Lender, with a Form W-8 or W-9 to evidence that Borrower is not subject to any back-up withholding under the Code.

(d) Upon the occurrence and during the continuance of an Event of Default, all funds on deposit in the Cash Management Account shall be applied by Lender in such order and priority as Lender shall determine.

(e) The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

Section 2.7. Intentionally Omitted.

Section 2.8. Permitted Mezzanine Loan. Borrower shall have the one-time right, upon thirty (30) days prior written notice to Lender (the “Permitted Mezzanine Loan Election”), to obtain a loan (“Permitted Mezzanine Loan”) secured by a pledge of the ownership interests in the indirect owners of Borrower (above the level of the Ninth Mezzanine Borrower) provided that the following conditions precedent are satisfied:

(a) no Default or Event of Default shall have occurred and remains uncured;

(b) as of the date the Permitted Mezzanine Loan is advanced, the Permitted Mezzanine Debt Loan-to-Value Ratio for the Properties subject to the Lien of the Mortgage is equal to or less than eighty percent (80%);

(c) as of the date the Permitted Mezzanine Loan is advanced, the Permitted Mezzanine DSCR for the four-quarter period preceding such date for the Properties then subject to the Lien of the Mortgage(s) is equal to or greater than 1.2 to 1.0;

(d) the Permitted Mezzanine Loan shall be evidenced by one (1) loan, that may be advanced in multiple draws provided that Borrower complies with the requirements set forth in this Section 2.8 with respect to each draw;

(e) the Permitted Mezzanine Loan shall be issued by one (1) lender (the “Permitted Mezzanine Loan Lender”) which shall be an Institutional Lender; provided, however, that such single Lender that is an Institutional Lender may grant participations in such Permitted Mezzanine Loan or syndicate the Permitted Mezzanine Loan to multiple lenders so long as at least fifty-one percent (51%) of such participants and syndicate lenders are Institutional Lenders and, in addition, so long a single lender serves as agent with respect to all approvals, consents and other matters relating to the Permitted Mezzanine Loan;

(f) the Permitted Mezzanine Loan shall have the same maturity date as the Maturity Date under the Loan, or a maturity date extending beyond the Maturity Date under the Loan;

(g) the Permitted Mezzanine Loan (including all of the terms, provisions and conditions of the Permitted Mezzanine Loan, including, without limitation, the loan documents evidencing and securing the Permitted Mezzanine Loan (“Permitted Mezzanine Loan Documents”)) shall be acceptable to Lender in its reasonable discretion (it being agreed that with respect (only) to Lender’s approval of the form of loan documents that loan documents in substantially the same form as the Ninth Mezzanine Loan Documents, appropriately modified to reflect subordination to the Mortgage Loan and the Mezzanine Loans still outstanding, shall be deemed to be acceptable);

(h) the Permitted Mezzanine Loan Lender shall enter into a co-lender or intercreditor agreement substantially on the standard CMSA form (or the form entered into by Lender and the Mezzanine Lenders in connection with the closing of the Loan) or in form and substance reasonably acceptable to Lender, acknowledging the subordination of the Permitted Mezzanine Loan in all respects to each of the Mezzanine Loans and the Mortgage Loan (and Lender agrees to enter into such co-lender or intercreditor agreement upon request);

(i) the Permitted Mezzanine Loan shall be a fixed rate loan, or a floating rate loan containing an interest rate that is capped at an amount that satisfies the debt service coverage ratio requirement set forth in subparagraph (c) above, with interest due and payable monthly (i.e., interest does not accrue) and such interest rate shall not be subject to adjustment except after an event of default (Borrower agreeing to cause the purchase of an interest rate cap to reflect the foregoing);

(j) if requested by Lender, Borrower shall execute amendments to the Loan Documents reasonably requested by Lender, to reflect the existence of such Permitted Mezzanine Loan, provided that any such amendments or agreements will not alter the payment terms of the Loan set forth in this Agreement or the other Loan Documents or materially and adversely affect Borrower or impose additional material obligations or liabilities upon Borrower;

(k) if required by Lender, Borrower shall deliver (i) Additional Insolvency Opinions and, if the Loan Documents are amended pursuant to Section 2.8(k), opinions regarding due execution and enforceability with respect to the Properties, Borrower, Mezzanine Borrowers, Holdings, Guarantor and their respective Affiliates and the Loan Documents, and such related matters as Lender shall reasonably require, and (ii) revised organizational documents for Borrower, which opinions and organizational documents shall be reasonably satisfactory to Lender;

(l) all necessary or appropriate governmental or other third party consents (including any approvals, notices, filings or other actions under or pursuant to the Gaming Laws or other Legal Requirements) required to be obtained or taken by Borrower, any Mezzanine Borrower or the Permitted Mezzanine Borrower for the execution, delivery and performance by the Permitted Mezzanine Borrower of the Permitted Mezzanine Loan shall have been obtained or taken; and

(m) all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with this Section 2.8 shall be paid by Borrower (but no approval or consent fees shall be payable in connection therewith).

III.	CONDITIONS PRECEDENT

Section 3.1. Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Original Closing Date (provided, however, with respect to Paris Las Vegas, Paris Individual Borrower, Harrah’s Laughlin and Laughlin Individual Borrower, the references in this Article 3 to “Original Closing Date” shall be to the date hereof):

3.1.1. Representations and Warranties; Compliance with Conditions. The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Original Closing Date and as of the date hereof with the same effect as if made on and as of such dates, and no Default or an Event of Default shall have occurred and be continuing; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

3.1.2. Loan Agreement and Note. Lender shall have received a copy of this Agreement and the Note, in each case, duly executed and delivered on behalf of Borrower.

3.1.3. Delivery of Loan Documents; Title Insurance; Reports; Leases.

(a) Mortgages, Assignments of Leases. Lender shall have received from Borrower fully executed and acknowledged counterparts of the Mortgages and the Assignments of Leases and evidence that counterparts of the Mortgages and Assignments of Leases have been delivered to the title company for recording, in the reasonable judgment of Lender, so as to effectively create upon such recording valid and enforceable Liens upon each Individual Property, of the requisite priority, in favor of Lender (or such other trustee as may be required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. Lender shall have also received from Borrower fully executed counterparts of the other Loan Documents.

(b) Title Insurance. Lender shall have received Title Insurance Policies issued by a title company reasonably acceptable to Lender and dated as of the Original Closing Date, with reinsurance and direct access agreements reasonably acceptable to Lender and tie-in endorsements dated as of the date hereof acceptable to Lender with respect to all such Title Insurance Policies. Such Title Insurance Policies shall (i) provide coverage in amounts reasonably satisfactory to Lender, (ii) insure Lender that the relevant Mortgage creates a valid lien on the Individual Property encumbered thereby of the requisite priority, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain such endorsements and affirmative coverages as Lender may reasonably request, and (iv) name Lender as the insured. The Title Insurance Policies shall be assignable. Lender also shall have received evidence that all premiums in respect of such Title Insurance Policies have been paid.

(c) Survey. Lender shall have received a current Survey for each Individual Property, certified to the title company and Lender and their successors and assigns, in form and content reasonably satisfactory to Lender and prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the Accuracy Standards for ALTA/ACSM Land Title Surveys as adopted by ALTA, American Congress on Surveying & Mapping and National Society of Professional Surveyors in 2005. Each such Survey shall reflect the same legal description contained in the Title Insurance Policies relating to such Individual Property and shall include, among other things, a metes and bounds description (or other description reasonably satisfactory to Lender) of the real property comprising part of such Individual Property reasonably satisfactory to Lender. The surveyor’s seal shall be affixed to each Survey and the surveyor shall provide a certification for each Survey in form and substance reasonably acceptable to Lender.

(d) Insurance. Lender shall have received valid certificates of insurance for the Policies required hereunder, satisfactory to Lender in its reasonable discretion, and evidence of the payment of all Insurance Premiums payable for the existing policy period.

(e) Environmental Reports. Lender shall have received a Phase I environmental report (and, if recommended by the Phase I environmental report, a Phase II environmental report) in respect of each Individual Property, in each case satisfactory in form and substance to Lender. Lender acknowledges that the foregoing condition has been satisfied, provided that the underground storage tank at Harrah’s Las Vegas shall be registered if and to the extent the same is required under Legal Requirements and Lender shall have received and reasonably approved the O&M Plans contemplated pursuant to the above-referenced environmental reports in respect of Flamingo Las Vegas and Harrah’s Las Vegas.

(f) Zoning. With respect to each Individual Property, Lender shall have received, at Lender’s option, either (i) (A) letters or other evidence with respect to each Individual Property from the appropriate municipal authorities (or other Persons) concerning applicable zoning and building laws, and (B) an ALTA 3.1 zoning endorsement for the applicable Title Insurance Policy or (ii) a zoning report, in each case in substance reasonably satisfactory to Lender.

(g) Encumbrances. Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first priority Lien as of the Original Closing Date with respect to each Mortgage on the applicable Individual Property, subject only to applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.

3.1.4. Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall be in form and substance reasonably satisfactory to Lender, and shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof.

3.1.5. Delivery of Organizational Documents. Borrower shall deliver or cause to be delivered to Lender copies certified by Borrower of all organizational documentation related to Borrower and each Loan Party and/or the formation, structure, existence, good standing and/or qualification to do business, as Lender may request in its sole discretion, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender.

3.1.6. Opinions of Borrower’s Counsel. Lender shall have received opinions from Borrower’s counsel with respect to non-consolidation and the due execution, authority, enforceability of the Loan Documents and such other matters as Lender may require, including True Lease Opinions, and all such opinions shall be in form, scope and substance satisfactory to Lender and Lender’s counsel in their reasonable discretion.

3.1.7. Budgets. Borrower shall have delivered, and Lender shall have approved in its reasonable discretion, the Annual Budget for the current Fiscal Year.

3.1.8. Basic Carrying Costs. Borrower shall have paid all Basic Carrying Costs relating to the Properties which are in arrears, including, without limitation, (a) accrued but unpaid Insurance Premiums, (b) currently due Taxes (including any in arrears) and (c) currently due Other Charges, which amounts shall be funded with proceeds of the Loan.

3.1.9. Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

3.1.10. Payments. All payments, deposits or escrows required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Original Closing Date shall have been paid.

3.1.11. Windstorm Insurance Intercreditor Agreement; IP License. The Windstorm Insurance Intercreditor Agreement and the IP License shall have been executed by all parties thereto and delivered to Lender.

3.1.12. Transaction Costs. Borrower shall have paid or reimbursed Lender for all title insurance premiums, recording and filing fees, costs of environmental reports, Physical Conditions Reports, appraisals and other reports, the reasonable fees and costs of Lender’s counsel and all other third party out-of-pocket expenses reasonably incurred in connection with the origination of the Loan.

3.1.13. Material Adverse Change. There shall have been no material adverse change in the financial condition or business condition of Borrower, any Loan Party or the Properties since the date of the most recent financial statements delivered to Lender. The income and expenses of the Properties, the occupancy thereof, and all other features of the transaction shall be as represented to Lender without material adverse change. None of Borrower, any Loan Party or any of their respective constituent Persons shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.

3.1.14. Leases and Rent Roll. Lender shall have received copies of all Leases and certified copies of any Leases as requested by Lender. Lender shall have received a current certified rent roll of the Properties, reasonably satisfactory in form and substance to Lender.

3.1.15. Tax Lot. Lender shall have received evidence that each Individual Property constitutes one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Lender.

3.1.16. Physical Conditions Reports. Lender shall have received Physical Conditions Reports with respect to each Individual Property, which reports shall be reasonably satisfactory in form and substance to Lender. Lender acknowledges that the foregoing condition has been satisfied.

3.1.17. Operating Leases; Operating Lease Guaranty. Lender shall have received copies of the Operating Leases and each Operating Lease Guaranty which shall be reasonably satisfactory in form and substance to Lender.

3.1.18. Appraisal. Lender shall have received an appraisal of each Individual Property, which shall be reasonably satisfactory in form and substance to Lender.

3.1.19. Financial Statements. Lender shall have received a balance sheet with respect to each Individual Property for the two most recent Fiscal Years and statements of income and statements of cash flows with respect to each Individual Property for the three most recent Fiscal Years, each in form and substance reasonably satisfactory to Lender.

3.1.20. Interest Rate Cap and Further Documents. Lender or its counsel shall have received a fully executed Interest Rate Cap Agreement and a Collateral Assignment of Interest Rate Cap Agreement, together with an opinion of counsel in form and substance satisfactory to it, or shall have received reasonably satisfactory evidence that same will be delivered promptly following the Original Closing Date.

3.1.21. Gaming Authority Approvals. Borrower and Operating Company shall have obtained all Operating Permits from Gaming Authorities that are required in order to permit the closing of the Loan and the Mezzanine Loan (if required), or in connection with the Operating Lease or the Operating Lease Guaranty (if required), or to permit the conveyances of any of the Properties to Borrower (effected immediately prior hereto) and the operation of the Properties as currently conducted.

IV.	REPRESENTATIONS AND WARRANTIES

Section 4.1. Borrower Representations. Borrower represents and warrants as of the date hereof and as of the Original Closing Date (or, with respect to Paris Las Vegas, Paris Individual Borrower, Harrah’s Laughlin and Laughlin Individual Borrower, as of the date hereof, and provided that, with respect to each Swap Property, the references in this Article 4 to “Original Closing Date” shall be to the date hereof), except as disclosed in Schedule XXIII, that:

4.1.1. Organization. (a) Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own the Individual Properties and to transact the businesses in which it is (or each of them is) now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Borrower possesses all rights, licenses, permits and authorizations (governmental or otherwise) necessary to entitle it to own its properties and to transact the businesses in which it is now engaged and the failure to possess which would reasonably be expected to have an Individual Material Adverse Effect. The sole business of Borrower is the ownership of the Properties. The ownership interests of Borrower are as set forth on the organizational chart attached hereto as Schedule VIII.

(a) Each Operating Company has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties or assets, including the Gaming Equipment, and to transact the businesses in which it is now engaged. Each Operating Company is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, including the operation of the Casino Components at each Individual Property. Each Operating Company possesses all rights, licenses, permits and authorizations (governmental or otherwise) necessary to entitle it to operate the Properties currently operated by each such Operating Company and to transact the businesses in which it is now engaged and the failure to possess which would reasonably be expected to have an Individual Material Adverse Effect. The sole business of each Operating Company is the management and operation of the Individual Property or Properties currently operated by each such Operating Company. The ownership interests of each Operating Company are as set forth on the organizational chart attached hereto as Schedule VIII.

4.1.2. Proceedings. Borrower and Operating Company have taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and Operating Company, and constitute legal, valid and binding obligations of Borrower and Operating Company enforceable against Borrower and Operating Company (as applicable) in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3. No Conflicts; Approvals. (a) The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and Operating Company will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower or Operating Company pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement, material lease or other material agreement or instrument to which Borrower or Operating Company (as applicable) is a party or by which any of Borrower’s or Operating Company’s property or assets is or are subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or Operating Company any of Borrower’s or Operating Company’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by Borrower and Operating Company of this Agreement or any other Loan Documents (and the execution by Lender of the remedies provided in the Loan Documents, subject to the limitations thereon pursuant to applicable Gaming Laws) has been obtained and is in full force and effect.

(a) Borrower and Operating Company have obtained all consents and approvals, including all approvals of Governmental Authorities including Gaming Authorities, if required, in connection with the execution, delivery and performance of the Loan Documents (including by Lender and each Mezzanine Lender), the Operating Lease, the Operating Lease Guaranty, the IP License and the operation of the business currently conducted at any of the Properties, and shall promptly execute any and all such instruments and documents, deliver any certificates and do all such other acts or things required by the Gaming Authorities to maintain or keep current such approvals.

4.1.4. Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s knowledge, threatened against or affecting any Loan Party, any Affiliates of Borrower, including Holdings, Operating Company or any Individual Property, or any prior owner or other holder of any interest in any Individual Property, which actions, suits or proceedings, if determined against any Loan Party, Holdings, Operating Company, any other Affiliate or any Individual Property, (taking into account the reasonably estimated damages payable in connection therewith), is reasonably likely to materially adversely affect the condition (financial or otherwise) or business of any Loan Party, any Affiliate of Borrower that is a direct or indirect owner of Borrower, including Holdings and Operating Company, or the condition or ownership of any Individual Property, or any of the material rights, interests and remedies of Lender under the Loan Documents (taken as a whole). None of the actions described on Schedule XXIV, if determined adversely to Borrower, Operating Company and/or any of their respective Affiliates, as applicable, would result in the payment by Borrower, Operating Company or such Affiliate of an amount in excess of Ten Million and no/100 Dollars ($10,000,000.00), except to the extent covered by insurance.

4.1.5. Agreements. Neither Borrower nor Operating Company is in default, in any material respect, in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement or instrument to which it is a party or by which Borrower, Operating Company or any of the Properties are bound. Neither Borrower nor Operating Company has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower or

Operating Company is a party or by which Borrower, Operating Company or the Properties is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Properties as permitted pursuant to clause (t) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof, (b) obligations under the Loan Documents and the Operating Lease and in the case of Borrower, Permitted Indebtedness and, in the case of Operating Company, Permitted Indebtedness (Operating Company).

4.1.6. Title. (a) Borrower has good, marketable and insurable fee simple title to the real property comprising part of each Individual Property and that is owned in fee, and good title to the balance of such Individual Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Each Operating Company has good, marketable and insurable leasehold title to the real property demised to it, free and clear of all Liens whatsoever except the Permitted Encumbrances and such other Liens as are permitted pursuant to or created by the Loan Documents. To Borrower’s best knowledge, the Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of any of the Properties (as currently used) or Borrower’s ability to repay the Loan. Each Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on each Individual Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Except as insured over by the Title Insurance Policy to the reasonable satisfaction of Lender, there are no claims for payment for work, labor or materials affecting any of the Properties which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

(b) Each Operating Company has good, marketable title to the Gaming Equipment, free and clear of all Liens whatsoever (except equipment financing and leasing arrangements entered into by Operating Company in the ordinary course of its business (subject to the limitations set forth in the definition of “Permitted Indebtedness (Operating Company)”).

4.1.7. Solvency. Borrower has (a) not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. The fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower, Operating Company, any Loan Party or any constituent Person, and none of Borrower, Operating Company, any Loan Party or any constituent Person has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. None of Borrower, Operating Company, any Loan Party or any of their respective constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s, Operating Company’s or any Loan Party’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it, Operating Company, any Loan Party or such constituent Persons.

4.1.8. Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which has, nor as far as Borrower can foresee, might reasonably be expected to have an Individual Material Adverse Effect or an Aggregate Material Adverse Effect.

4.1.9. No Plan Assets. Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Loan Agreement.

4.1.10. Compliance. Except as disclosed in the zoning reports obtained by Lender in connection with the origination of the Loan, Borrower, Operating Company and each Individual Property (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws. Borrower and Operating Company are not in default or violation of (i) any material order, writ, injunction, decree or demand of any Gaming Authority or (ii) any material order, writ, injunction, decree or demand of any other Governmental Authority. There has not been committed by Borrower, Operating Company or any other Person in occupancy of or involved with the operation or use of the Properties any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.11. Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan, the Properties and each Loan Party (i) are true, complete and correct in all material respects, (ii) accurately represent in all material respects the financial condition of the Properties as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on Borrower, any Loan Party, any Individual Property or the operation thereof as mixed-use hotel and casino properties, except as referred to or reflected in said financial statements. Borrower has no Indebtedness other than the Loan. Except for Permitted Indebtedness (Operating Company), Operating Company does not have any Indebtedness or contingent liabilities, or due and unpaid liabilities for taxes, that are known to Borrower or Operating Company and reasonably likely to have a materially adverse effect on Borrower, any Loan Party, any Individual Property or the operation thereof as mixed-use hotel and casino properties, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of Borrower or Operating Company from that set forth in said financial statements.

4.1.12. Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property.

4.1.13. Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14. Utilities and Public Access. Each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its respective intended uses. All public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right-of-way abutting such Individual Property (which are connected so as to serve such Individual Property without passing over other property) or in recorded easements serving such Individual Property and such easements are set forth in and insured by the Title Insurance Policies. All roads necessary for the use of each Individual Property for their current respective purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15. Not a Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Code.

4.1.16. Separate Lots. Each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Individual Property.

4.1.17. Assessments. There are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments.

4.1.18. Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, any Affiliates of Borrower including Holdings, Operating Company or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and Borrower, any Affiliates of Borrower including Holdings, Operating Company and Guarantor have not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19. No Prior Assignment. There are no prior assignments of the Leases (including the Operating Leases) or of the Rents (or any Revenue) due and payable or to become due and payable which are presently outstanding.

4.1.20. Insurance. Borrower (or Operating Company) has obtained and has delivered to Lender certified copies of all Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No material claims have been made under any such Policies except such as have been disclosed to Lender, and no Person, including Borrower and Operating Company, has done, by act or omission, anything which would impair the coverage of any such Policies.

4.1.21. Use of Properties. Each Individual Property is used exclusively as a mixed-use hotel and casino operation, and other appurtenant and related uses.

4.1.22. Gaming Licenses and Operating Permits.

(a) Schedule IX contains a correct and complete list of all Gaming Licenses and other material licenses, certification and permits for each of the Properties (and the holder thereof).

(b) Borrower possesses all licenses, permits, franchises, authorizations, certificates, approvals and consents, including, without limitation, all certificates of occupancy, which are material to the ownership and use of each of the Properties, and Operating Company possesses all licenses, permits, franchises, authorizations, certificates, approvals and consents, including, without limitation, all environmental, liquor, Gaming Licenses, health and safety licenses of all Governmental Authorities which are material to the conduct of their business and the use, occupation and operation of each of the Properties and the failure to possess which would have an Individual Material Adverse Effect (collectively, “Operating Permits”); each such Operating Permit is and will be in full force and effect (unless, in the case of any Operating Permit, such Operating Permit is no longer necessary or advisable for the conduct of Borrower’s or Operating Company’s business); Borrower, Operating Company and each of its Affiliates are in compliance in all material respects with all such Operating Permits, and no event (including, without limitation, any material violation of any law, rule or regulation) has occurred which would be reasonably likely to lead to the revocation or termination of any such Operating Permit or the imposition of any material restriction thereon.

(c) Operating Company and each of its Affiliates possesses all Gaming Licenses which are material to the conduct of their business and the ownership, use, occupation and operation of each of the Properties. Further, Borrower hereby represents and warrants as follows:

(i) Each Gaming License is in full force and effect (except for such Gaming Licenses as are no longer necessary or advisable for the conduct of Borrower’s or Operating Company’s business); Operating Company and each of its Affiliates, respective directors, members, managers, officers, key personnel and Persons holding a five percent (5%) or greater equity or economic interest directly or indirectly in Operating Company is in compliance in all material respects with all such Gaming Licenses (to the extent required by Legal Requirements), and no event (including, without limitation, any material violation of any Legal Requirements) has occurred which would be reasonably likely to lead to the revocation or termination of any such Gaming Licenses or the imposition of any restriction thereon;

(ii) Borrower has no reason to believe that it and Operating Company will not be able to maintain in effect all Gaming Licenses necessary for the lawful conduct of their business or operations wherever now conducted and as planned to be conducted, including the ownership and operation of the Casino Components, pursuant to all applicable Legal Requirements;

(iii) All Gaming Licenses are in full force and effect and have not been. amended or otherwise modified, rescinded, revoked or assigned in any manner that would reasonably be expected to have an Individual Material Adverse Effect;

(iv) Neither Borrower nor Operating Company is in default in any material respect under, or in violation in any material respect of, any Gaming License (and no event has occurred, and no condition exists, which, with the giving of notice or passage of time or both, would constitute a default thereunder or violation thereof that has caused or would reasonably be expected to cause the loss of any Gaming License) (unless, in the case of any Gaming License, such Gaming License is no longer necessary or advisable for the conduct of Borrower’s or Operating Company’s business);

(v) Neither Borrower nor Operating Company has received any notice of any violation of Legal Requirements which has caused or would reasonably be expected to cause any Gaming License to be suspended, forfeited, modified in any manner that would have an Individual Material Adverse Effect, not renewed, rescinded or revoked (unless, in the case of any Gaming License, such Gaming License is no longer necessary or advisable for the conduct of Borrower’s or Operating Company’s business);

(vi) No condition exists or event has occurred which would reasonably be expected to result in the suspension, revocation, impairment, forfeiture, rescission or non-renewal of any Gaming License (unless, in the case of any Gaming License, such Gaming License is no longer necessary or advisable for the conduct of Borrower’s or Operating Company’s business); and

(vii) The continuation, validity and effectiveness of all Gaming Licenses will not be adversely affected by the transactions contemplated by this Agreement.

(d) There is no proceeding, investigation, or disciplinary action (including, without limitation, before any Gaming Authority, under any Gaming Law or under any Gaming License or other Operating Permit) pending or, to Borrower’s knowledge, threatened against any of Borrower, Operating Company or, to Borrower’s knowledge, any of their respective directors, members, managers, officers, key personnel or Persons holding a five percent (5%) or greater direct or indirect equity or economic interest in Borrower or Operating Company and that could reasonably be expected to have an Individual Material Adverse Effect.

(e) There is no proceeding (including, without limitation, before any Gaming Authority, under any Gaming Law or under any Gaming License or other Operating Permit) pending or, to Borrower’s knowledge, threatened either (a) in connection with, or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge, any of the Loan Documents or any of the transactions contemplated therein, or (b) that could reasonably be expected to have an Individual Material Adverse Effect.

(f) Neither the execution, delivery or performance of any of the Loan Documents (nor the Securitization or any participations in the Loan, or the creation or sale of any of the Mezzanine Loans) will (i) require the consent of any Gaming Authority not heretofore obtained or (ii) allow or result in the imposition of any material penalty under, or the revocation or termination of, any Gaming License or any material impairment of the rights of the holder of any Gaming License.

4.1.23. Flood Zone. None of the Improvements on any Individual Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to each such Individual Property.

4.1.24. Physical Condition. Except as disclosed in the engineering reports obtained by Lender in connection with the Properties, to Borrower’s knowledge, each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25. Boundaries. To Borrower’s knowledge, all of the improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property. No improvements on adjoining properties encroach upon any Individual Property, and no easements or other encumbrances upon an Individual Property encroach upon any of the improvements, so as to affect the value or marketability of the applicable Individual Property (except those which, in each case, are insured against by the Title Insurance Policy).

4.1.26. Leases. (a) The Operating Leases (together with any certificates and notifications entered into in connection therewith) and the Operating Lease Guaranty provided to Lender on the Closing Date (or, with respect to those Operating Leases relating to Swap Properties, on the Closing Date) are true, correct, accurate and complete copies of such documents and constitute the entire agreement between the parties thereto with respect to the subject matter therein and there are no written agreements modifying, amending, supplementing or restating such documents. Except as set forth on Schedule X, the Properties are not subject to any space Leases other than the Operating Lease and space Leases providing for occupancy of less than one hundred (100) square feet. Each Operating Lease is a “true lease” for all purposes of the Bankruptcy Code (including Section 365(d) and 502(b)(6) thereof) and applicable Legal Requirements, and no Operating Lease constitutes a financing or conveys any interest in the Properties other than the leasehold interest therein demised thereby. Borrower is the owner and lessor of landlord’s interest in the Operating Lease and the Operating Lease Guaranty. Currently, no Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Operating Lease, any other space Leases listed on Schedule X and, with respect to a right to occupancy only (and not a possessory interest), hotel guests. Each Operating Lease and Operating Lease Guaranty is in full force and effect and there are no material events of default thereunder by any party thereto and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute such a default thereunder. No Rent under any Operating Lease has been paid more than one (1) month in advance of its due date and no Rents or charges under the Operating Lease have been waived, released or otherwise discharged or compromised. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Operating Lease, Operating Lease Guaranty or of the Rents. No Operating Company has assigned the Operating Lease or sublet all or any portion of any Individual Property except pursuant to the Operating Lease and the terms hereof.

(b) The Properties are not subject to any space Leases other than the Leases described in Schedule X attached hereto. Operating Company is the owner and lessor of landlord’s interest in all such space Leases. No Person has any possessory interest in any Individual Property except under and pursuant to the provisions of the space Leases, and no Person has any right to occupy any portion of any Individual Property except under and pursuant to the provisions of the space Leases and hotel guests. The current space Leases are in full force and effect and, except as shown in Schedule X attached hereto, to Borrower’s knowledge, there are no material defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. No Rent has been paid more than one (1) month in advance of its due date. Except as shown in Schedule X attached hereto, all work to be performed by Borrower (or Operating Company) under each space Lease has been performed as and to the extent required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower (or Operating Company) to any tenant has already been received by such tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any space Lease or of the Rents received therein which is still in effect. To Borrower’s knowledge, except as shown on Schedule X, no tenant listed on Schedule X has assigned its space Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises. No tenant under any space Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. No tenant under any space Lease has any right or option for additional space in the Improvements except pursuant to such tenant’s space Lease.

4.1.27. Trade Name; Other Intellectual Property. Each Borrower and Operating Company owns and possesses or licenses (as the case may be) all such patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, websites, domain names and copyrights, as more particularly described on Schedule XI, as Borrower and Operating Company consider necessary for the conduct of their respective businesses as now conducted without, individually or in the aggregate, any infringement upon rights of other Persons, in each case except as could not reasonably be expected to materially and adversely (i) affect the value of any of the Properties, (ii) impair the use and operation of any of the Properties or (iii) impair Borrower’s and Operating Company’s ability to pay their respective obligations (under the Loan Documents or the Operating Lease) in a timely manner.

4.1.28. Principal Place of Business; State of Organization. (a) Borrower’s principal place of business as of the date hereof is the address set forth in Schedule I. Each Borrower is organized under the laws of the State of Delaware.

(b) Operating Company’s principal place of business as of the date hereof is the address set forth in Schedule I. Each Operating Company is organized under the laws of the state of Delaware.

4.1.29. Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Properties to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgages, have been paid, and, under current Legal Requirements, each of the Mortgages is enforceable in accordance with their respective terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

4.1.30. Special Purpose Entity/Separateness. From the Original Closing Date, until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that Borrower and each SPE Party (other than Paris Individual Borrower and Laughlin Individual Borrower) is, has been, shall be and shall continue to be a Special Purpose Entity. Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that each of Paris Individual Borrower and Laughlin Individual Borrower is, shall be, and shall continue to be a Special Purpose Entity. From the Original Closing Date to, and including, the date hereof, Borrower hereby represents and warrants that each of Original Tahoe Borrower and Original Showboat Borrower has each been a Special Purpose Entity.

(a) The representations, warranties and covenants set forth in Section 4.1.30 shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(b) All of the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct and any assumptions made in any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct. Borrower has complied and will comply with, and Borrower shall cause each SPE Party and Operating Company to comply with, all of the assumptions made with respect to the SPE Parties and Operating Company in the Insolvency Opinion. The SPE Parties will have complied and will comply with all of the assumptions made with respect to the SPE Parties in any Additional Insolvency Opinion. Each entity with respect to which an assumption shall be made in any Additional Insolvency Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion.

(c) All of the assumptions made in the True Lease Opinion, including, but not limited to, any exhibits attached thereto, are true and correct and any assumptions made in any subsequent true lease opinion required to be delivered in connection with the Loan Documents (an “Additional True Lease Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct. Each SPE Party has complied and will comply with, and Borrower shall cause Operating Company to comply with, all of the assumptions made with respect to such SPE Parties and Operating Company in the True Lease Opinion. Each SPE Party will have complied and will comply with all of the assumptions made with respect to such SPE Parties in any Additional True Lease Opinion. Each entity with respect to which an assumption shall be made in any Additional True Lease Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional True Lease Opinion.

4.1.31. Operating Leases; Operating Lease Guaranty. The Operating Leases and the Operating Lease Guaranty are in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

4.1.32. Illegal Activity. No portion of any Individual Property has been or will be purchased with proceeds of any illegal activity.

4.1.33. IP License. The IP License in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

4.1.34. Investment Company Act. Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.1.35. Embargoed Person. At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Holdings, Operating Company and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in any Loan Party or Operating Company, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in any Loan Party, Holdings or Operating Company, as applicable, with the result that the investment in any Loan Party, Holdings or Operating Company, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of any Loan Party, Holdings or Operating Company, as applicable, have been derived from any unlawful activity with the result that the investment in Loan Party, Holdings or Operating Company, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36. Intentionally Omitted.

4.1.37. Taxes including Gaming Taxes and Fees. Borrower and each of its Affiliates, and Operating Company and each of its Affiliates, have filed or caused to be filed all Federal, state, local and foreign tax returns (including, without limitation, all reports relating to gaming taxes and fees to the Gaming Authorities) which are required to be filed by them, on or prior to the Original Closing Date or the date hereof, as applicable, other than tax returns in respect of taxes that (i) are not franchise, capital or income taxes, (ii) in the aggregate are not material and (iii) would not, if unpaid, result in the imposition of any material Lien on any property or assets of Borrower (or any of its Affiliates) or Operating Company (or any of its Affiliates). All such filed tax returns were, to Borrower’s knowledge, true, correct and complete when filed. Borrower and its Affiliates, and Operating Company and its Affiliates, have paid or caused to be paid all taxes shown to be due and payable on such filed returns or on any assessments received by them, other than any taxes or assessments the validity of which Borrower or such Affiliate (or Operating Company and its Affiliates, as applicable) is contesting in good faith by appropriate proceedings, and with respect to which Borrower or such Affiliates (or Operating Company and its Affiliates, as applicable) shall have set aside adequate reserves. Neither Borrower nor any of its Affiliates (nor Operating Company or any of its Affiliates, as applicable) has as of the date hereof requested or been granted any extension of time to file any Federal, state, local or foreign tax return. Neither Borrower nor Operating Company is party to (or has any obligation under) any tax sharing agreement.

4.1.38. Intentionally Omitted.

4.1.39. REA. Each REA is in full force and effect and neither Borrower nor, to Borrower’s actual knowledge, any other party to the REA, is in default in any material respect thereunder, and to the best of Borrower’s actual knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a material default thereunder. To Borrower’s actual knowledge, no REA has been modified, amended or supplemented except as disclosed in any Title Insurance Policy.

4.1.40. Operation of Properties. (a) The operation, management and use of each Individual Property by Borrower and Operating Company is in compliance in all material respects with applicable Legal Requirements, including all applicable Gaming Laws, and all other federal, state, or local governmental authorities including, without limitation, those requirements relating to such Individual Property’s physical structure and environment, except to the extent that non-compliance would not reasonably be expected to have an Individual Material Adverse Effect.

(b) The licenses, permits, and regulatory agreements, approvals and registrations relating to each Individual Property, including the Gaming Licenses, (i) may not be, and have not been, transferred to any location other than any Individual Property; have not been pledged as collateral security for any other loan or indebtedness; and are held free from restrictions or known conflicts that would materially impair the use or operation of any Individual Property as intended, (b) are in full force and effect and in good standing and (c) are not provisional, conditional or probationary in any manner.

(c) None of Borrower, Holdings, Guarantor or Operating Company is currently the subject of any proceeding by any Governmental Authority, and no notice of any violation has been received from a Governmental Authority that, in either case, would reasonably be expected to have an Individual Material Adverse Effect or an Aggregate Material Adverse Effect.

(d) None of Borrower or Operating Company has received a statement of charges or deficiencies and no penalty enforcement actions have been undertaken against any of them relating to any Individual Property by any Governmental Authority during the last three (3) calendar years which caused or could cause an Individual Material Adverse Effect or an Aggregate Material Adverse Effect.

(e) Each Operating Lease and Operating Lease Guaranty is in full force and effect and no party to either agreement has defaulted thereunder in any material respect.

(f) None of Borrower or Operating Company has pledged its receivables relating to any of the Properties as collateral security for any other loan or indebtedness.

Section 4.2. Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

V.	BORROWER COVENANTS

Section 5.1. Affirmative Covenants. From the Original Closing Date (or, with respect to each Swap Property, from the date hereof) and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of all Mortgages encumbering the Properties (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1. Existence; Compliance with Legal Requirements. Borrower shall, and shall cause Operating Company to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect their existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to Borrower, Operating Company and the Properties, including, without limitation, Prescribed Laws. There shall never be committed by Borrower and Borrower shall not permit any other Person in occupancy of or involved with the operation or use of the Properties, including Operating Company, to commit any act or omission affording the federal government or any state or local government the right of forfeiture against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Properties in good working order and repair. Borrower shall keep the Properties insured at all times as (and in the amounts) provided elsewhere in this Agreement. Borrower shall operate any Individual Property that is the subject of the O&M Agreement in accordance with the terms and provisions thereof in all material respects. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or any Individual Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any applicable material instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Legal Requirements; (iii) no Individual Property nor any material part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon receipt of a final, non-appealable determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any such Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower and any Individual Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or any Individual Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2. Taxes and Other Charges. Borrower shall pay or cause to be paid all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay or cause to be paid Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof. Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid; provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof. Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Properties other than Permitted Encumbrances, and shall promptly pay or cause to be paid for all utility services provided to the Properties. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any applicable material other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Legal Requirements; (c) no Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall promptly upon receipt of a final, non-appealable determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (f) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Mortgage being primed by any related Lien.

5.1.3. Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or, to Borrower’s knowledge, threatened against Borrower, Operating Company, Holdings or Guarantor which, in any such case, might materially adversely affect Borrower’s, Operating Company’s, Holdings’s or Guarantor’s condition (financial or otherwise) or business or any Individual Property. Borrower shall not, without the prior written consent of Lender (which may be furnished or withheld at its sole and absolute discretion), give its consent or approval to the settlement of any claim against Borrower, other than a fully insured third party claim, in any amount greater than Five Million and no/100 Dollars ($5,000,000.00).

5.1.4. Access to Properties. Borrower shall permit agents, representatives and employees of Lender and any Noteholder, and prospective purchasers of any Note or any interest therein, to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice, and Borrower shall cause Operating Company to permit such access by Lender, in each case subject to the rights of tenants under Leases and Hotel guests.

5.1.5. Notice of Default. Borrower shall promptly advise Lender of any material Default or Event of Default of which Borrower has knowledge.

5.1.6. Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7. Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.

5.1.8. Award and Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any actual, reasonable out-of-pocket expenses incurred in connection therewith (including actual, reasonable out-of-pocket attorneys’ fees and disbursements, and, if reasonably required, the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Insurance Proceeds.

5.1.9. Further Assurances. Borrower shall and shall cause Guarantor and Operating Company to, at Borrower’s sole cost and expense:

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument, in each case in such party’s possession, not subject to confidentiality restrictions barring the delivery of such materials, and which are either required to be furnished by Borrower or Operating Company pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10. Supplemental Mortgage Affidavits. Borrower represents that it has paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgages. If at any time Lender determines, based on applicable law, that Lender is not being afforded the maximum amount of security available from any one or more of the Properties as a direct or indirect result of applicable taxes not having been paid with respect to any Individual Property, Borrower agrees that Borrower will execute, acknowledge and deliver to Lender, immediately upon Lender’s request, supplemental affidavits increasing the amount of the Debt attributable to any such Individual Property (as set forth as the Allocated Loan Amount on Schedule II annexed hereto) for which all applicable taxes have been paid to an amount determined by Lender to be equal to the lesser of (a) the greater of the fair market value of the applicable Individual Property (i) as of the Original Closing Date (or, with respect to each Swap Property, as of the date hereof) and (ii) as of the date such supplemental affidavits are to be delivered to Lender, and (b) the amount of the Debt attributable to any such Individual Property (as set forth as the Allocated Loan Amount on Schedule II annexed hereto), and Borrower shall, on demand, pay any additional taxes.

5.1.11. Financial Reporting. (a) Borrower will keep or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Lender), books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation on an individual basis of the Properties. Lender (at Lender’s sole cost and expense) shall have the right from time to time at all times during normal business hours upon reasonable notice to examine the books, records and accounts of Borrower at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s or to the extent permitted under the Operating Lease, Operating Company’s accounting records with respect to the Properties, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower will furnish to Lender annually, by no later than April 30, 2009, and thereafter within no more than one hundred twenty (120) days following the end of each Fiscal Year of Borrower, a complete copy of the annual financial statements of the Operating Company and Borrower (and of no other entity or Person), audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Properties on a combined basis for such Fiscal Year (and no other Persons, Properties or assets) and containing statements of profit and loss for the Operating Companies, Borrower and the Properties (on a combined basis) and a balance sheet for the Operating Company, Borrower and the Properties (on a combined basis), in each case showing no other assets than the Properties (and the interests of Operating Company and Borrower therein). In addition, Borrower will furnish to Lender by no later than April 30, 2008 (i) a “balance sheet only audit” prepared by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender (for the Fiscal Year ending December 31, 2007) and (ii) a complete copy of annual financial statements for the Operating Company and Borrower prepared in accordance with GAAP (or such other accounting basis acceptable to Lender), covering the Operating Companies, each Borrower and the Properties on a combined basis for such Fiscal Year (ending December 31, 2007) and containing statements of profit and loss for the Operating Companies, each Borrower and the Properties (in each case, on a combined basis), and a balance sheet for the Operating Companies, Borrowers and the Properties (in each case, on a combined basis). All such statements (including statements for the Fiscal Year ending December 31, 2007, and thereafter for all statements provided yearly to Lender) shall set forth the financial condition and the results of operations for the Properties for such Fiscal Year, and shall include, but not be limited to, amounts representing Borrower’s reasonable and good faith determination of aggregate annual EBITDAR from all of the Properties and capital expenditures (allocated between maintenance and growth) at the Properties (it being acknowledged that Borrower’s statement of EBITDAR pursuant to the above provisions of this sentence and the balance of this Section 5.1.11 shall not be binding on Lender and shall be subject to Lender’s reasonable review). All such statements (including statements for the Fiscal Year ending December 31, 2007, and thereafter for all statements provided yearly to Lender) shall also set forth unaudited schedules for each Individual Property, detailing the statements of profit and loss and a balance sheet for each Individual Property, as well as gross revenues, gross hotel and casino revenues, EBITDAR and capital expenditures (allocated between maintenance and growth). The annual financial statements, as described above, shall be accompanied by (1) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (2) in the case of any financial statements for Fiscal Year 2008 and thereafter, an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, (3) room rate reports and RevPAR calculations, and (4) an Officer’s Certificate certifying (A) that each annual financial statement presents fairly the financial condition and the results of operations of the Operating Companies, Borrowers and the Properties being reported upon, (B) that such financial statements have been prepared in accordance with GAAP (or such other accounting basis acceptable to Lender) and (C) as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same. Any audits performed by Borrower (and any audited materials and other information provided to Lender, as required hereunder in order for Borrower to comply with the requirements of this subparagraph (b)) may be performed with respect to the Properties on a “combining basis” (so that a single audit of the Properties, rather than individual audits of each of the separate Properties, may be performed and provided).

(c) Borrower will furnish, or cause to be furnished, to Lender on or before sixty (60) days after the end of each fiscal quarter the following items, accompanied by an Officer’s Certificate stating that such items fairly present the financial condition and results of the Operating Company, Borrower and the Properties, subject to normal year-end adjustments, as applicable: (i) quarterly and year-to-date operating statements (including Capital Expenditures) noting such information as is necessary and sufficient to fairly represent the financial position and results of operation of the Properties during such quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of ten percent (10%) or more between budgeted and actual amounts for such periods, all in form reasonably satisfactory to Lender; and (ii) a calculation reflecting the Debt Service Coverage Ratio, gross revenues, gross hotel and casino revenues, EBITDAR and capital expenditures (allocated between maintenance and growth), in each case for the immediately preceding twelve (12) month period as of the last day of such quarter (it being acknowledged that Borrower’s statement of EBITDAR pursuant to the above provisions of this sentence and the balance of this Section 5.1.11 shall not be binding on Lender and shall be subject to Lender’s reasonable review). Borrower shall provide the statements and calculations required hereunder on both a “combined basis” for all Properties and on an Individual Property-by-Individual Property basis. In addition, such Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than ninety (90) days. In addition, prior to a Securitization or Syndication, Borrower shall be obligated to provide the statements and calculations, as well as the Officer’s Certificate, described in this subparagraph (c) to Lender on a monthly basis (such requirements to be modified as appropriate to reflect the fact that the information shall be required to be provided monthly (e.g., monthly rent rolls, monthly and year-to-date operating statements, a calculation reflecting the Debt Service Coverage Ratio for the immediately preceding twelve (12) month period as of the last day of such month), in each case within no more than thirty (30) days following the end of each calendar month.

(d) For the partial year period commencing on the Original Closing Date, and for each Fiscal Year thereafter, Borrower shall submit to Lender for informational purposes only an Annual Budget not later than the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender.

(e) Intentionally Omitted.

(f) If, at the time one or more Disclosure Documents are being prepared for a public Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Properties and Related Properties collectively, will be a “Significant Obligor”, as that term is defined in Item 1101(k) of Regulation AB (as defined below), Borrower shall furnish to Lender upon request (i) the selected financial data or, if applicable, net operating income, required under Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the Loan together with any other loans made to an Affiliate of Borrower or secured by a Related Property, that is included in a Securitization with the Loan (each, a “Related Loan”) as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after written notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than sixty

(60) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required. If requested by Lender, in writing, Borrower shall use commercially reasonable efforts to furnish to Lender financial data and/or financial statements for any tenant of any of the Properties (other than a tenant that is a reporting company under the Exchange Act) if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor. “Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related”, within the meaning of the definition of Significant Obligor, to any of the Properties. “Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

(g) All financial data and financial statements provided by Borrower and Operating Company hereunder pursuant to Section 5.1.11(f) shall be prepared in accordance with GAAP, and all such financial statements shall meet the requirements of Regulation AB, Regulation S-X, Regulation S-K to the extent applicable and any other applicable legal requirements. All financial statements referred to in clause (ii) of Section 5.1.11(f) shall be audited by independent accountants of Borrower reasonably acceptable to Lender in accordance with Regulation AB, Regulation S-X, Regulation S-K to the extent applicable and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB, Regulation S-X, Regulation S-K to the extent applicable and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance reasonably acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided, in each case if applicable (i.e., in the case of a public securitization). All financial data and financial statements (audited or unaudited) provided by Borrower under this Section 5.1.11(g) shall be accompanied by an Officer’s Certificate which shall state that such financial statements meet the requirements set forth in the first sentence of this Section 5.1.11(g) to the extent applicable.

(h) If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation AB, Regulation S-X, Regulation S-K or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise be reasonably requested by the Lender.

(i) In the event Lender reasonably determines, in connection with a Securitization, that the financial data and financial statements required in order to comply with Regulation AB, Regulation S-X, Regulation S-K or any amendment, modification or replacement thereto or other legal requirements are other than as provided herein, then notwithstanding the provisions of Sections 5.1.11(f) and (g), Lender may request, and Borrower shall promptly provide, such other financial statements as Lender determines to be necessary or appropriate for such compliance.

(j) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, and (ii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding any of the Properties, Borrower and Operating Company that is provided to Lender pursuant to this Section in connection with the Securitization to such parties reasonably requesting such information in connection with such Securitization.

5.1.12. Business and Operations. Borrower will, and will cause Operating Company to, continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Properties. Borrower will and will cause Operating Company to qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties.

5.1.13. Title to the Properties. Borrower will warrant and defend (a) the title to each Individual Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Mortgages and the Assignments of Leases, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any actual out-of-pocket losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any Individual Property, other than as permitted hereunder, is claimed by another Person.

5.1.14. Costs of Enforcement. In the event (a) that any Mortgage encumbering any Individual Property is foreclosed in whole or in part or that any such Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to any Mortgage encumbering any Individual Property in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or Operating Company or an assignment by Borrower or Operating Company for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all reasonable out-of-pocket costs of collection and defense, including reasonable out-of-pocket attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15. Estoppel Statement. (a) After request by Lender, Borrower shall within ten (10) Business Days (but, provided there exists no Default or Event of Default, no more often than twice during the course of each Fiscal Year of Borrower) furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Mortgages and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b) Borrower shall exercise reasonable best efforts to deliver to Lender upon request, tenant estoppel certificates from each space tenant leasing space at the Properties, and shall exercise reasonable best efforts to deliver an estoppel certificate from each ground lessor, each in form and substance reasonably satisfactory to Lender, provided that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.

(c) After request by Borrower, but not more than twice during the course of each year, Lender shall furnish Borrower with a statement setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, and (v) that the Loan Documents have not been modified or if modified, giving particulars of such modification.

5.1.16. Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Original Closing Date only for the purposes set forth in Section 2.1.4.

5.1.17. Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior consent of Lender.

5.1.18. Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and Holdings as of the date of the Securitization.

5.1.19. No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Individual Property, except as required by Legal Requirements.

5.1.20. Leasing Matters. (a) Borrower shall not (and shall cause Guarantor (Operating Lease) not to), without the prior written consent of Lender (and, if a Securitization shall have occurred, Borrower shall have obtained and delivered to Lender a Rating Agency

Confirmation) restate, materially modify, materially amend or materially supplement (or permit the restatement, material modification, amendment or supplement of) any Operating Lease or Operating Lease Guaranty (provided, that any modification, amendment or supplement affecting any of the economic terms of any Operating Lease or any of the terms of the Operating Lease Guaranty shall be deemed to be material for purposes hereof), terminate or accept the surrender (or permit the termination or surrender) of any Operating Lease or Operating Lease Guaranty, or release or materially waive (or permit the release or material waiver of) the Operating Company or Guarantor (Operating Lease) from the performance or observance of any obligation or condition under the Operating Leases or Operating Lease Guaranty. In connection with a material modification, Lender may request, and in such event, Borrower shall not effect such modification without, an Additional True Lease Opinion in form and substance reasonably satisfactory to Lender issued by Borrower’s counsel (at Borrower’s expense). Borrower shall not permit the prepayment of any rents under the Operating Leases for more than one (1) month prior to the due date thereof. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any modification, amendment or waiver of any provision of the Operating Lease as may be reasonably necessary to comply with the requirements of this Agreement or any other Loan Document or that makes the provisions of the Operating Lease consistent with the provisions of this Agreement or any other Loan Document. Notwithstanding anything contained in this Section 5.1.20(a) to the contrary, (x) Lender’s consent to any amendment, modification or supplement of the Operating Lease (or any new Operating Lease) or the Operating Lease Guaranty may also be conditioned on the delivery by Borrower, upon the reasonable request of Lender, of an Additional Insolvency Opinion and/or an Additional True Lease Opinion acceptable to Lender (and, if a Securitization shall have occurred, acceptable to the Rating Agencies), and (y) Lender’s consent to any assignment of any Operating Lease or Operating Lease Guaranty (or of any interest therein) or any material amendment, material modification or material supplement of any Operating Lease shall also be conditioned on the delivery by Borrower, upon the reasonable request of Lender, of an Additional Insolvency Opinion and an Additional True Lease Opinion acceptable to Lender (and, if a Securitization shall have occurred, acceptable to the Rating Agencies).

(b) Borrower shall not permit (or consent to) an assignment by any Operating Company of any such Operating Company’s interest(s) under any Operating Lease and Borrower shall not assign any of its interests in the Operating Lease Guaranty without, in each case, Lender’s prior written consent (and, if a Securitization shall have occurred, at Lender’s request, without Borrower providing to Lender a Rating Agency Confirmation and an Additional True Lease Opinion).

(c) All space Leases and all renewals of space Leases executed after the Original Closing Date entered into by Operating Company shall (i) provide for rental rates, rent credits and free rent periods comparable to existing local market rates for comparable properties; (ii) be on commercially reasonable terms; (iii) provide that such Lease is subordinate to the Mortgage encumbering the Individual Property in question and that the lessee will attorn to Lender and any purchaser at a foreclosure sale; (iv) not contain any terms which would materially adversely affect Lender’s rights under the Loan Documents; (v) not grant to the tenants thereunder any option or right to purchase the applicable Individual Property (or any portion thereof); and (vi) in the case of Major Leases, have initial terms less than twenty (20) consecutive years, in each case (unless otherwise consented to by Lender pursuant to clause (d) below).

(d) (i) Any Major Lease entered into by Operating Company with respect to an Individual Property executed after the Original Closing Date (and any renewal of any Major Lease with respect to an Individual Property), and any space Lease or space Lease renewal proposed to be entered into by Operating Company after the Original Closing Date and that does not meet the criteria set forth in Sections 5.1.20(a) and subparagraph (c) above, shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed. Borrower shall not terminate or accept the surrender of (and shall not permit Operating Company to terminate or accept the surrender of) a Major Lease (unless by reason of a tenant default) without the consent of Lender.

(ii) Every submission to Lender of any proposed Major Lease (or Major Lease renewal, amendment, modification or termination) for Lender’s approval shall be forwarded to Lender together with a notice from Borrower (in bold typeface) that states “YOUR FAILURE TO RESPOND TO THIS NOTICE AND REQUEST FOR APPROVAL WITHIN TEN (10) BUSINESS DAYS OF YOUR RECEIPT OF THIS NOTICE SHALL CONSTITUTE YOUR DEEMED CONSENT TO THE MATTERS DESCRIBED IN OR THAT ARE THE SUBJECT OF THIS NOTICE”. If Lender responds to Borrower’s request by identifying missing documents or materials that are incomplete or inaccurate (and that are the subject of the request for approval), then Borrower shall re-submit such documents or materials to Lender for its approval together with a second notice from Borrower that complies with this section.

(iii) If Lender fails to approve or disapprove any such proposed request or submission attached to a first notice or request sent by Borrower (or the matters that are the subject of the re-submitted notice or request for approval) within ten (10) Business Days of receipt of same, Borrower shall re-submit such instruments or materials to Lender for Lender’s approval and give Lender a second notice (in bold typeface) that states “SECOND NOTICE — YOUR FAILURE TO RESPOND TO THIS NOTICE AND REQUEST FOR APPROVAL WITHIN FIVE (5) BUSINESS DAYS OF YOUR RECEIPT OF THIS NOTICE SHALL CONSTITUTE YOUR DEEMED CONSENT TO THE MATTERS DESCRIBED IN OR THAT ARE THE SUBJECT OF THIS NOTICE”. If Lender fails to respond to such second notice within five (5) Business Days of receipt of same, then Lender’s consent to the proposed request or submission that is the subject of such notice shall be deemed granted.

(e) Borrower shall and shall cause Operating Company to (i) observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Individual Property involved; (iii) not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (vi) execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require.

(f) Upon request, Borrower shall furnish Lender with executed copies of all new Leases or Lease renewals or amendments.

(g) Notwithstanding anything to the contrary contained herein, Borrower shall not enter into (or permit Operating Company to enter into) a lease of all or substantially all of any Individual Property without Lender’s prior consent.

(h) Provided the foregoing requirements have been complied with and no Event of Default then exists, (i) Lender agrees to enter into a Recognition Agreement with the tenants under Major Leases defined in clause (a)(i) or (a)(ii) of the definition thereof, in each case on the form annexed as Schedule XII hereto (with such changes as shall be negotiated by Lender in good faith) and, in such event, no fee shall be charged by Lender in connection with any such Recognition Agreement (except that Borrower shall reimburse Lender for any reasonable, out-of-pocket fees and expenses incurred by Lender in connection with same) and (ii) if requested by Borrower, Lender agrees to not unreasonably withhold its consent to entering into (and shall enter into) a Recognition Agreement with other tenants, excluding tenants described in any of clauses (b) and (c) of the definition thereof (as to which Lender shall have no obligation whatsoever to grant nondisturbance), in each case on the form annexed as Schedule XII hereto (with such changes as shall be negotiated by Lender in good faith) and, in such event, no fee shall be charged by Lender in connection with any such Recognition Agreement (except that Borrower shall reimburse Lender for any reasonable, out-of-pocket fees and expenses incurred by Lender in connection with same).

5.1.21. Alterations. (a) Borrower shall cause all Alterations with respect to any portion of any of the Properties to be conducted and performed with due diligence in a good and workmanlike manner, and all materials used and work done shall be in accordance with all applicable Legal Requirements. In addition, with respect to the Convention Center Project and the Tower Project, to the extent such projects are pursued, Borrower agrees to (i) diligently pursue each such project to completion in a timely manner, subject to delays arising from Force Majeure events, (ii) cause the work to be performed in connection with each such project in substantial conformance with the plans and specifications for such project and otherwise in conformity with this Agreement, (iii) provide Lender with reasonably detailed monthly progress reports (and such information as Lender shall reasonably request from time to time) regarding the status of the Convention Center Project and the Tower Project, (iv) upon the substantial completion of each such project, provide Lender with evidence of the substantial completion of each such project, copies of final unconditional lien waivers from the general contractors, construction managers or subcontractors for such project (if requested by Lender) and evidence of the final payment of all amounts due in connection with each such project, and a title search for the affected Individual Property indicating that such Individual Property is free from all liens, claims and other encumbrances not previously approved by Lender, and (v) upon final completion of each such project, provide Lender with a final survey acceptable to Lender showing the “as-built” location of the completed Improvements and all easements appurtenant thereto, “as-built” plans and specifications for Lender’s file and a certificate of occupancy to the extent issued by the relevant Governmental Authority.

(b) Borrower shall obtain Lender’s prior consent to (i) any Material Alterations (unless collateral or a completion guaranty is provided as set forth in subparagraph (c) below) or (ii) any Alterations to any of the Improvements (even if otherwise described in clause (i) above) that is reasonably likely to have an Individual Material Adverse Effect. Lender’s consent shall not be required for any Alterations other than the Alterations described in the preceding sentence. Notwithstanding any provision hereof to the contrary, without Lender’s consent, not to be unreasonably withheld or delayed, in no event shall Borrower close or shutter, or undertake or permit any tenant or other Person to undertake, an Alteration that, alone or together with other work then being undertaken, closes or shutters, more than ten percent (10%) of the income-generating space in any Individual Property at any one time. Prior to undertaking any Alteration with respect to an Individual Property in excess of five percent (5%) of the sum of the Allocated Loan Amount for such Individual Property and the “Allocated Loan Amounts” under (and as defined in each of) the Mezzanine Loan Agreements for such Individual Property, to afford Lender a prior and reasonable opportunity to determine whether or not the proposed Alteration would have an Individual Material Adverse Effect, Borrower will deliver such plans, specifications, project schedules, logistical plans, construction budgets (including a statement of sources and uses) and such other information as Lender may reasonably request in respect of such Alteration for review by Lender (and its consultants). All reasonable out-of-pocket costs and expenses incurred by Lender in connection with reviewing said Alterations proposal, including, without limitation, reasonable counsel fees and disbursements and Lender’s consultants, shall be paid by Borrower. The above-referenced submissions to Lender for confirmation or consent shall be delivered with a notice from Borrower (in bold typeface) that states “YOUR FAILURE TO RESPOND TO THIS NOTICE AND REQUEST FOR [CONFIRMATION][APPROVAL] WITHIN TEN (10) BUSINESS DAYS OF YOUR RECEIPT OF THIS NOTICE SHALL CONSTITUTE YOUR DEEMED [CONFIRMATION][CONSENT] TO THE MATTERS DESCRIBED IN OR THAT ARE THE SUBJECT OF THIS NOTICE”. If Lender responds to Borrower’s request by identifying missing documents or materials that are incomplete or inaccurate (and that are the subject of the request for confirmation or approval, as the case may be), then Borrower shall re-submit such documents or materials to Lender for its confirmation or approval, as applicable, together with a second notice from Borrower that complies with this Section. If Lender fails to approve or disapprove (or confirm or deny, as applicable) any such proposed request or submission attached to a first notice or request sent by Borrower (or the matters that are the subject of the re-submitted notice or request for confirmation or approval) within ten (10) Business Days of receipt of same, Borrower shall re-submit such instruments or materials to Lender for Lender’s confirmation or approval and give Lender a second notice (in bold typeface) that states “SECOND NOTICE — YOUR FAILURE TO RESPOND TO THIS NOTICE AND REQUEST FOR [CONFIRMATION][APPROVAL] WITHIN TEN (10) BUSINESS DAYS OF YOUR RECEIPT OF THIS NOTICE SHALL CONSTITUTE YOUR DEEMED [CONFIRMATION][CONSENT] TO THE MATTERS DESCRIBED IN OR THAT ARE THE SUBJECT OF THIS NOTICE”. If Lender fails to respond to such second notice within ten (10) Business Days of receipt of same, then Lender’s confirmation or consent, as applicable, to the proposed request or submission that is the subject of such notice shall be deemed granted.

(c) With respect to any Material Alteration, unless otherwise consented to by Lender, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization, (D) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by an Eligible Institution, or (E) a completion guaranty from an Approved Guarantor in the form attached hereto as Exhibit B (with such changes as Lender shall approve), together with evidence reasonably satisfactory to Lender that the Approved Guarantor has reasonable liquidity taking into account the nature and amount of the guaranteed obligations under such completion guaranty (it being agreed that, if the Approved Guarantor in question is Holdings, then the amounts available for repayment of such obligations under any revolving credit facility in effect at such time in favor of Harrah’s Operating Company, Inc. will be taken into account in determining whether Holdings has reasonable liquidity) and with, if required by applicable Rating Agency requirements, an Additional Insolvency Opinion. Such security, including the amount of the guaranteed obligations under any completion guaranty delivered as aforesaid, shall be in an amount equal to the sum of (i) the excess of the total unpaid amounts with respect to alterations to the Improvements on the applicable Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Threshold Amount and (ii) the costs of collection, and, upon the occurrence and during the continuance of an Event of Default, Lender may apply such security from time to time at the option of Lender to pay for such alterations.

5.1.22. Operation of Property. (a) Borrower shall cause each of the Properties to be operated, in all material respects, in accordance with the Operating Leases and in accordance with all applicable Legal Requirements, including Gaming Laws, and all Gaming Licenses and other Operating Permits and in a manner consistent with their respective use as of the Original Closing Date (or, with respect to each Swap Property, as of the Closing Date). Borrower shall cause Operating Company to post all required bonds, if any, with any Gaming Authority as and in the amounts required under all applicable Legal Requirements (and shall, if Lender makes a request therefor, promptly provide Lender with copies of all such bonds).

(b) Borrower shall not, without Lender’s prior written consent, permit Operating Company to assign or transfer, and Operating Company shall not, without Lender’s prior written consent, assign or transfer, or delegate any responsibilities with respect to, any material Gaming License or Operating Permit.

(c) Borrower shall cause Operating Company to make all filings required under the Gaming Laws, or in connection with any Gaming Licenses or Operating Permits, including in connection with the origination of the Loan and the Mezzanine Loan, and shall deliver copies of such filings as Lender shall reasonably request to Lender, promptly upon request. Borrower will timely pay all fees, investigative fees and costs required by the Gaming Authorities with respect to any such approvals and licenses. Borrower will diligently and comprehensively respond to any inquiries and requests from the Gaming Authorities and promptly file or cause to be filed any additional information required in connection with any required filings as soon as practicable after receipt of requests therefor.

(d) Upon request of Lender, Borrower shall deliver to Lender (or cause Operating Company to deliver to Lender) such evidence of compliance (by Borrower, Operating Company and each Individual Property) with all Legal Requirements, including Gaming Laws as shall be reasonably requested by Lender. Borrower shall immediately deliver to Lender (and shall cause Operating Company to deliver to Lender) any notice of material non-compliance or material violation of any Legal Requirement, or of any material inquiry or investigation commenced by the Gaming Authorities in connection with any of the Properties. Borrower shall immediately notify Lender if it or Operating Company believe that any material license, including any Gaming License, is being or could be revoked or suspended, or that any action is pending, being considered or being, or could be, taken to revoke or suspend Borrower’s or Operating Company’s material licenses, including the Gaming Licenses, or to fine, penalize or impose remedies upon Borrower or Operating Company, or that any action is pending, being considered, or being, or could be, taken to discontinue, suspend, deny, decrease or recoup any payments due, made or coming due to Borrower or Operating Company, in each case if same might reasonably be expected to have an Individual Material Adverse Effect. Borrower shall immediately deliver to Lender any notice received by Borrower or Operating Company alleging or relating to the material non-compliance by Borrower or Operating Company with any Legal Requirements, including Gaming Laws.

(e) In the event that any of the Operating Leases expire or are terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of any of the Operating Leases in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a replacement Operating Lease (in form and substance satisfactory to Lender) with Operating Company or another operating company reasonably satisfactory to Lender, provided Borrower will obtain a Rating Agency Confirmation as a condition to the effectiveness of such replacement Operating Lease and that Borrower will cause Guarantor (Operating Lease) to execute and deliver an operating lease guaranty in the same form and substance as the Operating Lease Guaranty,

(f) Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Operating Lease and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under any Operating Lease or Operating Lease Guaranty of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under each Operating Lease; and (iv) enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by each Operating Company under each Operating Lease and by each Guarantor (Operating Lease) under each Operating Lease Guaranty, in a commercially reasonable manner.

(g) Borrower shall cause the Hotel Components to be at all times open for business as a hotel and the Casino Components to be open for business as a casino, except to the extent necessary to undertake any alterations or repairs (subject to the provisions of this Agreement with respect to the performance of any such alterations or repairs). Borrower shall cause each Individual Property to be at all times operated, managed and maintained, at all times and in the manner and accordance with the standards required pursuant to the Operating Leases and all applicable Legal Requirements in all material respects.

(h) If Borrower shall be in material default under any Operating Lease, then, subject to the terms of such Operating Lease, Borrower shall (subject to any applicable Legal Requirements) grant Lender the right (but not the obligation), to cause the default or defaults under such Operating Lease to be remedied and otherwise exercise any and all rights of Borrower under such Operating Lease, as may be necessary to prevent or cure any default provided such actions are necessary to protect Lender’s interest under the Loan Documents, and Lender shall have the right to enter all or any portion of the affected Individual Property at such times and in such manner as Lender deems necessary, to prevent or to cure any such default. The actions or payments of Lender to cure any default by Borrower under any Operating Lease shall not remove or waive, as between Borrower and Lender, any default that may occur or occurred under this Agreement by virtue of such default by Borrower under such Operating Lease. All out-of-pocket sums reasonably expended by Lender to cure any such default shall be paid by Borrower to Lender, upon demand, with interest on such sum at the rate set forth in this Agreement from the date such sum is expended to and including the date the reimbursement payment is made to Lender. All such indebtedness shall be deemed to be secured by the Mortgage.

(i) Borrower shall notify Lender promptly in writing of (i) the occurrence, to Borrower’s knowledge, of any material default by any party to any Operating Lease or any Operating Lease Guaranty, (ii) the occurrence, to Borrower’s knowledge, of any event that, with the passage of time or service of notice, or both, would constitute a material default by any party under any Operating Lease or any Operating Lease Guaranty, and (iii) the receipt by Borrower or its Affiliate of any notice (written or otherwise) from any party under any Operating Lease or any Operating Lease Guaranty noting or claiming the occurrence of any material default by Borrower under such Operating Lease or such Operating Lease Guaranty.

(j) Borrower shall (subject to any applicable Legal Requirements) promptly execute, acknowledge and deliver to Lender such instruments as may reasonably be required to permit Lender to cure any material default under any Operating Lease or permit Lender to take such other action required to enable Lender to cure or remedy the matter in default and preserve the value of the security interest of Lender under the Loan Documents with respect to each of the Properties. Upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, any and all acts and to execute any and all documents that are necessary to preserve any rights of Borrower under or with respect to any Operating Lease, including, without limitation, the right to effectuate any extension or renewal of any Operating Lease, or to preserve any rights of Borrower whatsoever in respect of any part of any Operating Lease (and the above powers granted to Lender are coupled with an interest and shall be irrevocable).

(k) With respect to any Operating Lease or any Operating Lease Guaranty, Borrower shall, from time to time, upon ten (10) Business Days’ prior written request from Lender, execute, acknowledge and deliver to Lender, a statement containing the following: (A) a statement that such Operating Lease or such Operating Lease Guaranty is unmodified and in full force and effect or, if there have been modifications, that the Operating Lease or the Operating Lease Guaranty is in full force and effect as modified and setting forth such modifications, (B) a statement that Borrower is not in default thereunder beyond any applicable grace, cure or notice period or, if any such default shall exist thereunder, a description of such default and the steps being taken to cure such default, (C) a statement that, to Borrower’s knowledge, either the other party thereto is not in default thereunder beyond any applicable grace, cure or notice period or, if any such default shall exist thereunder, a description of such default and the steps being taken to cure such default and (D) such other information with respect to the Operating Lease r the Operating Lease Guaranty as Lender shall reasonably request.

(l) With respect to any Operating Lease, Borrower shall, from time to time, upon ten (10) Business Days of Lender’s prior written request from Lender, provide Lender with a statement from each Operating Company containing the following: (A) a statement that such Operating Lease is unmodified and in full force and effect or, if there have been modifications, that the Operating Lease is in full force and effect as modified and setting forth such modifications, (B) a statement that the Operating Company is not in default thereunder beyond any applicable grace, cure or notice period or, if any such default shall exist thereunder, a description of such default and the steps being taken to cure such default, (C) a statement that, to Operating Company’s knowledge, the Borrower is not in default thereunder beyond any applicable grace, cure or notice period or, if any such default shall exist thereunder, a description of such default and the steps being taken to cure such default and (D) such other information with respect to Operating Company, any Operating Lease and/or any Operating Lease Guaranty as Lender shall reasonably request.

(m) With respect to any Operating Lease Guaranty, Borrower shall, from time to time, upon ten (10) Business Days of Lender’s prior written request from Lender, provide Lender with a statement from Guarantor (Operating Lease) containing the following: (A) a statement that such Operating Lease Guaranty is unmodified and in full force and effect or, if there have been modifications, that the Operating Lease Guaranty is in full force and effect as modified and setting forth such modifications; (B) a statement that Guarantor (Operating Lease) is not in default thereunder beyond any applicable grace, cure or notice period or, if any such default shall exist thereunder, a description of such default and the steps being taken to cure such default and (C) such other information with respect to Guarantor (Operating Lease) and/or Operating Lease Guaranty as Lender shall reasonably request.

(n) Each Operating Lease and any and all rights and interests (whether choate or inchoate and including, without limitation, all mechanic’s and materialmen’s liens under applicable law) owed, claimed or held, by any Operating Company thereunder or otherwise are and shall be in all respects subordinate and inferior to the liens and security interests created, or to be created, for the benefit of Lender, and securing the repayment of the Note and the performance of the obligations under the Loan Agreement and the other Loan Documents.

(o) Upon the occurrence of an Event of Default under the Loan Documents, Operating Company shall, at the request of Lender, continue to perform all of Operating Company’s obligations under the terms of the Operating Leases. Further, upon and after foreclosure, deed in lieu of foreclosure or other similar transfer of any of the Properties to Lender, its designee or nominee, Operating Company shall not exercise any right to terminate the Operating Lease other than due to any default or breach by Lender, its designee or nominee first occurring thereafter pursuant to the terms of the Operating Lease and, at the request of Lender, shall continue to operate and manage any one or more of the Properties and maintain all applicable Gaming Approvals with respect thereto, either in accordance with the terms of the

Operating Lease or pursuant to a replacement operating lease (or, to the extent permitted by applicable Legal Requirements, a management agreement) in form and substance reasonably acceptable to Lender provided that (i) to the extent such continued operation is conducted pursuant to the Operating Lease, Operating Company shall be obligated to pay the rental rate specified therein, (ii) to the extent such continued operation is conducted pursuant to a management agreement in accordance with applicable Legal Requirements, Lender, its designee or nominee shall pay to Operating Company a then market rate management fee which is reasonable and customary for similar properties in similar locations as the Individual Property in question, and (iii) all other terms and arrangements shall be usual and customary for similar properties in similar locations as such Individual Property and, to the extent required under applicable Gaming Laws, subject to the prior review and/or approval of the Gaming Authorities. In addition, upon the occurrence of an Event of Default under the Loan Documents, and promptly upon receipt of a written request therefor, each Operating Company shall deliver to Lender copies of all customer lists in each such Operating Company’s possession (relating to each of the casinos and the hotels at each of the Properties, as applicable).

(p) Notwithstanding the foregoing or any provision hereof or of any of the Loan Documents to the contrary, at any time after foreclosure, deed in lieu of foreclosure or other similar transfer of any Individual Property to Lender, its designee or nominee, at the option of Lender exercised by written notice to Operating Company, Lender, its designee or nominee shall have the right to terminate the Operating Lease and/or, if applicable, any Management Agreement with Operating Company without penalty or termination fee (except that Operating Company shall be entitled to receive any unpaid amounts that relate to the period prior to such termination) and, in connection with the foregoing, Operating Company shall transfer its responsibility for the management of the applicable Individual Property to a replacement operator selected by Lender.

Section 5.2. Negative Covenants. From the Original Closing Date until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of all Mortgages in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following (without, in each case, the prior written consent of Lender):

5.2.1. Operation of Property. (a) Borrower shall not, without Lender’s prior consent: (i) surrender, terminate or cancel (or permit to be surrendered, terminated or canceled) any of the Operating Leases; (ii) reduce or consent to the reduction of (or permit the reduction or the consent to the reduction) of the term of any of the Operating Leases or any Operating Lease Guaranty; (iii) decrease or consent to any decrease (or permit to be decreased or the consent to the decrease) of the amount of any rent or other charges payable under any of the Operating Leases; (iv) Transfer, convey, assign, sell, mortgage, encumber, pledge, hypothecate, grant a security interest in, grant an option or options with respect to, or otherwise dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, whether or not for consideration) the Properties or any collateral for the Loan (or permit Operating Company to do so), in each case without the prior written consent of Lender or except as expressly permitted in Section 5.2.10, or (v) otherwise modify, change, supplement, alter or amend, or waive or release (or permit to be modified, changed, supplemented, altered, amended, waived or released) any of the rights and remedies of Borrower or any Operating Company under any of the Operating Leases in any material respect or any Operating Lease Guaranty (provided that Lender shall not unreasonably withhold its consent to any modification, change, supplement, alteration, amendment, waiver or release of the Operating Lease as may be reasonably necessary to comply with the requirements of this Agreement or any other Loan Document).

(b) During the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under any Operating Lease, Operating Lease Guaranty or any management agreement without, in each instance, the prior written consent of Lender, which consent may be withheld in Lender’s sole discretion.

5.2.2. Liens. (a) Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except:

(i) Permitted Encumbrances;

(ii) Liens created by or permitted pursuant to the Loan Documents; and

(iii) Liens for Taxes or Other Charges not yet due.

(b) Borrower shall not incur any Indebtedness other than the Loan and Permitted Indebtedness. Borrower shall not permit any Operating Company to incur Indebtedness in excess or other than Permitted Indebtedness (Operating Company).

5.2.3. Dissolution. Borrower shall not, and shall not permit Operating Company to, (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity (provided, however, that this negative covenant shall not be construed to apply to an Original Released Borrower from and after the date hereof), (b) engage in any business activity not related to (i) in the case of Borrower, the ownership and operation of the Properties and (ii) in the case of Operating Company, the leasing and operation of the Properties, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, (d) modify (in any material respect), amend (in any material respect), waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (e) cause Holdings to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which Holdings would be dissolved, wound up or liquidated in whole or in part, or (ii) amend (in any material respect), modify (in any material respect), waive or terminate the certificate of incorporation or bylaws of the Holdings, in each case, without obtaining the prior consent of Lender.

5.2.4. Change in Business. Borrower shall not enter into any line of business other than the ownership and operation of the Properties and activities reasonably ancillary thereto, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

5.2.5. Debt Cancellation. Borrower shall not, and shall not permit Operating Company to, cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6. Zoning. Borrower shall not, and shall not permit Operating Company to, initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

5.2.7. Intentionally Omitted.

5.2.8. Principal Place of Business and Organization. Borrower shall not, nor shall Borrower permit Operating Company to, change the place of its organization as set forth in Section 4.1.28 without the consent of Lender, which consent shall not be unreasonably withheld. Upon Lender’s request, Borrower shall (and shall cause Operating Company to) execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in any of the Properties as a result of such change of place of organization.

5.2.9. ERISA. (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

(i) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3-101(b)(2);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. § 2510.3-101(f)(2); or

(iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3-101(c) or (e).

5.2.10. Transfers. (a) Without the prior consent of Lender and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any other Person holding any direct or indirect legal, economic, beneficial or other ownership interest in Borrower or one or more of the Properties to, (1) Transfer all or any part of one or more of the Properties, (2) permit any Transfer (directly or indirectly) of any direct or indirect interest in Borrower, or (3) permit any Transfer (directly or indirectly) of any direct or indirect interest in Operating Company or any transfer or assignment or subletting (of all or substantially of any Individual Property) by any Operating Company under any Operating Lease.

(b) A Transfer of (but not a mortgage, pledge, hypothecation, encumbrance or grant of a security interest in) an indirect beneficial interest in Borrower consisting of ownership interests in or at any level above the level of Ninth Mezzanine Borrower shall be permitted without Lender’s consent (but subject to the last sentence of Section 5.2.10(d)), provided that (i) immediately prior to such Transfer, no Event of Default shall have occurred and be continuing, (ii) Borrower is at all times Controlled and at least fifty percent (50%) owned (directly or indirectly) by Qualified Transferees, (iii) subsequent to such Transfer, Borrower will continue to be a Special Purpose Entity, (iv) if (1) such Transfer causes the Transferee to own, in the aggregate with the ownership interests of its Affiliates, more than a forty nine percent (49%) interest in Borrower (and the Transferee (together with the ownership interests of its Affiliates) did not, prior to such Transfer, own more than a forty nine percent (49%) interest in Borrower), or (2) such Transfer, together with all other Transfers by Borrower, whether in a single Transfer or in a series of Transfers and whether or not effected simultaneously, results in a Transfer of more than forty nine percent (49%) of the aggregate interests in Borrower, then, if required by applicable Rating Agency requirements, an acceptable non-consolidation opinion is delivered to the holder of the Loan and to each of the Rating Agencies concerning, as applicable, Borrower, the new Transferee and/or their respective owners, and (v) subsequent to such Transfer, the beneficial ownership of Borrower and Operating Company will be substantially identical. For purposes hereof, Control shall not be deemed absent solely because other parties have veto rights with respect to major decisions. Further, a Change in Control shall be deemed a Transfer hereunder and, unless clauses (ii) through (v) of this Section 5.2.10(b) shall be satisfied, the same shall be an Event of Default hereunder (and for the sake of clarity, nothing else contained in this Section 5.2.10 or this Agreement shall be deemed to limit or qualify the above terms of this sentence).

(c) A Transfer of (but not a mortgage, pledge, hypothecation, encumbrance or grant of a security interest in) a direct or indirect beneficial interest in Operating Company shall be permitted without Lender’s consent (but subject to the last sentence of Section 5.2.10(d)), provided that (i) immediately prior to such Transfer, no Event of Default shall have occurred and be continuing, (ii) Operating Company is at all times Controlled and at least fifty percent (50%) owned (directly or indirectly) by Qualified Transferees, and (iii) subsequent to such Transfer, the beneficial ownership of Borrower and Operating Company will be substantially identical. For purposes hereof, Control shall not be deemed absent solely because other parties have veto rights with respect to major decisions.

(d) In the event that a permitted Transfer of more than a forty nine percent (49%) interest in Borrower is made pursuant to this Section 5.2.10, at Borrower’s request, Lender shall release Guarantor from (i) the obligations and liabilities under any Guaranty for obligations and liabilities that occurred subsequent to such Transfer, provided that a replacement guarantor(s) reasonably satisfactory to Lender shall have executed and delivered to Lender replacement guarantees in form and substance substantially similar to the applicable Guaranty, pursuant to which such replacement guarantor(s) expressly assumes all of Guarantor’s obligations under the applicable Guaranty for obligations and liabilities arising from and after the date of such Transfer, and (ii) the obligations and liabilities under any Guaranty for obligations and liabilities that occurred either prior or subsequent to such Transfer, provided that a replacement guarantor(s) reasonably satisfactory to Lender shall have executed and delivered to Lender replacement guarantees in form and substance substantially similar to the applicable Guaranty, pursuant to which such replacement guarantor(s) expressly assumes all of Guarantor’s obligations under the applicable Guaranty, including those which occurred prior to the Transfer. Notwithstanding the foregoing or anything else that may be construed to the contrary, in no event may Borrower effect a Transfer, or permit or suffer any Transfer, that would result in any loss or impairment of any Gaming License or in any similar event that would have an Individual Property Material Adverse Effect or Aggregate Property Material Adverse Effect.

(e) Notwithstanding the foregoing or anything herein to the contrary, but subject to the final sentence of Section 5.2.10(d), nothing contained in this Agreement or the other Loan Documents shall in any way restrict or prohibit, nor shall any notice to Lender or consent of Lender or Rating Agency Confirmation be required in connection with the Transfer or issuance in the ordinary course of any securities in any Person whose securities are publicly traded on a national exchange (except to the extent that the same would cause a Change in Control) or with an initial public offering of securities issued by Holdings or of subsidiary of Holdings (other than the Borrower and any Mezzanine Borrower (provided that, in the case of an issuance by a subsidiary, such issuance would not cause a Change of Control).

(f) Assumptions of the Loan shall be permitted, provided that the following conditions are satisfied and/or occur to Lender’s satisfaction:

(i) an assumption of this Agreement, the Note, the Mortgages and the other Loan Documents as so modified by the proposed transferee, subject to the provisions of Section 9.3 hereof;

(ii) payment of all of reasonable out-of-pocket costs and expenses incurred in connection with such Transfer including, without limitation, the cost of any legal fees and expenses, Rating Agency fees and expenses or required legal opinions;

(iii) the payment of a non-refundable assumption fee equal to Lender’s Share of One Million and No/100 Dollars ($1,000,000) per transaction (effecting an assumption of the Loan) or series of related transactions (effected to implement an assumption of the Loan);

(iv) the delivery of an Additional Insolvency Opinion reflecting the proposed transfer satisfactory in form and substance to Lender; and the delivery of an Additional True Lease Opinion in form and substance satisfactory to Lender;

(v) the proposed Transferee being Controlled and at least 50% owned, directly or indirectly, by one or more Qualified Transferees;

(vi) the Operating Company being Controlled and at least 50% owned, directly or indirectly, by one or more Qualified Transferees, having sufficient experience (or having a manager that has sufficient experience) in the management of properties similar to the Properties, and such Operating Company or its manager not having materially less than the same level of experience in the operation of properties similar to the Properties as the current Operating Company under the Operating Lease and, in each case, Lender shall be provided with reasonable evidence thereof (and Lender reserves the right to approve the Transferee(s) without approving the substitution of the Operating Company) and the operating tenant shall be either the Operating Company or, if permitted by applicable Legal Requirements, a manager acceptable to Lender under a management agreement acceptable to Lender; provided that so long as the Operating Lease is in force and effect and the current Operating Company shall continue to be the tenant thereunder and owned and Controlled by the same Person(s) that currently own and Control the Operating Company, the condition with respect to the Operating Company set forth in this subclause (vi) shall be deemed to have been met in all respects;

(vii) the delivery of evidence reasonably satisfactory to Lender that the single purpose nature and bankruptcy remoteness of Borrower, its shareholders, partners or members, as the case may be, following such transfers are in accordance with the then current standards of Lender and the Rating Agencies; and the Transferee(s)’ continued compliance with the representations and covenants set forth in Section 4.1.30 and Section 5.2.9 hereof;

(viii) Borrower’s delivery to Lender of evidence reasonably satisfactory to Lender of any required approval or consent of any Governmental Authority, including the Gaming Authorities, that has direct or indirect authority or oversight over Borrower, the Properties, Operating Company or the operations conducted at the Properties to the change in ownership and/or operator of the Properties (or any part thereof);

(ix) prior to any release of the Guarantor, a substitute guarantor reasonably acceptable to Lender shall have assumed all of the obligations of the Guarantor under the Guaranty (FF&E), the Guaranty (Recourse Carveouts), the Guaranty (Operating Lease), any completion guaranty provided under Section 5.1.21 and the Environmental Indemnity or executed replacement guaranties and an environmental indemnity reasonably satisfactory to Lender;

(x) receipt of evidence satisfactory to Lender that all of the entities which own interests in the Transferee similar to the interests in Borrower owned by the First Mezzanine Borrower (1) shall assume the First Mezzanine Loan and all the agreements of First Mezzanine Borrower under the First Mezzanine Loan Documents (and without limiting the foregoing, all of the ownership interests in the New Mortgage Borrower, all payments thereon and all proceeds thereof shall be pledged to Lender on terms no less favorable than the pledge of the Collateral under the applicable Pledge Agreement), (2) shall each be a bankruptcy-remote single purpose entity, and (3) shall otherwise have a legal, financial and ownership structure that is (a) substantially the same as the First Mezzanine Borrower or (b) at least as favorable to the First Mezzanine Lender, as determined by the First Mezzanine Lender in its reasonable discretion, as the legal, financial and ownership structure of First Mezzanine Borrower;

(xi) receipt of evidence satisfactory to Lender that all of the entities which own interests in the transferee similar to the interests in First Mezzanine Borrower owned by the Second Mezzanine Borrower (1) shall assume the Second Mezzanine Loan (if still outstanding) and all the agreements of Second Mezzanine Borrower under the Second Mezzanine Loan Documents (and without limiting the foregoing, all of the ownership interests in First Mezzanine Borrower, all payments thereon and all proceeds thereof shall be pledged to Lender on terms no less favorable than the pledge of the Collateral under the applicable Pledge Agreement), (2) shall each be a bankruptcy-remote single purpose entity, and (3) shall otherwise have a legal, financial and ownership structure that is (a) substantially the same as the Second Mezzanine Borrower or (b) at least as favorable to the Second Mezzanine Lender, as determined by the Second Mezzanine Lender in its reasonable discretion, as the legal, financial and ownership structure of Second Mezzanine Borrower;

(xii) receipt of evidence satisfactory to Lender that all of the entities which own interests in the transferee similar to the interests in Second Mezzanine Borrower owned by the Third Mezzanine Borrower (1) shall assume the Third Mezzanine Loan (if still outstanding) and all the agreements of Third Mezzanine Borrower under the Third Mezzanine Loan Documents (and without limiting the foregoing, all of the ownership interests in Second Mezzanine Borrower, all payments thereon and all proceeds thereof shall be pledged to Lender on terms no less favorable than the pledge of the Collateral under the applicable Pledge Agreement), (2) shall each be a bankruptcy-remote single purpose entity, and (3) shall otherwise have a legal, financial and ownership structure that is (a) substantially the same as the Third Mezzanine Borrower or (b) at least as favorable to the Third Mezzanine Lender, as determined by the Third Mezzanine Lender in its reasonable discretion, as the legal, financial and ownership structure of Third Mezzanine Borrower;

(xiii) receipt of evidence satisfactory to Lender that all of the entities which own interests in the transferee similar to the interests in Third Mezzanine Borrower owned by the Fourth Mezzanine Borrower (1) shall assume the Fourth Mezzanine Loan (if still outstanding) and all the agreements of Fourth Mezzanine Borrower under the Fourth Mezzanine Loan Documents (and without limiting the foregoing, all of the ownership interests in Third Mezzanine Borrower, all payments thereon and all proceeds thereof shall be pledged to Lender on terms no less favorable than the pledge of the Collateral under the applicable Pledge Agreement), (2) shall each be a bankruptcy-remote single purpose entity, and (3) shall otherwise have a legal, financial and ownership structure that is (a) substantially the same as the Fourth Mezzanine Borrower or (b) at least as favorable to the Fourth Mezzanine Lender, as determined by the Fourth Mezzanine Lender in its reasonable discretion, as the legal, financial and ownership structure of Fourth Mezzanine Borrower;

(xiv) receipt of evidence satisfactory to Lender that all of the entities which own interests in the transferee similar to the interests in Fourth Mezzanine Borrower owned by the Fifth Mezzanine Borrower (1) shall assume the Fifth Mezzanine Loan (if still outstanding) and all the agreements of Fifth Mezzanine Borrower under the Fifth Mezzanine Loan Documents (and without limiting the foregoing, all of the ownership interests in Fourth Mezzanine Borrower, all payments thereon and all proceeds thereof shall be pledged to Lender on terms no less favorable than the pledge of the Collateral under the applicable Pledge Agreement), (2) shall each be a bankruptcy-remote single purpose entity, and (3) shall otherwise have a legal, financial and ownership structure that is (a) substantially the same as the Fifth Mezzanine Borrower or (b) at least as favorable to the Fifth Mezzanine Lender, as determined by the Fifth Mezzanine Lender in its reasonable discretion, as the legal, financial and ownership structure of Fifth Mezzanine Borrower;

(xv) receipt of evidence satisfactory to Lender that all of the entities which own interests in the transferee similar to the interests in Fifth Mezzanine Borrower owned by the Sixth Mezzanine Borrower (1) shall assume the Sixth Mezzanine Loan (if still outstanding) and all the agreements of Sixth Mezzanine Borrower under the Sixth Mezzanine Loan Documents (and without limiting the foregoing, all of the ownership interests in Fifth Mezzanine Borrower, all payments thereon and all proceeds thereof shall be pledged to Lender on terms no less favorable than the pledge of the Collateral under the applicable Pledge Agreement), (2) shall each be a bankruptcy-remote single purpose entity, and (3) shall otherwise have a legal, financial and ownership structure that is (a) substantially the same as the Sixth Mezzanine Borrower or (b) at least as favorable to the Sixth Mezzanine Lender, as determined by the Sixth Mezzanine Lender in its reasonable discretion, as the legal, financial and ownership structure of Sixth Mezzanine Borrower;

(xvi) receipt of evidence satisfactory to Lender that all of the entities which own interests in the transferee similar to the interests in Sixth Mezzanine Borrower owned by the Seventh Mezzanine Borrower (1) shall assume the Seventh Mezzanine Loan (if still outstanding) and all the agreements of Seventh Mezzanine Borrower under the Seventh Mezzanine Loan Documents (and without limiting the foregoing, all of the ownership interests in Sixth Mezzanine Borrower, all payments thereon and all proceeds thereof shall be pledged to Lender on terms no less favorable than the pledge of the Collateral under the applicable Pledge Agreement), (2) shall each be a bankruptcy-remote single purpose entity, and (3) shall otherwise have a legal, financial and ownership structure that is (a) substantially the same as the Seventh Mezzanine Borrower or (b) at least as favorable to the Seventh Mezzanine Lender, as determined by the Seventh Mezzanine Lender in its reasonable discretion, as the legal, financial and ownership structure of Seventh Mezzanine Borrower;

(xvii) receipt of evidence satisfactory to Lender that all of the entities which own interests in the transferee similar to the interests in Seventh Mezzanine Borrower owned by the Eighth Mezzanine Borrower (1) shall assume the Eighth Mezzanine Loan (if still outstanding) and all the agreements of Eighth Mezzanine Borrower under the Eighth Mezzanine Loan Documents (and without limiting the foregoing, all of the ownership interests in Seventh Mezzanine Borrower, all payments thereon and all proceeds thereof shall be pledged to Lender on terms no less favorable than the pledge of the Collateral under the applicable Pledge Agreement), (2) shall each be a bankruptcy-remote single purpose entity, and (3) shall otherwise have a legal, financial and ownership structure that is (a) substantially the same as the Eighth Mezzanine Borrower or (b) at least as favorable to the Eighth Mezzanine Lender, as determined by the Eighth Mezzanine Lender in its reasonable discretion, as the legal, financial and ownership structure of Eighth Mezzanine Borrower;

(xviii) receipt of evidence satisfactory to Lender that all of the entities which own interests in the transferee similar to the interests in Eighth Mezzanine Borrower owned by the Ninth Mezzanine Borrower (1) shall assume the Ninth Mezzanine Loan (if still outstanding) and all the agreements of Ninth Mezzanine Borrower under the Ninth Mezzanine Loan Documents (and without limiting the foregoing, all of the ownership interests in Eighth Mezzanine Borrower, all payments thereon and all proceeds thereof shall be pledged to Lender on terms no less favorable than the pledge of the Collateral under the applicable Pledge Agreement), (2) shall each be a bankruptcy-remote single purpose entity, and (3) shall otherwise have a legal, financial and ownership structure that is (a) substantially the same as the Ninth Mezzanine Borrower or (b) at least as favorable to the Ninth Mezzanine Lender, as determined by the Ninth Mezzanine Lender in its reasonable discretion, as the legal, financial and ownership structure of Ninth Mezzanine Borrower;

(xix) a written consent to the transfer from the lender under each Mezzanine Loan (and, if any, a Permitted Mezzanine Loan) or receipt by Lender of other evidence satisfactory to Lender that all conditions imposed under the terms of each Mezzanine Loan and Permitted Mezzanine Loan shall have been complied with by the borrower thereunder or otherwise waived by the applicable lender; and

(xx) subsequent to such assumption of the Loan, the beneficial ownership of Borrower and Operating Company will be substantially identical.

(g) Restrictions on Transfers set forth herein or in the Mortgage shall not apply to (i) the pledge by First Mezzanine Borrower of the ownership interests in Borrower as security for the First Mezzanine Loan pursuant to the First Mezzanine Loan Agreement, (ii) the pledge by Second Mezzanine Borrower of the ownership interests in First Mezzanine Borrower as security for the Second Mezzanine Loan pursuant to the Second Mezzanine Loan Agreement, (iii) the pledge by Third Mezzanine Borrower of the ownership interests in Second Mezzanine Borrower as security for the Third Mezzanine Loan pursuant to the Third Mezzanine Loan Agreement, (iv) the pledge by Fourth Mezzanine Borrower of the ownership interests in Third Mezzanine Borrower as security for the Fourth Mezzanine Loan pursuant to the Fourth Mezzanine Loan Agreement, (v) the pledge by Fifth Mezzanine Borrower of the ownership interests in Fourth Mezzanine Borrower as security for the Fifth Mezzanine Loan pursuant to the Fifth Mezzanine Loan Agreement, (vi) the pledge by Sixth Mezzanine Borrower of the ownership interests in Fifth Mezzanine Borrower as security for the Sixth Mezzanine Loan pursuant to the Sixth Mezzanine Loan Agreement, (vii) the pledge by Seventh Mezzanine Borrower of the ownership interests in Sixth Mezzanine Borrower as security for the Seventh Mezzanine Loan pursuant to the Seventh Mezzanine Loan Agreement, (viii) the pledge by Eighth Mezzanine Borrower of the ownership interests in Seventh Mezzanine Borrower as security for the Eighth Mezzanine Loan pursuant to the Eighth Mezzanine Loan Agreement, (ix) the pledge by Ninth Mezzanine Borrower of the ownership interests in Eighth Mezzanine Borrower as security for the Ninth Mezzanine Loan pursuant to the Ninth Mezzanine Loan Agreement, (x) any pledge pursuant to a New Mezzanine Loan or (xi) the Transfer or pledge of any direct or indirect interest in Holdings, provided that no Change in Control shall occur.

(h) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer without Lender’s consent. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

Section 5.3. General. For avoidance of doubt, all requirements contained in this Article V with respect to the Operating Company shall mean that it shall be a Default or Event of Default hereunder if Operating Company fails to perform in the specified manner, but Lender acknowledges that Operating Company is not a party to this Agreement and that Borrower does not control Operating Company.

VI.	INSURANCE; CASUALTY; CONDEMNATION

Section 6.1. Insurance. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Properties providing at least the following coverages:

(i) comprehensive all risk insurance on the Improvements and the Insured Personal Property, contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the outstanding principal balance of the Loan; (B) containing an agreed amount endorsement with respect to the Improvements and Insured Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of Five Million and No/100 Dollars ($5,000,000.00) per occurrence in respect of physical damage plus two days in respect of Business Interruption combined, except in respect of terrorism coverage, where the deductible may be up to $10,000,000 per occurrence, in respect of earthquake coverage, where the deductible may be up to $50,000,000 per occurrence for all insured locations in Nevada and $25,000,000 per occurrence for all other insured locations, named storm coverage (including flood as a result of named storm), where the deductible may be up to $50,000,000 per occurrence for all insured locations in New Jersey and $10,000,000 per occurrence for all other insured locations; or, if greater, in respect of terrorism, earthquake, named storm (including flood as a result of named storm) insurance, 5% of the total insured value per insured location per occurrence for all such insurance coverage; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement in amounts as reasonably required by Lender if any of the Improvements or the use of the Individual Property shall at any time constitute legal non-conforming structures or uses. In addition, Borrower shall obtain: (w) terrorism insurance in amounts equal to the lesser of (1) the outstanding aggregate principal balance of the Note and the Mezzanine Notes or (2) $1,500,000,000, to the extent available for a premium not in excess of the Terrorism Premium Limit, (x) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the outstanding aggregate principal balance of the Note and the Mezzanine Notes or (2) $250,000,000.00 per occurrence and in the aggregate; (y) earthquake insurance in amounts equal to the lesser of (1) the outstanding aggregate principal balance of the Note and the Mezzanine Notes or (2) $250,000,000 per occurrence and in the aggregate or such other reasonable amount as Lender shall require and in form and substance satisfactory to Lender in the event the Individual Property is located in an area with a high degree of seismic activity; and (z) coastal windstorm insurance in form and substance satisfactory to Lender in the event the Individual Property is located in any coastal region, in an amount equal to the lesser of (1) the outstanding aggregate principal balance of the Note and the Mezzanine Notes or (2) $750,000,000.00 per occurrence on a blanket policy basis for all of the insured locations or (3) such other reasonable amount as Lender shall require; it being understood and agreed that coverage is being provided under a blanket policy and on a per occurrence limitation for all insured locations as defined under the policy which includes those collateralized under this agreement, as well as other locations and exposures. In addition to the foregoing, with respect to the flood and coastal windstorm coverages required pursuant to the above, Borrower shall cause the execution and delivery, by each current and future owner of any property located in the Atlantic City, New Jersey area insured under the policy insuring one or more of the Properties and each current and future creditor (other than lenders providing financing concurrently with the making of the Loan) which has a security interest in, or any other loss payee of, the proceeds of any such policy, of the Windstorm Insurance Intercreditor Agreement requiring application of any proceeds from such coverages to the repayment and/or restoration of the Properties (in accordance herewith) subject to the Lien of the Mortgages at the time in question prior to any other application and shall use commercially reasonable efforts to cause each of the insurance companies providing such coverage to make such payment directly to Lender for application as aforesaid. Except as specifically provided in subclauses (w), (x), (y) and (z) of the preceding sentence, the insurance required pursuant to such subclauses (w), (x), (y) and (z) hereof shall otherwise be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii) commercial general liability insurance (including liquor law liability) against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Individual Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and No/100 Dollars ($2,000,000) in the aggregate and One Million and No/100 Dollars ($1,000,000) per occurrence (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement); (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 8 of the Mortgages to the extent the same is available; and (D) with deductions and self-insured retentions reasonably acceptable to Lender.

(iii) business income insurance on an actual loss sustained basis for the period of restoration (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Insured Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the applicable Individual Property is repaired or replaced and full operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected Revenue from each Individual Property for a period of 24 months (in addition to the 12 month extended period of indemnity referred to in clause (C) above) from the date of such Casualty (assuming such Casualty had not occurred) and notwithstanding that the policy may expire at the end of such period. The amount of such business income insurance shall be determined prior to the Original Closing Date and at least once each year thereafter based on Borrower’s reasonable estimate of the Revenue from each Individual Property for the succeeding twenty-four (24) month period (in addition to the 12 month extended period of indemnity referred to in clause (C) above). All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied at Lender’s sole discretion to (I) the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note or (II) operating expenses of the applicable Individual Property approved by Lender in its sole discretion; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the property and liability coverage forms do not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form, including coverage for 100% of the total construction costs (1) on a non- reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Individual Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) if an Individual Property includes commercial property, worker’s compensation insurance, employers’ liability and employment practices liability with respect to any employees of Borrower, as required by any Governmental Authority or Legal Requirement and in amounts reasonably required by Lender, comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vi) umbrella liability insurance in an amount not less than Two Hundred Million and No/100 Dollars ($200,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(vii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of Fifty Million and No/100 Dollars ($50,000,000.00);

(viii) if an Individual Property is or becomes a legal “non-conforming” use, ordinance or law coverage and insurance coverage to compensate for the cost of demolition or rebuilding of the undamaged portion of the Individual Property along with any reduced value and the increased cost of construction in amounts as reasonably requested by Lender;

(ix) the commercial property and business income insurance required under Sections 6.1(a)(i) and (iii) above shall cover perils of terrorism and acts of terrorism (both Certified and Non-Certified) and Borrower shall maintain commercial property and business income insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a)(i) and (iii) above at all times during the term of the Loan; provided, however, that Borrower shall not be obligated to spend, for all insured locations per annum, more than the Terrorism Premium Limit to maintain the aforesaid insurance and, in the event that the cost of such insurance premiums (for each Individual Property, to obtain and maintain the aforesaid insurance) exceeds the Terrorism Premium Limit, in each case for each Individual Property, on a per annum basis, then Borrower shall obtain and maintain such insurance covering perils of terrorism and acts of terrorism in such maximum amounts as may be obtained for such Individual Property (covering the risks described in this paragraph (x)) upon payment of the Terrorism Premium Limit, in each case for each such Individual Property;

(x) crime coverage in an amount not less than Twenty-Five Million and No/100 Dollars to ($25,000,000) protect against employee dishonesty and related incidents; and

(xi) upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Individual Property located in or around the region in which the Individual Property is located.

(b) All insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by (i) financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “A-” or better by S&P and, if rated by Moody’s, a claims paying ability rating of “A2” or better (and the equivalent thereof); provided, however, that if the insurance required to be provided pursuant to this Section 6.1 shall be obtained from a syndicate of insurers, then at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is provided by insurers having such ratings (but in no event shall the rating of any insurer in such syndicate be less than “BBB” by S&P; provided that any insurer in the syndicate as of the Original Closing Date that is not rated by S&P can remain in the syndicate on the following conditions: (x) such insurer does not insure more than, or change its “first” or other level-of-loss position from, that in effect as of the Original Closing Date (or, with respect to Glacier Reinsurance AG only, as of the date hereof) and (y) such insurer maintains an A.M. Best rating of at least A-/X (except that the rating of Glacier Reinsurance AG may be A-/IX). The Policies described in Section 6.1(a) (other than those strictly limited to liability protection) shall designate Lender as mortgagee and loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c) Notwithstanding anything to the contrary contained in the immediately preceding paragraph (b), any insurance required to be maintained by Borrower under Section 6.1(a)(x) hereof covering perils and acts of terrorism may be provided by a captive insurance company (a “Captive Insurance Company”) with the prior reasonable written consent of Lender and subject to Lender’s review and approval of Policies and other documentation reasonably requested by Lender and the satisfaction of such other conditions as Lender may reasonably require provided that (and for so long as) (i) except with respect to any deductible permitted under Section 6.1(a)(x), those covered losses which are not reinsured by the federal government under TRIA and payable directly to the insured shall be reinsured by an insurance company having a claims paying ability rating of “A-” or better with S&P, (ii) all re-insurance agreements between such Captive Insurance Company and all such re-insurance companies providing the referenced re-insurance shall be reasonably acceptable to Lender, and Borrower shall cause such re-insurance agreements to provide for direct access to such re-insurers through a direct access cut-through endorsement by all named insureds, loss payees and mortgagees, (iii) such Captive Insurance Company shall not be subject to a bankruptcy or similar insolvency proceeding, (iv) such Captive Insurance Company shall be licensed in the States of Nevada, New Jersey and California (to the extent any portion of the improvements are located in California), to the extent required, and qualified to issue the terrorism insurance policy described in Section 6.1(a)(x) and similar terrorism insurance policies in accordance with all Legal Requirements, (v) such Captive Insurance Company shall qualify for the reinsurance and other benefits afforded insurance companies under TRIA as evidenced by a letter or written confirmation provided by the United States Department of the Treasury (it is understood that a written request for such letter has been sent and Borrower shall use its reasonable best efforts to obtain promptly a positive response thereto and, in the event Borrower is unable to obtain such letter from the Department of the Treasury, Borrower shall obtain a comfort letter addressed to Lender, reasonably acceptable to Lender, from a reputable insurance consultant reasonably acceptable to Lender, it being acknowledged that either Willis Insurance or Beecher Carlson would be acceptable to Lender, confirming that such Captive Insurance Company qualifies for reinsurance and other benefits afforded insurance companies under TRIA), (vi) no Governmental Authority shall have issued any statement, opinion, finding or decree that any insurance company which is similar to such Captive Insurance Company (i.e., an insurance company owned and/or Controlled by a Person insured under an applicable insurance policy) does not qualify for such benefits and TRIA shall be in full force and effect, (vii) Lender shall have received each of the following, each of which shall be reasonably acceptable to Lender: (1) the organizational documents of such Captive Insurance Company; (2) any regulatory agreements of such Captive Insurance Company; (3) the application for licensing in the States of Nevada, California and New Jersey for such Captive Insurance Company; (4) the form of the Policy to be used by such Captive Insurance Company to provide the insurance coverage described herein; (5) a description of the structure and amount of reserves and capitalization of such Captive Insurance Company; (viii) the Insurance Premiums payable to such Captive Insurance Company have been determined and recommended by an independent firm reasonably acceptable to Lender; (ix) the organizational documents of such Captive Insurance Company shall not be materially amended without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed; and (x) except as otherwise expressly set forth in this paragraph (c), all such insurance provided by such Captive Insurance Company shall otherwise comply with all other terms and conditions of Section 6.1. Lender hereby accepts and approves Romulus Risk and Insurance Company, Inc. as a Captive Insurance Company in accordance with the program that is in effect as of the Original Closing Date. If, in connection with any claim under the Policies, Lender shall suffer a loss as a result of (A) Captive Insurance Company’s fraud, willful misconduct, gross negligence, illegal action or the failure of Captive Insurance Company to pay any Borrower claim up to the Captive Insurance Company’s policy limits, or (B) the refusal or failure of any issuer of the re-insurance agreements and/or the United States of America to pay such issuer’s proportional share of any such claim based on any claim or set of facts relating to the organizational structure, licensing, documentation, contracts and agreements or solvency relating to the Captive Insurance Company or for any actual or alleged action or inaction of the Captive Insurance Company (any such loss being referred to as a “Captive Insurance Loss”), then Borrower shall pay (without premium or penalty) to Lender within ninety (90) days after receipt of notice of a potential shortfall from Lender an amount equal to the Captive Insurance Loss. Captive Insurance Company’s failure to comply with the requirements set forth in this subsection (c) shall be deemed prima facie evidence of a Captive Insurance Loss.

(d) Any blanket insurance Policy (other than a blanket insurance policy for windstorm) shall specifically allocate to the Individual Property the amount of coverage from time to time required hereunder or shall otherwise provide the same protection as would a separate Policy. Furthermore it is agreed that the insurance coverage required under Section 6.1(a) may be effected under a blanket policy or policies covering the Properties and other property and assets not constituting a part of the collateralized properties;

(e) All Policies provided for or contemplated by Section 6.1(a), except for the Policy referenced in Section 6.1(a)(v), shall name Operating Company and Borrower as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(f) All Policies provided for in Section 6.1 shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ notice to Lender and any other party named therein as an additional insured;

(iii) the issuers thereof shall give notice to Lender if the Policies have not been renewed fifteen (15) days prior to its expiration; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(g) If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect when and as required hereunder, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate (but limited to the coverages and amounts required hereunder). All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgages and shall bear interest at the Default Rate.

(h) All of the coverages required by this Section 6.1 shall be in place as of the Original Closing Date (or, with respect to the Swap Properties, as of the Closing Date).

Section 6.2. Casualty. If the Individual Property shall be materially damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Individual Property as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than, in the case of each Casualty, an amount equal to five percent (5%) of the sum of the Allocated Loan Amount for the affected Individual Property and the “Allocated Loan Amounts” under (and as defined in each of) the Mezzanine Loan Agreements for the affected Individual Property, and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3. Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the applicable Individual Property and otherwise comply with the provisions of Section 6.4. If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4. Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:

(a) If the Net Proceeds from an Individual Property, or the costs of completing the Restoration of such Individual Property, are less than an amount equal to five percent (5%) of the sum of the Allocated Loan Amount for such Individual Property and the “Allocated Loan Amounts” under (and as defined in each of) the Mezzanine Loan Agreements for such Individual Property, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds from an Individual Property, or the costs of completing the Restoration of such Individual Property, are equal to or greater than an amount equal to five percent (5%) of the sum of the Allocated Loan Amount for such Individual Property and the “Allocated Loan Amounts” under (and as defined in each of) the Mezzanine Loan Agreements for such Individual Property, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (vi), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), together with (in each case) interest accruing thereon, whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration upon the approval of Lender in its sole discretion that the following conditions are met:

(A) no Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than forty percent (40%) of the total floor area of the Improvements on the Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than fifteen percent (15%) of the land constituting the Individual Property is taken, and such land is located along the perimeter or periphery of the Individual Property, and no material portion of the Improvements is located on such land;

(C) Intentionally Omitted;

(D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation) and shall diligently pursue the same to satisfactory completion;

(E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Individual Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower;

(F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) three (3) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases, (3) such time as may be required under applicable Legal Requirements or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(iii);

(G) the Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(H) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements and in compliance with all requirements set forth in the Mezzanine Loan Agreements;

(I) such Casualty or Condemnation, as applicable, does not result in the permanent loss of access to the Individual Property or the related Improvements;

(J) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Lender; and

(K) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration.

(ii) The Net Proceeds shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents (with all interest on such Net Proceeds being for the benefit of Borrower). The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor theretofore performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full (to the extent payment is due and payable), and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Individual Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii) (A) All plans and specifications required in connection with the Restoration shall be subject to prior reasonable review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior reasonable review and acceptance by Lender and the Casualty Consultant. All reasonable out-of-pocket costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(B) Every submission to Lender of any plans and specifications, information regarding the identity of contractors, subcontractors and materialmen engaged in the Restoration as well as the contracts under which they have been engaged, that are submitted to Lender for Lender’s approval, shall be forwarded to Lender together with a notice from Borrower (in bold typeface) that states “YOUR FAILURE TO RESPOND TO THIS NOTICE AND REQUEST FOR APPROVAL WITHIN TEN (10) BUSINESS DAYS OF YOUR RECEIPT OF THIS NOTICE SHALL CONSTITUTE YOUR DEEMED CONSENT TO THE MATTERS DESCRIBED IN OR THAT ARE THE SUBJECT OF THIS NOTICE”. If Lender responds to Borrower’s request by identifying missing documents or materials that are incomplete or inaccurate (and that are the subject of the request for approval), then Borrower shall re-submit such documents or materials to Lender for its approval together with a second notice from Borrower that complies with this section.

(C) If Lender fails to approve or disapprove any such proposed request or submission attached to a first notice or request sent by Borrower (or the matters that are the subject of the re-submitted notice or request for approval) within ten (10) Business Days of receipt of same, Borrower shall re-submit such instruments or materials to Lender for Lender’s approval and give Lender a second notice (in bold typeface) that states “SECOND NOTICE — YOUR FAILURE TO RESPOND TO THIS NOTICE AND REQUEST FOR APPROVAL WITHIN TEN (10) BUSINESS DAYS OF YOUR RECEIPT OF THIS NOTICE SHALL CONSTITUTE YOUR DEEMED CONSENT TO THE MATTERS DESCRIBED IN OR THAT ARE THE SUBJECT OF THIS NOTICE”. If Lender fails to respond to such second notice within ten (10) Business Days from the receipt of same, then Lender’s consent to the proposed request or submission that is the subject of such notice shall be deemed granted.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until fifty percent (50%) of the Restoration has been completed (and five percent (5%) thereafter)). The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Individual Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the related Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month or at any time an Event of Default shall have occurred and be continuing.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing.

(c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) may be retained and applied by Lender in accordance with Section 2.4.2 hereof toward the payment of the Debt whether or not then due and payable (without payment of any Spread Maintenance Premium) in such order, priority and proportions as Lender in its sole discretion shall deem proper (but pro-rata among any components of the Debt), or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.

(d) In the event of foreclosure of the Mortgage with respect to the Individual Property, or other transfer of title to the Individual Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Individual Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

VII.	RESERVE FUNDS

Section 7.1. Intentionally Omitted.

Section 7.2. Tax and Insurance Escrow Fund. (a) If (and for so long as) a Trigger Event shall have occurred and shall not have been cured by a Trigger Event Cure, on each Payment Date during such period, Borrower shall pay to Lender (or Servicer, as directed by Lender) an amount equal to (i) one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, and (ii) one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (i) and (ii) above hereinafter called the “Tax and Insurance Escrow Fund”). Lender shall apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Mortgages. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.1.2 hereof, provided no Event of Default shall have occurred and be continuing, then Lender shall return any excess to Borrower (or to Operating Company, if so directed by Borrower). In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Properties. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (i) and (ii) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be.

(b) Notwithstanding the foregoing, Borrower shall not be required to make any deposits into the Tax and Insurance Escrow Fund on account of Insurance Premiums if (and for so long as) Borrower shall maintain a blanket insurance policy in respect of the Properties that is in accordance with the provisions of Section 6.1(a) and otherwise satisfactory to Lender in all material respects.

(c) Any amount remaining in the Tax and Insurance Escrow Fund following the occurrence of a Trigger Event Cure shall be returned to Borrower (or Operating Company, as directed by Borrower), provided no Event of Default shall have occurred and be continuing. Any Tax and Insurance Escrow Funds remaining after the Debt has been paid in full shall be remitted (i) first, to the First Mezzanine Lender or (ii) if the First Mezzanine Loan is not then outstanding but the Second Mezzanine Loan is outstanding, then to the Second Mezzanine Lender in accordance with the First Mezzanine Loan Agreement or (iii) if the First Mezzanine Loan and the Second Mezzanine Loan are not then outstanding but the Third Mezzanine Loan is outstanding, then to the Third Mezzanine Lender in accordance with the Second Mezzanine Loan Agreement or (iv) if the First Mezzanine Loan, the Second Mezzanine Loan and the Third Mezzanine Loan are no longer outstanding, then to the Fourth Mezzanine Lender in accordance with the Third Mezzanine Loan Agreement or (v) if the First Mezzanine Loan, the Second

Mezzanine Loan, the Third Mezzanine Loan and the Fourth Mezzanine Loan are no longer outstanding, then to the Fifth Mezzanine Lender in accordance with the Fourth Mezzanine Loan Agreement or (vi) if the First Mezzanine Loan, the Second Mezzanine Loan, the Third Mezzanine Loan, the Fourth Mezzanine Loan and the Fifth Mezzanine Loan are no longer outstanding, then to the Sixth Mezzanine Lender in accordance with the Fifth Mezzanine Loan Agreement or (vii) if the First Mezzanine Loan, the Second Mezzanine Loan, the Third Mezzanine Loan, the Fourth Mezzanine Loan, the Fifth Mezzanine Loan and the Sixth Mezzanine Loan are no longer outstanding, then to the Seventh Mezzanine Lender in accordance with the Sixth Mezzanine Loan Agreement or (viii) if the First Mezzanine Loan, the Second Mezzanine Loan, the Third Mezzanine Loan, the Fourth Mezzanine Loan, the Fifth Mezzanine Loan, the Sixth Mezzanine Loan and the Seventh Mezzanine Loan are no longer outstanding, then to the Eighth Mezzanine Lender in accordance with the Seventh Mezzanine Loan Agreement or (ix) if the First Mezzanine Loan, the Second Mezzanine Loan, the Third Mezzanine Loan, the Fourth Mezzanine Loan, the Fifth Mezzanine Loan, the Sixth Mezzanine Loan, the Seventh Mezzanine Loan and the Eighth Mezzanine Loan are no longer outstanding, then to the Ninth Mezzanine Lender in accordance with the Eighth Mezzanine Loan Agreement or (x) if the First Mezzanine Loan, the Second Mezzanine Loan, the Third Mezzanine Loan, the Fourth Mezzanine Loan, the Fifth Mezzanine Loan, the Sixth Mezzanine Loan, the Seventh Mezzanine Loan, the Eighth Mezzanine Loan and the Ninth Mezzanine Loan are no longer outstanding then to Borrower or, at Borrower’s election, shall be credited against the Debt simultaneously with the satisfaction of the balance of the Loan

Section 7.3. FF&E Reserve Account.

7.3.1. FF&E Reserve Fund. (a) Unless Borrower shall have delivered to Lender a Guaranty (FF&E) that is in full force and effect, Borrower shall pay to Lender (or Servicer, as directed by Lender) on each Payment Date an amount equal to (i) one-twelfth of three percent (3%) of the amount of all Revenues for the full calendar year prior to the first (1st) day of the month in which such Payment Date occurs, less (ii) any amount spent during the previous calendar month by Borrower or Operating Company on behalf of Borrower in accordance with the Operating Lease on account of FF&E (other than from the FF&E Reserve Fund; it being understood that amounts expended on account of FF&E from the FF&E Reserve Fund shall not be included in any deductions required pursuant to the preceding subclause (i) and that any FF&E that is purchased through disbursements from the FF&E Reserve Fund may not be subsequently financed by Borrower or Operating Company). Notwithstanding anything to the contrary contained herein, in no event shall Borrower be required to maintain in the FF&E Reserve Account an amount in excess of the aggregate amount of all FF&E deposits required to be made in the preceding calendar year (as determined, for purposes of this sentence, utilizing the monthly formula set forth in the preceding sentence). In addition, notwithstanding anything to the contrary contained herein, for purposes of determining the amount of any required FF&E Reserve Fund deposits (and for purposes of calculating such amount, monthly, based on the formula set forth in the first sentence of this Section 7.3.1), Revenues shall include Revenue from the Hotel Component and the Casino Component but shall not include non-Hotel or Casino related Revenues (e.g., Rents from retail tenants).

(b) Amounts deposited by Borrower as described in this Section 7.3.1 shall hereinafter be referred to as the “FF&E Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as the “FF&E Reserve Account”.

7.3.2. Disbursements from FF&E Reserve Account. (a) All disbursements from the FF&E Reserve Account shall be made solely for the purpose of reimbursing Borrower (or Operating Company for FF&E bought on behalf and in the name of Borrower in accordance with the Operating Lease, as directed by Borrower) for its costs and expenses incurred, or for paying costs to be incurred, in connection with the repair, replacement and/or upgrade of FF&E owned by Borrower at the Properties. Provided no Event of Default shall have occurred and be continuing, Lender shall, within ten (10) days following request by Borrower, make disbursements from the FF&E Reserve Fund no more frequently than once in any thirty (30) day period, in amounts no less than $10,000 per disbursement (or a lesser amount if the total amount in the FF&E Reserve Account is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made), and upon delivery by Borrower (or Operating Company) of Lender’s standard form of draw request accompanied by copies of invoices for the amounts requested and, if required by Lender for requests in excess of $50,000 for a single item, receipts and releases from all parties furnishing materials and/or services in connection with the requested payment.

(b) Disbursements may be made from the FF&E Reserve Account, at Borrower’s election, directly to third parties (as directed by Borrower).

(c) In no event shall funds in the FF&E Reserve Account be utilized to pay (or reimburse any Person) for any Capital Expenditures or non-recurring work being performed at the Properties.

7.3.3. Balance in the FF&E Reserve Account. (a) The insufficiency of any balance in the FF&E Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

(b) Any FF&E Reserve Funds remaining after the Debt has been paid in full shall be remitted (i) first, to the First Mezzanine Lender or (ii) if the First Mezzanine Loan is not then outstanding but the Second Mezzanine Loan is outstanding, then to the Second Mezzanine Lender in accordance with the First Mezzanine Loan Agreement or (iii) if the First Mezzanine Loan and the Second Mezzanine Loan are not then outstanding but the Third Mezzanine Loan is outstanding, then to the Third Mezzanine Lender in accordance with the Second Mezzanine Loan Agreement or (iv) if the First Mezzanine Loan, the Second Mezzanine Loan and the Third Mezzanine Loan are no longer outstanding, then to the Fourth Mezzanine Lender in accordance with the Third Mezzanine Loan Agreement or (v) if the First Mezzanine Loan, the Second Mezzanine Loan, the Third Mezzanine Loan and the Fourth Mezzanine Loan are no longer outstanding, then to the Fifth Mezzanine Lender in accordance with the Fourth Mezzanine Loan Agreement or (vi) if the First Mezzanine Loan, the Second Mezzanine Loan, the Third Mezzanine Loan, the Fourth Mezzanine Loan and the Fifth Mezzanine Loan are no longer outstanding, then to the Sixth Mezzanine Lender in accordance with the Fifth Mezzanine Loan Agreement or (vii) if the First Mezzanine Loan, the Second Mezzanine Loan, the Third Mezzanine Loan, the Fourth Mezzanine Loan, the Fifth Mezzanine Loan and the Sixth

Mezzanine Loan are no longer outstanding, then to the Seventh Mezzanine Lender in accordance with the Sixth Mezzanine Loan Agreement or (viii) if the First Mezzanine Loan, the Second Mezzanine Loan, the Third Mezzanine Loan, the Fourth Mezzanine Loan, the Fifth Mezzanine Loan, the Sixth Mezzanine Loan and the Seventh Mezzanine Loan are no longer outstanding, then to the Eighth Mezzanine Lender in accordance with the Seventh Mezzanine Loan Agreement or (ix) if the First Mezzanine Loan, the Second Mezzanine Loan, the Third Mezzanine Loan, the Fourth Mezzanine Loan, the Fifth Mezzanine Loan, the Sixth Mezzanine Loan, the Seventh Mezzanine Loan and the Eighth Mezzanine Loan are no longer outstanding, then to the Ninth Mezzanine Lender in accordance with the Eighth Mezzanine Loan Agreement or (x) if the First Mezzanine Loan, the Second Mezzanine Loan, the Third Mezzanine Loan, the Fourth Mezzanine Loan, the Fifth Mezzanine Loan, the Sixth Mezzanine Loan, the Seventh Mezzanine Loan, the Eighth Mezzanine Loan and the Ninth Mezzanine Loan are no longer outstanding then to Borrower.

Section 7.4. Intentionally Omitted.

Section 7.5. Intentionally Omitted.

Section 7.6. Reserve Funds, Generally. (a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(b) Borrower shall not, without obtaining the prior consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(c) The Reserve Funds shall be held by Lender (or Servicer) and may be invested at Borrower’s election and direction in Permitted Investments routinely offered by the Servicer of the Securitization for investment by Borrower. All interest or other earnings on a Reserve Fund shall be added to and become a part of such Reserve Fund for the benefit of Borrower and shall be disbursed in the same manner as other monies deposited in such Reserve Fund. Borrower shall have the right to direct Lender (or Servicer) to invest sums on deposit in the Eligible Account in Permitted Investments provided (a) such investments are permitted by applicable federal, state and local rules, regulations and laws, (b) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Funds are required for payment of an obligation for which such Reserve Fund was created, and (c) no Event of Default shall have occurred and be continuing. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds. No other investments of the sums on deposit in the Reserve Funds shall be permitted except as set forth in this Section 7.6. Borrower shall bear all reasonable costs associated with the investment of the sums in the account in Permitted Investments. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrower promptly on demand by Lender. Lender shall have no liability for the rate of return earned or losses incurred on the investment of the sums in Permitted Investments.

(d) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

VIII.	DEFAULTS

Section 8.1. Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any portion of the Debt is not paid in full on the Maturity Date, (B) the Debt Service is not paid in full on or before the related Payment Date, (C) any required deposits to the Cash Management Account are not paid in full on or before the date due, or (D) any other portion of the Debt is not paid within five (5) days of when due;

(ii) if any of the Taxes or Other Charges are not paid (with respect to each Individual Property) prior to Delinquency;

(iii) if the Policies (with respect to each Individual Property) are not kept in full force and effect, or if certified copies of the Policies (for each Individual Property) are not delivered to Lender upon request (or certificates thereof, if a Policy shall be renewed and certified copies of the Policy are not immediately available upon such renewal (Borrower agreeing in such instance to provide copies of the Policies to Lender promptly thereafter));

(iv) if Borrower Transfers or otherwise encumbers any portion of the Properties, or there shall otherwise occur a Transfer without Lender’s prior consent in each case, if the same is in violation of the provisions of this Agreement or Article 6 of the Mortgage;

(v) if any representation or warranty made by Borrower or any other Loan Party herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made (and, with respect to any such breach which is not the subject of any other subsection of this Section 8.1 and which is capable of being cured, Borrower fails to remedy such condition within ten (10) days following notice to Borrower from Lender, in the case of any such breach which can be cured by the payment of a sum of money, or within thirty (30) days following notice from Lender in the case of any other such breach);

(vi) if Borrower, Principal, Holdings, Operating Company or any Guarantor shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower, Principal, Holdings, Operating Company or Guarantor, or if Borrower, Principal, Holdings, Operating Company or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Principal, Holdings, Operating Company or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, Principal, Holdings, Operating Company or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Principal, Holdings, Operating Company or Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if Borrower breaches any of its respective negative covenants contained in Section 5.2 or any covenant contained in Section 4.1.30 or Section 5.1.11 hereof (and, with respect to any such breach of any covenant set forth in Section 5.1.11 which is not the subject of any other subsection of this Section 8.1, Borrower fails to remedy such condition within ten (10) days after notice to Borrower from Lender, in the case of any such Default under Section 5.1.11 which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other such Default under Section 5.1.11);

(x) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xi) if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in the Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect; or if any of the assumptions contained in the True Lease Opinion delivered to Lender in connection with the Loan, or in the Additional True Lease Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xii) if Borrower, Operating Company or Guarantor (Operating Lease) is in default of any of its material obligations under any Operating Lease (or under another lease and/or management agreement in substitution for the Operating Lease in accordance herewith) or under any Operating Lease Guaranty (or under another operating lease guaranty in substitution for the Operating Lease Guaranty in accordance herewith) beyond any applicable notice and cure periods contained therein; or if any Operating Lease (or such other lease and/or management agreement) or any Operating Lease Guaranty (or such other operating lease guaranty) shall be surrendered or any Operating Lease or any Operating Lease Guaranty shall be terminated or canceled for any reason or under any circumstances whatsoever, except with the consent of Lender; or if any of the terms, covenants or conditions of any Operating Lease (or such other lease and/or management agreement) or any Operating Lease Guaranty (or such other operating lease guaranty) shall in any manner be modified, changed, supplemented, altered, restated or amended without the consent of Lender except as may otherwise expressly permitted in this Agreement;

(xiii) if Borrower or IP Licensor is in default of any of its material obligations under the IP License beyond any applicable notice and cure periods contained therein; or if the IP License shall be surrendered, terminated or canceled for any reason or under any circumstances whatsoever, except with the consent of Lender; or if any of the terms, covenants or conditions of the IP License shall in any material respect be modified, changed, supplemented, altered, restated or amended without the consent of Lender;

(xiv) if any Affiliate of Borrower that is or becomes a party to the Windstorm Insurance Intercreditor Agreement is in default of any of its material obligations under the Windstorm Insurance Intercreditor Agreement beyond any applicable notice and cure periods contained therein; or if the Windstorm Insurance Intercreditor Agreement shall be surrendered, terminated or canceled for any reason or under any circumstances whatsoever, except with the consent of Lender; or if any of the terms, covenants or conditions of the Windstorm Insurance Intercreditor Agreement shall in any manner be modified, changed, supplemented, altered, restated or amended without the consent of Lender;

(xv) if Borrower fails to comply with the covenants as to Prescribed Laws set forth in Section 5.1.1 hereof;

(xvi) intentionally omitted;

(xvii) any Gaming License shall be refused, suspended, revoked, modified in a materially adverse manner or canceled or allowed to lapse or any proceeding is commenced by any Governmental Authority for the purpose of suspending, revoking or canceling any Gaming License in any materially adverse respect, or any Governmental Authority shall have appointed a conservator, supervisor or trustee to or for any of the Casino Components and, in each case of the foregoing, such action could reasonably be expected to (A) have an Individual Material Adverse Effect, (B) materially and adversely effect the continued operation of the Casino Components in the usual course of business and in substantially the same manner and to at least the same standard as was maintained prior to such action, or (C) result in any material decrease in the then expected cash flow and revenues to be derived from the Casino Components;

(xviii) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xvii) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed one hundred twenty (120) days; or

(xix) if there shall be a default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower or any Individual Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi) or (vii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to all or any Individual Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi) or (vii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2. Remedies. (a) Upon the occurrence of an Event of Default, but in compliance with applicable Gaming Laws, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any Individual Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and each Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Debt in preference or priority to any other Individual Property, and Lender may seek satisfaction out of all of the Properties or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Mortgages in any manner and for any amounts secured by the Mortgages then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Mortgages to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Mortgages to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by one or more of the Mortgages as Lender may elect. Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the Mortgages to secure payment of sums secured by the Mortgages and not previously recovered.

Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date. The Severed Loan Documents shall (a) not increase the aggregate stated principal amount of the Loan, (b) provide that the weighted average spread of the Loan on the date of such severance shall equal the weighted average spread which was applicable to the Loan immediately prior to such severance (Borrower acknowledging that such Severed Loan

Document may, in connection with the application of principal to the amounts evidenced by such Severed Loan Documents, subsequently cause the weighted average spread of such new notes or modified notes to change), (c) not adversely affect the overall economics to Borrower of the Loan, taken as a whole, or (d) expose Borrower to any additional costs or increased risk of any liability (beyond that or greater than that existing in the Loan Documents in effect on the date hereof).

(c) Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 8.3. Administration of Bankruptcy Claims. Borrower and Lender agree that, with respect to each Operating Lease with respect to the Properties, each Borrower hereby transfers to Lender, in the event of any proceeding involving any Operating Company under the Bankruptcy Code or any similar proceeding, all of such Borrower’s rights to (a) file any proof of such claims, (b) cast any votes relating to any claims of such Borrower against such Operating Company, as the case may be, in such proceedings, (c) collect and receive any dividends payable with respect to such claims, (d) take any action or commence any proceeding to collect such claims, (e) file any motion for relief from the stay imposed under Section 362(a) of the Bankruptcy Code or any similar statute, (f) file any motion to compel such Operating Company to assume or reject the applicable Leases under the Bankruptcy Code or any similar statute, or (g) take any other actions to collect or protect such claims. Borrower agrees that Lender shall be the sole party permitted to participate in the administration of the estate of Operating Company under any proceeding under the Bankruptcy Code or any similar statute with respect any such claims.

Section 8.4. Costs of Collection. In the event that after an Event of Default and during the continuance thereof: (a) the Note or any of the Loan Documents is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; (b) an attorney is retained to represent Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under the Note or any of the Loan Documents or (c) an attorney is retained to protect or enforce the lien or any of the terms of this Agreement, the Mortgage or any of the Loan Documents, then, in any such instance, Borrower shall pay to Lender all reasonable attorneys’ fees, costs and expenses actually incurred in connection therewith, including costs of appeal, together with interest on any judgment obtained by Lender at the Default Rate.

IX.	SPECIAL PROVISIONS

Section 9.1. Sale of Notes and Securitization. Borrower acknowledges and agrees that the Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). At the request of Lender, and to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization including, without limitation, to:

(a) provide additional and/or updated Provided Information, together with appropriate verification and/or consents related to the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to Lender and the Rating Agencies;

(b) cooperate in good faith in the preparation of descriptive materials for presentations to any or all of the Rating Agencies, and work with, and if requested, supervise, third-party service providers engaged by Borrower, Holdings and their respective affiliates to obtain, collect, and deliver information requested or required by Lender or the Rating Agencies;

(c) deliver, if required or requested by any Rating Agency, (i) updated opinions of counsel as to non-consolidation, due execution and enforceability with respect to the Properties, Borrower, Holdings and their respective Affiliates and the Loan Documents, and (ii) revised organizational documents for Borrower, which counsel opinions and organizational documents shall be reasonably satisfactory to Lender and the Rating Agencies;

(d) if required by any Rating Agency, use commercially reasonable efforts to deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect any of the Properties, which estoppel letters, subordination agreements or other agreements shall be reasonably satisfactory to Lender and the Rating Agencies;

(e) execute such amendments to the Loan Documents as may be requested by Lender or the Rating Agencies to effect the Securitization and/or deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan, provided that (i) the aggregate stated principal amount of the notes, following such amendments or deliver of new or component notes, shall equal the aggregate stated principal amount of the Loan immediately prior thereto, (ii) the weighted average spread of the Loan on the date of such amendment or delivery of new or component notes shall equal the weighted average spread which was applicable to the Loan immediately prior to such adjustment (Borrower acknowledging that such new notes or modified notes may, in connection with the application of principal to such new notes or modified note following the occurrence of an Event of Default, but not otherwise, subsequently cause the weighted average spread of such new notes or modified notes to change and (iii) the provisions of Section 2.1.5 otherwise shall apply to any such amendments and delivery of new or component notes (such provisions being incorporated herein by this reference);

(f) if requested by Lender, review any information regarding any of the Properties, Borrower, Principal, Holdings, the Operating Company and the Loan which is contained in a preliminary or final private placement memorandum, prospectus, prospectus supplement (including any amendment or supplement to either thereof), or other disclosure document to be used by Lender or any affiliate thereof; and

(g) supply to Lender such documentation, financial statements and reports in form and substance required in order to comply with any applicable securities laws (to the extent in Borrower’s possession, or in the possession of Borrower’s advisors, agents or employees), including, without limitation, if applicable, information necessary to comply with any applicable reporting or information requirements under Regulation D under the Securities Act of 1933 or Regulation S under the Securities Act of 1933.

Lender and Borrower each shall pay their respective costs and expenses incurred in connection with the foregoing, including, without limitation, legal fees in connection with any of the foregoing matters; except that all costs and expenses of Lender and Borrower associated with any restructuring of the Loan requested by Lender, including under Sections 2.1.5, 2.1.6 and 2.1.7, shall be paid solely by Lender.

Section 9.2. Securitization Indemnification. (a) Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects to the extent in Borrower’s possession.

(b) Borrower agrees to provide, in connection with the Securitization, an indemnification agreement (i) certifying that (A) Borrower has carefully examined the Disclosure Documents, including, without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Mortgages,” “Description of the Mortgage Loans and Mortgaged Property,” “The Operating Company,” “The Borrower” and “Certain Legal Aspects of the Mortgage Loan,” and (B) such sections and such other information in the Disclosure Documents (to the extent such information relates to or includes any Provided Information or any information regarding the Properties, Borrower and/or Operating Company)

(collectively with the Provided Information, the “Covered Disclosure Information”) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) indemnifying Lender, each Noteholder, JPM (whether or not it is the Lender), any Affiliate of JPM or a Noteholder that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of JPM or a Noteholder that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, costs or expenses (including, without limitation, legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”)) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (iii) agreeing to reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities provided, however, that Borrower shall have liability with respect to Liabilities arising out of or based upon the Covered Disclosure Information only to the extent that such Liabilities arise out of or are based upon any such untrue statement or omission made in the Covered Disclosure Information in reliance upon and in conformity with information furnished to Lender or such Noteholder by or on behalf of Borrower in connection with the preparation of the Disclosure Documents or in connection with the underwriting or the closing of the Loan (including without limitation financial statements of Borrower and operating statements and rent rolls with respect to the Properties), and in no event shall Borrower be liable for Liabilities arising from information contained in a Disclosure Document that was not provided to Borrower for comment at least five (5) Business Days prior to its dissemination or on which Borrower provided comments to Lender in writing and Lender failed to incorporate such comments (assuming such comments were accurate). This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in clauses (ii) and (iii) above shall be effective whether or not an indemnification agreement described in clause (i) above is provided.

(c) In connection with filings under the Exchange Act (if any), Borrower agrees to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities.

(d) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against Borrower, notify Borrower in writing of the claim or the commencement of that action; provided, however, that the failure to notify Borrower shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided, further, that the failure to notify Borrower shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.2. If any such claim or action shall be brought against an Indemnified Person, and it shall notify Borrower thereof, Borrower shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Borrower to an Indemnified Person of its election to assume the defense of such claim or action, Borrower shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both Borrower, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to Borrower, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which Borrower is required hereunder to indemnify such Indemnified Person. Borrower shall not be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.

(e) Without the prior consent of the Indemnified Person in question (which consent shall not be unreasonably withheld), Borrower shall not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless Borrower shall have given such Indemnified Person reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as Borrower has complied with its obligations to defend and indemnify hereunder, Borrower shall not be liable for any settlement made by any Indemnified Person without the consent of Borrower (which consent shall not be unreasonably withheld).

(f) Borrower agrees that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then Borrower, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to Borrower, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of Borrower, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) Borrower agrees that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees (by underwriting discount or otherwise) actually received by the Indemnified Persons in connection with the closing of the Loan or the Securitization.

(g) Borrower agrees that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. Borrower further agrees that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.

(h) The liabilities and obligations of the Indemnified Persons and Borrower under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(i) Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

Section 9.3. Exculpation. (a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgages or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender and each Noteholder to enforce and realize upon its interest under the Note, this Agreement, the Mortgages and the other Loan Documents, or in the Properties, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Properties, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgages and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Mortgages or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under any of the Mortgages; (c) affect the validity or enforceability of or any Guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of any of the Assignments of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by each of the Mortgages or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against all of the Properties; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any actual loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i) fraud or intentional misrepresentation by Borrower, Operating Company or any Guarantor in connection with the execution and delivery of the Loan Documents and/or the Loan;

(ii) the misappropriation, conversion or misapplication in contravention of the Loan Documents by Borrower, Operating Company or any Guarantor of any funds of Borrower or Operating Company, including, without limitation, (A) any Revenues, (B) any Insurance Proceeds paid by reason of any Casualty, (C) any Awards received in connection with a Condemnation, or (D) any Rents or security deposits (or any item of Revenue, from whatever source) following an Event of Default;

(iii) the misappropriation, conversion or misapplication by Borrower, Operating Company or any Guarantor of any security deposits or Rents paid more than one (1) month in advance;

(iv) any act of actual intentional physical waste by Borrower, Operating Company or any Guarantor;

(v) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in the Mortgages concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in either document;

(vi) if Borrower or Operating Company fails to obtain Lender’s prior consent to any voluntary intentional Transfer as required by this Agreement or the Mortgages;

(vii) any security deposits, advance deposits or any other deposits collected with respect to any of the Properties which are not delivered to Lender upon a foreclosure of any of the Properties or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(viii) in the event of: (A) Borrower, Operating Company or any Guarantor filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (B) the filing of an involuntary petition against Borrower,

Operating Company or any Guarantor under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any Person in which Borrower, Operating Company or any Guarantor or any of their respective Affiliates, agents or employees colludes with or such other Person, or Borrower, Operating Company or any Guarantor soliciting or causing to be solicited petitioning creditors for any involuntary petition against Borrower, Operating Company or any Guarantor from any Person; (C) Borrower, Operating Company or any Guarantor filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it by any other Person, other than Lender, under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (D) Borrower, Operating Company or any Guarantor consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, Operating Company or any Guarantor or any of the Properties or any portion thereof, other than at the request of Lender; or (E) Borrower, Operating Company or any Guarantor making an assignment for the benefit of creditors (other than Lender), or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due;

(ix) if Borrower fails to maintain its status as a Special Purpose Entity or breaches any material representation or warranty set forth in Section 4.1.30 of this Agreement; and

(x) if Borrower or Operating Company fails to obtain Lender’s prior consent to any voluntary Indebtedness (other than Permitted Indebtedness or Permitted Indebtedness (Operating Company), as applicable) or voluntary Lien (other than Permitted Encumbrances) encumbering any of the Properties as required by this Agreement or the Mortgages.

Notwithstanding anything to the contrary under this Agreement, neither any present or future Affiliate of Borrower (other than Guarantor, to the extent provided under the Guaranty) nor any present or future shareholder, officer, director, employee, trustee, beneficiary, advisor, partner, member, principal, participant or agent of or in any Borrower or of or in any person or entity that is or becomes an Affiliate of any Borrower shall have any personal liability, directly or indirectly, under or in connection with the Loan Documents. Neither the negative capital account of any Affiliate of Borrower in Borrower, or in any other Affiliate of Borrower in any other Affiliate of Borrower, nor any obligation of any Affiliate of Borrower in any Borrower to restore a negative capital account or to contribute or loan capital to any Borrower or to any other Affiliate of Borrower shall at any time be deemed to be the property or an asset of any Borrower (or any other Affiliate of Borrower) and neither Lender nor its successors or assigns shall have any right to collect, enforce or proceed against any such negative capital account or obligation to restore, contribute or loan capital.

(b) Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Indebtedness or to require that all collateral shall continue to secure all of the Indebtedness owing to Lender in accordance with the Loan Documents.

Section 9.4. Servicer. (a) At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Lender shall be responsible for any set-up fees or any other initial costs relating to or arising under the Servicing Agreement (arising in connection with the Securitization) and the payment of the monthly servicing fee due to Servicer under the Servicing Agreement, and, unless otherwise specifically set forth herein, Borrower shall be responsible for the payment of all fees and other reasonable out-of-pocket expenses incurred by Servicer resulting from any Borrower requests (for approvals or otherwise) to Servicer.

(b) In the event of a Securitization or syndication, the grant of participations in the Loan or any secondary marketing by Lender, Borrower and the Mezzanine Borrowers, collectively may rely upon approvals or consents given by one (1) agent or representative in respect of the Lender and the Mezzanine Lenders for the matter in question (which such parties shall designate, and pending further notice from Lender, such agent shall be JPM). Borrower shall only pay legal fees for the outside counsel of one Servicer.

Section 9.5. Assignments and Participations. (a) In addition to the rights Lender has under Section 9.1, Lender shall have the right, subject to this Section 9.5, to assign, sell, negotiate, pledge or hypothecate all or any portion of their rights and obligations hereunder (a “Syndication”). Except in connection with a Securitization, no Lender shall assign, sell, negotiate, pledge, hypothecate or otherwise transfer all or any portion of its rights in and to the Loan to any other Person (an “Assignee”) (a) other than in compliance with Section 9.9 hereof; and (b) unless such transaction shall be an assignment of a constant (and not varying), ratable percentage of such Lender’s interest in the Loan; provided, however, any Lender shall have the right at any time without the consent of or notice to any other Lender or other Person to grant a security interest in all or any portion of such Lender’s interest in the Loan to any Federal Reserve Bank or the central reserve bank or similar authority of any other country to secure any obligation of such Lender to such bank or similar authority (a “Central Bank Pledge”). Effective on any such assignment and assumption by the assignee and on compliance with Section 9.9 hereof, the assigning Lender shall have no further liability hereunder with respect to the interest of such Lender that was the subject of such transfer and such Assignee shall be a Lender with respect to such interest, and Borrower shall have the same rights as to such Assignee with respect to such interest from and after the date of such assignment as if such Lender were an original Lender hereunder. Except for a Central Bank Pledge or financing transaction under a repurchase agreement, a Lender making any such assignment shall notify Borrower of same, specifying the Assignee thereof and the amount of the assignment and shall provide such other detail as Borrower may reasonably request to substantiate compliance with the foregoing.

Section 9.6. Participation. Lender may, without the consent of the Borrower, in compliance with applicable law, sell participations to one or more banks or other entities (a “Participant”), in all or a portion of Lender’s rights and obligations under this Agreement (including all or a portion of the Loan owing to it); provided that (A) Lender’s obligations under this Agreement shall remain unchanged, (B) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.2.3 and 2.2.4 (subject to requirements and limitations therein) to the same extent as if it were a Noteholder and had acquired its interest by assignment pursuant to Section 9.5. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary.

Section 9.7. Borrower’s Facilitation of Transfer. In order to facilitate permitted assignments and other transfers to Assignees and sales to Participants, Borrower shall execute and deliver to Lender and shall cause Guarantor to execute and deliver to Lender such further documents, instruments or agreements as Lender may reasonably require, including, if required by Lender, supplemental notes in the principal amount of such Lender’s pro rata share of the Loan substantially in the form of such Lender’s Note against surrender of the prior notes, and such supplemental note shall (i) be payable to such Lender or its registered assigns or registered participants, (ii) be dated as of the date hereof, and (iii) mature on the Maturity Date. Such supplemental note shall provide that it evidences a portion of the existing indebtedness hereunder and under the Notes and not any new or additional indebtedness of Borrower. The term “Note” as used in this Agreement and in all the other Loan Documents shall include all such supplemental notes but exclude any Note it replaces. Notwithstanding the foregoing, such documents, instruments or agreements shall not (a) increase the obligations or liabilities of any such Person hereunder or under the other Loan Documents in excess of the obligations or liabilities intended to be provided herein or in the other Loan Documents or (b) decrease such Person’s rights hereunder or under the other Loan Documents to less than what they were prior to the execution of such documents, instruments or agreements. In addition, Borrower agrees to reasonably cooperate with Lender, including providing such information and documentation regarding Borrower, Holdings, the Operating Company and any other Person as Lender or any potential Assignee or Participant may reasonably request and to meet with potential Assignees and Participants upon reasonable notice. Lender and Borrower each shall pay their respective costs and expenses incurred in connection with the foregoing, including, without limitation, legal fees in connection with any of the foregoing matters, except that all costs and expenses of Lender and Borrower associated with any restructuring of the Loan requested by Lender, including under Sections 2.1.5, 2.1.6 and 2.1.7, shall be paid solely by Lender.

Section 9.8. Notice; Registration Requirement. No Syndication of any part of Lender’s interest in and to the Loan shall be effective or permitted under Section 9.5 until (a) an assignment and acceptance agreement in a form reasonably acceptable to Lender (an “Assignment and Acceptance”) with respect to such Syndication shall have been delivered to Lender, (b) Lender shall have registered such Assignee’s name and address in the Register which Lender maintains for the recordation of the names, addresses and interests of Noteholders, and (c) if such Assignee is not already a Lender hereunder, such Assignee shall deliver any tax forms required hereunder. The entries in the Register shall be conclusive, absent manifest error. This Section 9.8 shall not apply to any Central Bank Pledge.

Section 9.9. Registry. Borrower hereby designates Lender to serve as Borrower’s agent, solely for purposes of this Section 9.9, to maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of each Assignee, and the principal amount of the Loan (or portions thereof) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation shall not affect Borrower’s obligations in respect of the Loan. With respect to any Lender, the transfer of the rights to the principal of, and interest on, its interest in the Loan shall not be effective until such transfer is recorded on the Register maintained by Lender with respect to ownership of such Loan and prior to such recordation all amounts owing to the transferor with respect to such Note shall remain owing to the transferor. The registration of a transfer of all or part of the Loan shall be recorded by Lender on the Register only upon the acceptance by Lender of a properly executed and delivered Assignment and Acceptance by the assignor and assignee. Such Register shall be available for inspection by Borrower from time to time. At the assigning Lender’s option, concurrently with the delivery of an Assignment and Acceptance pursuant to which an interest of such Lender in the Loan was assigned to such Assignee, the assigning Lender shall surrender to Borrower its Note, if any, evidencing the portion of the Loan corresponding to the interest so transferred and Borrower shall deliver to Lender one or more new promissory notes in the same aggregate principal amount issued to the assigning Lender and/or the Assignee.

Section 9.10. Cooperation in Syndication. Borrower agrees to assist the Lender in completing a Syndication satisfactory to the Lender. Such assistance shall include (i) direct contact between senior management and advisors of Borrower and the proposed Assignees and/or Participants, (ii) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the Syndication, (iii) the hosting, with the Lender, of one or more meetings of prospective Assignees and/or Participants, (iv) the delivery of appraisals satisfactory to the Lender if required. To assist the Lender in its Syndication efforts, Borrower agrees promptly to prepare and provide to the Lender all information with respect to Borrower, Holdings, the Operating Company, Guarantor and the Properties contemplated hereby, including all financial information and projections (the “Projections”), as the Lender may reasonably request in connection with the Syndication of the Loan. If required in connection with the Syndication, Borrower hereby agrees to:

(a) deliver updated financial and operating statements and other information reasonably required by the Lender to facilitate the Syndication;

(b) use reasonable efforts to deliver reliance letters reasonably satisfactory to the Lender with respect to the environmental assessments and reports delivered to the Lender prior to the Original Closing Date (or, with respect to each Swap Property, prior to the Closing Date), which will run to the Lender and its successors and assigns;

(c) execute modifications to the Loan Documents required by the Lender, provided that such modification will not (except as set forth in (d)) change any material or economic terms of the Loan Documents, or otherwise increase the obligations or decrease the rights of Borrower pursuant to the Loan Documents (except to a de minimis extent); and

(d) if the Lender elects, in its sole discretion, prior to or upon a Syndication, to exercise its rights under Section 2.1.5, Borrower agrees to cooperate with the Lender in connection with the foregoing and to execute the required modifications and amendments to the Notes, this Agreement and the Loan Documents and to use reasonable efforts to provide opinions necessary to effectuate the same. Such Notes or components may be assigned different interest rates, so long as the weighted average of such interest rates does not exceed the Applicable Interest Rate, except in connection with the application of principal to such Notes or components following the occurrence of an Event of Default.

Lender and Borrower each shall pay their respective costs and expenses incurred in connection with the foregoing, including, without limitation, legal fees in connection with any of the foregoing matters, except that all costs and expenses of Lender and Borrower associated with any restructuring of the Loan requested by Lender, including under Sections 2.1.5, 2.1.6 and 2.1.7, shall be paid solely by Lender.

X.	MISCELLANEOUS

Section 10.1. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2. Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender may not withhold or shall be reasonable in granting its consent or its approval of an arrangement or term, such provisions shall also be deemed to prohibit Lender from delaying or conditioning such consent or approval.

Section 10.3. Governing Law.

(A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE

OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS WITH RESPECT TO ANY INDIVIDUAL PROPERTY (OTHER THAN PERSONAL PROPERTY) CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY (OTHER THAN PERSONAL PROPERTY) IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER AND LENDER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, DE 19808

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR

DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4. Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. To the extent required by any Gaming Law, Borrower shall notify all relevant Gaming Authorities of any amendment to this Agreement or any Loan Document.

Section 10.5. Delay Not a Waiver. Except as expressly set forth herein, neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	JPMorgan Chase Bank, N.A.
c/o Bank of America, N.A.
Capital Markets Servicing Group
900 West Trade Street, Suite 650
Charlotte, North Carolina 28255
Attention: Janice M. Smith
Facsimile No.: (704) 317-0781

with a copy to:	Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Arthur S. Adler
Facsimile No.: (212) 558-3588

and

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: Fredric L. Altschuler
Facsimile No.: (212) 504-6666

If to Borrower:	One Caesars Palace Drive
Las Vegas, Nevada 89109
Attention: Chief Financial Officer
Facsimile No.: (702) 407-6081

with a copy to:	One Caesars Palace Drive
Las Vegas, Nevada 89109
Attention: General Counsel
Facsimile No.: (702) 407-6418

and

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Michael Weinberger
Facsimile No.: (212) 225-3999

and

Pircher, Nichols & Meeks
1925 Century Park East, Seventeenth Floor
Los Angeles, California 90067
Attention: David Packer
Facsimile No.: (310) 201-8922

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming. Each Borrower hereby designates Rio Propco, LLC, a Delaware limited liability company (“Borrower Agent”), as the party to give and receive notices on behalf of Borrower hereunder, and any notice received by Lender by a Borrower other than Borrower Agent shall not constitute effective notice to, or be binding upon Lender hereunder. Notwithstanding the foregoing, any notice by Lender to one or more Borrowers other than Borrower Agent shall be deemed to constitute effective notice to all of the Borrowers.

Section 10.7. Trial by Jury. BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. BORROWER AND LENDER ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 10.8. Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10. Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder (except that, unless there exists an Event of Default, payments of principal shall be applied to components of the Note on a pro-rata basis). To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11. Waiver of Notice. Borrower hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.

Section 10.12. Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment (except in cases of bad faith, gross negligence or willful misconduct). The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13. Expenses; Indemnity. (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender and each Noteholder upon receipt of notice from such Person for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by such Person in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including, without limitation, any opinions requested by such Person as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Original Closing Date, including, without limitation, confirming compliance with environmental, gaming and insurance requirements, if necessary or advisable due to reasonably suspected non-compliance; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (iv) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement, if Borrower defaults in its obligations hereunder; (v) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender or any Noteholder all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender (or, as applicable, any Noteholder) pursuant to this Agreement and the other Loan Documents; (vi) enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, Operating Company, this Agreement, the other Loan Documents, the Properties, or any other security given for the Loan; and (vii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Properties, Operating Company or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to any Person to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of such Person. Any cost and expenses due and payable to Lender or any Noteholder may be paid from any amounts in the Cash Management Account upon the occurrence and during the continuance of an Event of Default.

(b) Borrower shall indemnify, defend and hold harmless Lender from and against any and all other actual liabilities, obligations, losses, damages (excluding, however, any punitive and consequential damages), penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, (ii) the use or intended use of the proceeds of the Loan, (iii) the Leases or any of the duties, responsibilities or obligations of Borrower or any Operating Company thereunder, (iv) the transactions contemplated in the Collection Account Agreements or (iv) any third-party claims alleging that the Loan, the Operating Lease, the Operating Lease Guaranty or any of the Loan Documents violates any agreements or Legal Requirements binding on the Borrower or its Affiliates or their respective properties (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

(c) Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any request by Borrower that required Rating Agency Confirmation pursuant to the terms hereof.

Section 10.14. Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15. Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16. No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.

(b) Except as expressly provided herein, this Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. Lender and Borrower acknowledge and agree that the Noteholders are intended third party beneficiaries of all rights and remedies of the Lender hereunder. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17. Intentionally Omitted.

Section 10.18. Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets. (a) Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Note; (ii) an Event of Default under the Note or this Loan Agreement shall constitute an Event of Default under each Mortgage; (iii) each Mortgage shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b) To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 10.19. Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20. Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Loan Agreement and any of the other Loan Documents, the provisions of this Loan Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21. Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement (other than those the fees and other claims of which shall be paid by Borrower. Borrower hereby agrees to indemnify, defend and hold Lender and each Noteholder harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. Each of Lender and (by its acceptance of its respective Note) the Noteholders hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22. Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Commitment Letter dated December 19, 2006 between Affiliates of Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the parties had signed the same signature page.

Section 10.24. Intentionally Omitted.

Section 10.25. Gaming Laws. All rights, remedies and powers in or under this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws.

Section 10.26. Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a) the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower, provided that any such advice or consultation shall be completely nonbinding on Borrower, and; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances;

(b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice;

(c) the right, in accordance with the terms of this Agreement, including, without limitation, Section 5.1.11 hereof, to receive monthly, quarterly and year end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness, in each case to the extent explicitly set forth herein; and

(d) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to reasonably approve any acquisition by Borrower of any other significant real property.

The rights described above in this Section 10.26 may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

XI.	JOINT AND SEVERAL LIABILITY; WAIVERS

Section 11.1. Joint and Several Liability; Primary Obligors. Each entity comprising Borrower (each, a “Borrower Entity”) shall be a primary obligor with respect to payment of the Debt and performance of Borrower’s obligations under the Loan Documents and all such Borrower Entities shall be jointly and severally liable for payment of the Debt and performance of such other obligations. As used in this Article, references to “Other Borrowers” shall mean all Borrower Entities other than the particular Borrower Entity referred to.

Section 11.2. Waivers. Without limiting the primary liability of each Borrower Entity as set forth above, to the extent any such Borrower Entity is determined to be secondarily liable with respect to any portion of the Debt or any other obligation hereunder, the following shall apply:

11.2.1. No Duty To Pursue Others. It shall not be necessary for Lender (and each Borrower Entity hereby waives any rights which such Borrower Entity may have to require Lender), in order to enforce the obligations of such Borrower Entity hereunder, first to (a) institute suit or exhaust its remedies against any Other Borrower or others liable on the Debt or any other person, (b) enforce Lender’s rights against any collateral mortgaged, pledged or granted by any Other Borrower which shall ever have been given to secure the Debt (“Other Borrower Collateral”), (c) enforce Lender’s rights against any other guarantors of the Debt, (d) join Borrower or any others liable on the Debt in any action against any Other Borrower seeking to enforce the Loan Documents, (e) exhaust any remedies available to Lender against any collateral which shall ever have been given to secure the Debt, or (f) resort to any other means of obtaining payment of the Loan by any Other Borrower. Lender shall not be required to mitigate damages or take any other action pertaining to any Other Borrower or any Other Borrower Collateral to reduce, collect or enforce the Debt from any Other Borrower.

11.2.2. Waivers. Such Borrower Entity agrees to the provisions of the Loan Documents, and hereby waives notice of (a) any loans or advances made by Lender to any Other Borrower, (b) acceptance of the Loan Documents, (c) any amendment or extension of the Note, this Agreement or of any other Loan Documents entered into by any Other Borrower, (d) the execution and delivery by any Other Borrower and Lender of any other loan or credit agreement or of any Other Borrower’s execution and delivery of any promissory notes or other documents arising under the Loan Documents or in connection with the Other Borrower Collateral, (e) the occurrence of any breach by any Other Borrower or an Event of Default with respect to any Other Borrower or Other Borrower Collateral, (f) Lender’s transfer or disposition of the Debt, or any part thereof, (g) sale or foreclosure (or posting or advertising for sale or foreclosure) of any Other Borrower Collateral, (h) protest, proof of non-payment or default by any Other Borrower and (i) any other action at any time taken or omitted by Lender, and, generally, all demands and notices to any Other Borrower of every kind in connection with the Loan Documents, any documents or agreements evidencing, securing or relating to any of the Debt.

11.2.3. Waiver of Subrogation, Reimbursement and Contribution. Notwithstanding anything to the contrary contained in the Loan Documents, each Borrower hereby unconditionally and irrevocably waives, releases and abrogates, prior to the payment in full of the Loan and for a period of ninety-one (91) days thereafter any and all rights it may now or hereafter have under any agreement, at law or in equity (including any law subrogating such Borrower Entity to the rights of Lender), to assert any claim against or seek contribution, indemnification or any other form of reimbursement (other than pursuant to the express provisions of the Contribution Agreement) from any Other Borrower or any other party liable for payment of any or all of the Debt for any payment made by such Borrower Entity under or in connection with the Loan Documents or otherwise.

11.2.4. Events And Circumstances Not Reducing Or Discharging Guarantor’s Obligations. Each Borrower Entity hereby consents and agrees to each of the following, and agrees that such Borrower Entity’s obligations under the Loan Documents shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any common law, equitable, statutory or other rights (including rights to notice) which such Borrower Entity might otherwise have as a result of or in connection with any of the following:

(a) Modifications. Any renewal, extension, increase, modification, alteration, restatement or rearrangement entered into by any Other Borrower of all or any part of the Debt, the Note, the Loan Agreement, the other Loan Documents, or any other document, instrument, contract or understanding between any Other Borrower and Lender, or any other parties, pertaining to the Debt or any failure of Lender to notify Borrower Entity of any such action.

(b) Adjustment. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Lender to any Other Borrower.

(c) Condition of Borrower or Borrower Entity. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of any Other Borrower or any other party at any time liable for the payment of all or part of the Debt; or any dissolution of any Other Borrower, or any sale, lease or transfer of any or all of the assets of Borrower or of any Other Borrower, or any changes in the shareholders, partners or members of any Other Borrower; or any reorganization of any Other Borrower.

(d) Invalidity of Debt. The invalidity, illegality or unenforceability of all or any part of the Debt, or any document or agreement executed in connection with the Debt, for any reason whatsoever, including the fact that (a) the Debt, or any part thereof, exceeds the amount permitted by law, (b) the act of creating the Debt or any part thereof is ultra vires, (c) the officers or representatives executing the Note, the Loan Agreement or the other Loan Documents or otherwise creating the Debt acted in excess of their authority, (d) the Debt violate applicable usury laws, (e) any Other Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Debt wholly or partially uncollectible from such Other Borrower, (f) the creation, performance or repayment of the Debt (or the execution, delivery and performance of any document or instrument by any Other Borrower representing part of the Debt or executed in connection with the Debt, or given to secure the repayment of the Debt) is illegal, uncollectible or unenforceable, or (g) the Note, the Loan Agreement or any of the other Loan Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that such Borrower Entity shall remain liable hereon regardless of whether any Other Borrower or any other Person be found not liable on the Debt or any part thereof for any reason.

(e) Release of Obligors. Any full or partial release of the liability of any Other Borrower on the Debt, or any part thereof, or of any guarantor(s) thereof, or any other person or entity now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Debt, or any part thereof, it being recognized, acknowledged and agreed by such Borrower Entity that such Borrower Entity may be required to pay the Debt in full without assistance or support of any other party, and such Borrower Entity has not been induced to enter into the Loan Documents on the basis of a contemplation, belief, understanding or agreement that other Persons will be liable to pay or perform the Debt, or that Lender will look to other Persons to pay or perform the Debt.

(f) Other Collateral. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Debt.

(g) Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Debt.

(h) Care and Diligence. The failure of Lender or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of Other Borrower Collateral, all or any part of such collateral, property or security, including any neglect, delay, omission, failure or refusal of Lender (a) to take or prosecute any action for the collection of any of the Debt or (b) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon Other Borrower Collateral, or (c) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Debt.

(i) Unenforceability. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Debt, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by such Borrower Entity that such Borrower Entity is not entering into the Loan Documents in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Debt.

(j) Offset. Any existing or future right of offset, claim or defense of Borrower against Lender, or any other Person, or against payment of the Debt by any Other Borrower, whether such right of offset, claim or defense arises in connection with the Debt (or the transactions creating the Debt) or otherwise.

(k) Merger. The reorganization, merger or consolidation of any Other Borrower into or with any other corporation or entity.

(l) Preference. Any payment by Borrower to Lender is held to constitute a preference under bankruptcy laws, or for any reason Lender is required to refund such payment or pay such amount to Borrower or someone else.

Section 11.3. Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to the Loan Documents, the Debt, or Other Borrower Collateral, whether or not such action or omission prejudices such Borrower Entity or increases the likelihood that such Borrower Entity will be required to pay the Debt pursuant to the terms hereof, it is the unambiguous and unequivocal intention of such Borrower Entity that such Borrower Entity shall be obligated to pay the Debt when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever pertaining to any Other Borrower or any Other Borrower Collateral, whether contemplated or not, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Debt.

Section 11.4. No Release or Novation. This Agreement constitutes an amendment and restatement of the Original Agreement and is not intended to and shall not extinguish any of the indebtedness or obligations of Borrower under the Note, the Original Loan Agreement or any other Loan Documents in such a manner as would constitute a release or novation of the original indebtedness or obligations of Borrower under the Note, the Original Loan Agreement or any other Loan Document, nor shall this Agreement affect or impair the priority of any liens created thereby or in connection therewith, it being the intention of the parties hereto to preserve all liens and security interests securing payment of the Note and the Debt, which liens and security interests are acknowledged by Borrower to be valid and subsisting against the Collateral and any other security or collateral for the Debt.

Section 11.5. Confirmation of Guarantor. By their signatures below, each of Guarantor (FF&E), Guarantor (Recourse Carveouts) and Guarantor (Operating Lease), and each of their respective successors and representatives, each hereby agree and consent to the amendment and restatement of the Original Agreement and the modification of the other Loan Documents pursuant to this Agreement (and the modification of each of the Original Operating Leases in accordance with the related First Amendment to Operating Lease dated as of the date hereof) and ratify and confirm all of the terms and provisions set forth in the Guaranty (FF&E), the Guaranty (Recourse Carveouts), the Original Environmental Indemnity and each Original Operating Lease Guaranty, as applicable, and each of the other Loan Documents to which they are a party, and each agrees that their respective obligations and liabilities under such agreements shall continue without impairment or limitation by reason of this Agreement. In addition to the aforementioned, each of Harrah’s LV Individual Borrower, Harrah’s Atlantic City Individual Borrower, Rio Individual Borrower and Flamingo Individual Borrower hereby ratify and confirm all of the terms and provisions set forth in the Original Environmental Indemnity, and each agrees that their respective obligations and liabilities under the Original Environmental Indemnity shall continue without impairment or limitation by reason of this Agreement.

Section 11.6. Confirmation of Original Borrower. By their signatures below, each of Original Tahoe Borrower and Original Showboat Borrower hereby ratify and confirm all of the indemnities set forth in that certain Environmental Indemnity Agreement, dated as of January 28, 2008, among Original Borrower, Guarantor and Lender in connection with the Original Loan and acknowledge and agree that their respective indemnities thereunder shall continue without impairment or limitation by reason of the Environmental Indemnity or otherwise for two (2) years following the date hereof (the “Termination Date”), except with respect to any claims against Original Tahoe Borrower and/or Original Showboat Borrower made prior to the Termination Date. Notwithstanding the aforementioned, except as provided in the preceding sentence, Lender acknowledges and agrees that Original Tahoe Borrower and Original Showboat Borrower are hereby released from any and all liability, claims and obligations under the Loan Documents (as such term is defined in the Original Loan Agreement) resulting from facts, acts or matters first occurring subsequent to the date hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

HARRAH’S LAS VEGAS PROPCO, LLC, a Delaware limited liability company

By:	/s/ Jonathan S. Halkyard
Name: Jonathan S. Halkyard
Title: President and Treasurer

HARRAH’S ATLANTIC CITY PROPCO, LLC, a Delaware limited liability company

By:	/s/ Jonathan S. Halkyard
Name: Jonathan S. Halkyard
Title: President and Treasurer

PARIS LAS VEGAS PROPCO, LLC, a Delaware limited liability company

By:	/s/ Jonathan S. Halkyard
Name: Jonathan S. Halkyard
Title: President and Treasurer

RIO PROPCO, LLC, a Delaware limited liability company

By:	/s/ Jonathan S. Halkyard
Name: Jonathan S. Halkyard
Title: President and Treasurer

FLAMINGO LAS VEGAS PROPCO, LLC, a Delaware limited liability company

By:	/s/ Jonathan S. Halkyard
Name: Jonathan S. Halkyard
Title: President and Treasurer

HARRAH’S LAUGHLIN PROPCO, LLC, a Delaware limited liability company

By:	/s/ Jonathan S. Halkyard
Name: Jonathan S. Halkyard
Title: President and Treasurer

LENDER:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Michael Mesard
Name: Michael Mesard
Title: Executive Director

Guarantor (FF&E), Guarantor (Recourse Carveouts) and Guarantor (Operating Lease), each hereby acknowledges and consents to the foregoing (including, without limitation, Section 11.4 and Section 11.5 hereof).

GUARANTOR (FF&E):

HARRAH’S ENTERTAINMENT, INC., a Delaware corporation

By:	/s/ Jonathan S. Halkyard
Name: Jonathan S. Halkyard
Title: Senior Vice President, Chief Financial Officer and Treasurer

GUARANTOR (RECOURSE CARVEOUTS):

HARRAH’S ENTERTAINMENT, INC., a Delaware corporation

By:	/s/ Jonathan S. Halkyard
Name: Jonathan S. Halkyard
Title: Senior Vice President, Chief Financial Officer and Treasurer

GUARANTOR (OPERATING LEASE):

HARRAH’S ENTERTAINMENT, INC., a Delaware corporation

By:	/s/ Jonathan S. Halkyard
Name: Jonathan S. Halkyard
Title: Senior Vice President, Chief Financial Officer and Treasurer

Original Tahoe Borrower and Original Showboat Borrower each hereby acknowledges and consents to Section 11.6 hereof.

ORIGINAL TAHOE BORROWER:

TAHOE PROPCO, LLC., a Delaware limited liability company

By:	/s/ Jonathan S. Halkyard
Name: Jonathan S. Halkyard
Title: President and Treasurer

ORIGINAL SHOWBOAT BORROWER:

SHOWBOAT ATLANTIC CITY PROPCO, LLC., a Delaware limited liability company

By:	/s/ Jonathan S. Halkyard
Name: Jonathan S. Halkyard
Title: President and Treasurer